Form 10-K, Exhibit 13
period 1997-12-31
ILLINOVA CORP
filed 1998-03-11
CIK 914755

1997 PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS
UNLOCKING THE POWER 1997

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement
Table of Contents

Notice of Annual Meeting                                2

Proxy Statement                                         3

Appendix: 1997 Annual Report to Shareholders          a-1

To the Shareholders
of Illinova Corporation:

Notice is Hereby Given that the Annual Meeting of Shareholders of Illinova Corporation ("Illinova") will be held at 10 a.m. Wednesday, April 8, 1998, at Shilling Community Education Center, Richland Community College, One College Park, Decatur, Illinois 62521, for the following purposes:

(1) To elect the Board of Directors for the ensuing year.

(2) To transact any other business which may properly come before the meeting or any adjournment.

Shareholders of record at the close of business on February 9, 1998, will be entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Leah Manning Stetzner,
General Counsel and Corporate Secretary

Decatur, Illinois
March 10, 1998

IMPORTANT

Illinova invites each of its approximately 35,000 shareholders to attend the Annual Meeting. Shareholders will be admitted on verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) at the admission desk. If you are unable to be present at the meeting, it is important that you sign and return the enclosed proxy, no matter how many shares you own. An envelope on which postage will be paid by Illinova is enclosed for that purpose.

     Return of your executed proxy will ensure that you are represented at the Annual Meeting. Your cooperation is appreciated.

PROXY STATEMENT

Solicitation and Revocation of Proxies

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Illinova, for use at the Annual Meeting of Shareholders to be held at Shilling Community Education Center, Richland
Community College, One College Park, Decatur, Illinois 62521, at 10 a.m. Wednesday, April 8, 1998, and at any adjournment thereof (the "Annual Meeting"). Any shareholder giving a proxy may revoke it at any time by giving a later proxy or by giving written notice of revocation to the Corporate Secretary of Illinova prior to the Annual Meeting. All duly executed proxies received prior to the Annual Meeting will be voted.

     Shares credited to the accounts of participants in Illinova's Investment Plus Plan and Illinois Power Company's Incentive Savings Plans will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of those plans.

Voting Rights

Shareholders of record at the close of business on Monday, February 9, 1998 (the "Record Date"), will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, Illinova had outstanding 71,701,937 shares of Common Stock. Shareholders who are present at the Annual Meeting in person or by proxy will be entitled to one vote for each share of Illinova's Common Stock which they held of record at the close of business on the Record Date.

     When  voting  for   candidates   nominated  to  serve  as  directors,   all
shareholders will be entitled to 11 votes (the number of directors to be elected) for each of their shares and may cast all of their votes for any one candidate whose name has been placed in nomination prior to the voting, or distribute their votes among two or more such candidates in such proportions as they determine. In voting on other matters presented for consideration at the Annual Meeting, each shareholder will be entitled to one vote for each share of Common Stock held of record at the close of business on the Record Date. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors.

Annual Report, Proxy and Proxy Statement

Accompanying this Proxy Statement, which includes Consolidated Financial Statements, is a Notice of Annual Meeting of Shareholders, a form of Proxy and the Summary Annual Report to Shareholders covering operations of Illinova for the year 1997. This Proxy Statement and accompanying documents are first being mailed to shareholders on or about March 10, 1998.

Board of Directors

Information Regarding the Board of Directors

The Board of Directors held eight Board meetings during 1997. Other than Mr. Adorjan, who joined the Board in August 1997, and Mr. Berry, who retired from the Board December 1, 1997, all directors attended at least 75 percent of the aggregate meetings of the Board and Committees of which they were members during 1997. The Board has three standing committees: the Audit Committee, the Finance Committee, and the Compensation and Nominating Committee.

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

     The Audit Committee met three times during 1997.

     This Committee consists of the following non-employee directors ("Outside Directors"): Robert M. Powers, Chairman, Richard R. Berry, C. Steven McMillan, Sheli Z. Rosenberg, Walter M. Vannoy, and Marilou von Ferstel.

Finance Committee

(1) Review management's cash flow forecasts, financial forecasts and financing program, and make recommendations to the Board regarding the approval of such plans; (2) review Illinova's banking relationships, short-term borrowing arrangements, dividend policies, arrangements with the transfer agent and registrar, investment objectives and the performance of Illinois Power's pension and other trust funds, evaluate fund managers, and make recommendations to the Board concerning such matters; (3) review Illinova's risk management programs, including insurance coverage, and make recommendations to the Board; and (4) act in an advisory capacity to management, the Board of Directors, and the Chairman, President and Chief Executive Officer on other financial matters as they may arise.

     The Finance Committee met three times during 1997.

     This Committee consists of the following members of the Board: Walter D. Scott, Chairman, J. Joe Adorjan, Richard R. Berry, Larry D. Haab, C. Steven McMillan, Sheli Z. Rosenberg, Marilou von Ferstel, and John D. Zeglis.

Compensation and
Nominating Committee

(1) Review performance and recommend salaries plus other forms of compensation of elected Illinova officers and the Board of Directors; (2) review Illinova's benefit plans for elected Illinova officers and make recommendations to the Board regarding any changes deemed necessary; (3) review with the Chairman, President and Chief Executive Officer any organizational or other personnel matters; and (4) recommend to the Board nominees to stand for election as director to fill vacancies on the Board of Directors as they occur.

     The Compensation and Nominating Committee will consider shareholders' recommendations for nominees for director made pursuant to timely notice in writing addressed to the Chairman of the Committee at the executive offices of Illinova. The recommendation should include a full description of the qualifications and business and professional experience of the proposed nominees and a statement of the nominees' willingness to serve. To be timely, the notice must be delivered to or mailed and received at the executive offices of Illinova not less than 90 nor more than 120 days prior to the Annual Meeting.

     The Compensation and Nominating Committee met seven times during 1997.

     This Committee consists of the following Outside Directors: Ronald L. Thompson, Chairman, J. Joe Adorjan, C. Steven McMillan, Robert M. Powers, Walter
D. Scott, Marilou von Ferstel, and John D. Zeglis.

Board Compensation

The Outside Directors of Illinova receive a retainer fee of $18,000 per year. Outside Directors who also chair Board Committees receive an additional $2,000, increased in February 1998 to $2,500, per year retainer. Outside Directors receive a grant of 650 shares of Common Stock on the date of each Annual Shareholders Meeting, representing payment in lieu of attendance-based fees for all Board and Committee meetings to be held during the subsequent one-year period. Outside Directors elected to the Board between Annual Shareholders Meetings are paid $850 for each Board and Committee meeting attended prior to the first Annual Shareholders Meeting after their election to the Board.

     Illinova had a Retirement Plan for Outside Directors. Under this plan, each Outside Director who attained age 65 and served on the Board for a period of 60 or more consecutive months was eligible for annual retirement benefits at the rate of the annual retainer fee in effect when the director retired. In 1996, the Board of Directors adopted a Comprehensive Deferred Stock Plan for Outside Directors, replacing the Retirement Plan. Each former Outside Director whose right to receive the retirement benefit had vested continues to receive such benefits in accordance with the terms of the Retirement Plan. All Outside Directors serving at the time this new plan was adopted were granted a lump sum amount based on the net present value of these benefits to them, were they to have retired under the Retirement Plan, based on the number of years they have served on the Board but not to exceed 10. This dollar amount was converted into stock units, based on the then market value of Illinova Common Stock, and placed into an account. The value of these stock units is to be paid out to the director in cash on termination of service, based on the then market value of Illinova Common Stock, plus dividend equivalents, in a lump sum or installments. In addition, each Outside Director receives an annual award of stock units having a value of $6,000, to be paid to the Outside Director in cash on retirement, at once or in installments as the director may elect, with the amount of such payment determined by multiplying the number of stock units in the account times the then market value of Illinova Common Stock, and adding the dividend equivalents attributable to such stock units.

     Pursuant to Illinova's Deferred Compensation Plan for Certain Directors, the Outside Directors may elect to defer all or any portion of their fees and stock grants until termination of their services as directors. Such deferred amounts are converted into stock units representing shares of Illinova's Common Stock with the value of each stock unit based on the last reported sales price of such stock. Additional credits are made to the participating director's account in dollar amounts equal to the dividends paid on Common Stock which the director would have received if the director had been the record owner of the shares represented by stock units, and these amounts are converted into additional stock units. On termination of the participating directors' services as directors, payment of their deferred fees and stock grants was made in shares of Common Stock in an amount equal to the aggregate number of stock units credited to their accounts. The plan was amended in 1997 to provide for a payout in cash instead of shares of Common Stock. Deferred amounts are still converted into stock units representing shares of Common Stock with the value of each stock unit based on the last reported sales price of such stock. Payment is made in cash, in a lump sum or installments, as soon as practical following a director's termination. The cash paid on termination equals the number of stock units times the share price at the close of market on the last business day of the month preceding termination. No other payments are made after service on the Board ceases.

Election of Directors

Illinova's entire Board of Directors is elected at each Annual Meeting of Shareholders. Directors hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. At the Annual Meeting a vote will be taken on a proposal to elect the 11 directors nominated by Illinova's Board of Directors. The names and certain additional information concerning each of the director nominees is set forth on the following pages. The dates shown for service as a director include service as a director of Illinois Power prior to the May 1994 restructuring in which Illinois Power became a subsidiary of Illinova. If any nominee should become unable to serve as a director, another nominee may be selected by the current Board of Directors. Walter M. Vannoy would normally have not been eligible for election as a director at the Annual Meeting of Shareholders pursuant to a Bylaw provision which mandates retirement from Board service at age 70. Because there is a current need for his nuclear expertise, the Board of Directors has elected to waive this requirement in Mr. Vannoy's case, and he has agreed to serve if elected.

BOARD OF DIRECTORS

Name of Director Nominee, Age,                               Year in Which First
Business Experience and                                       Elected a Director
Other Information                                                    of Illinova

J. Joe Adorjan, 59                                                          1997

Chairman and Chief Executive Officer of Borg-Warner Security Corporation, Chicago, Ill., a security systems services firm, since 1995. He was President of Emerson Electric Company from 1993 to 1995. Prior to that, he was Chairman and Chief Executive Officer of ESCO Electronics Corporation. He is a director of The Earthgrains Company, ESCO Electronics Corporation and Goss Graphics Systems, Inc.

Larry D. Haab, 60                                                           1986

Chairman, President, and Chief Executive Officer of Illinova since December 1993, and of Illinois Power since June 1991, and an employee of Illinois Power since 1965. He is a director of First Decatur Bancshares, Inc.; The First National Bank of Decatur; and Firstech, Incorporated.

C. Steven McMillan, 52                                                      1996

President, Chief Operating Officer, and Director of Sara Lee Corporation, Chicago, Ill., a global packaged food and consumer products company, since 1997. He was Executive Vice President of Sara Lee from 1993 to 1997 and Senior Vice President-Strategy Development from 1986 to 1993. He is Chairman of the Board of Electrolux Corporation.

Robert M. Powers, 66                                                        1984

From 1980 until retirement in December 1988, Mr. Powers was President and Chief Executive Officer of A. E. Staley Manufacturing Company, Decatur, Ill., a processor of grain and oil seeds. He is a director of A. E. Staley Manufacturing Company.

Sheli Z. Rosenberg, 56                                                      1997

President and Chief Executive Officer since 1994 and General Counsel 1980 to 1994 of Equity Group Investments, Inc., Chicago, Ill., a privately held business conglomerate holding controlling interests in nine publicly traded corporations involved in basic manufacturing, radio stations, retail, insurance, and real estate. She is a director of American Classic Voyages Company; Quality Food Centers, Inc.; Jacor Communications, Inc.; Anixter International, Inc.; Equity Office Properties Trust; Equity Residential Properties Trust; CVS Corporation; and Manufactured Home Communities, Inc.

Walter D. Scott, 66                                                         1990

Professor of Management and Senior Austin Fellow, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Ill., since 1988. He was Chairman of GrandMet USA from 1984 to 1986 and President and Chief Executive Officer of IDS Financial Services from 1980 to 1984. He is a director of Chicago Title and Trust Company, Chicago Title Insurance Company, Neodesic Corporation, Orval Kent Holding Company, Inc., and Intermatic Incorporated.

Joe J. Stewart, 59                                                          1998

President of BWX Technologies, Inc., formerly The Babcock & Wilcox Government Group, Lynchburg, Va., a diversified energy equipment and services company, and Executive Vice President of McDermott International, Inc. (parent of BWX Technologies, Inc. and The Babcock & Wilcox Company), since 1995. He was President and Chief Operating Officer of The Babcock and Wilcox Company and Executive Vice President of McDermott International, Inc., from 1993 to 1995 and Executive Vice President of the Power Generation Group of The Babcock and Wilcox Company from 1987 to 1993.

Ronald L. Thompson, 48                                                      1991

Chairman and Chief Executive Officer of Midwest Stamping and Manufacturing Co., Bowling Green, Ohio, a manufacturer of automotive parts, since 1993. He was President and Chief Executive Officer and a director of The GR Group, Inc., St. Louis, Mo., from 1980 to 1993. He is a director of Teachers Insurance and Annuity Association, and Ryerson Tull.

Walter M. Vannoy, 70                                                        1990

Chairman until retirement in May 1995 and Chief Executive Officer from May 1994 until January 1995 of Figgie International, Inc., Willoughby, Ohio, a diversified operating company serving consumer, industrial, technical, and service markets world-wide. From 1980 to 1988 he was President and Chief Operating Officer, Babcock and Wilcox, and Vice Chairman of McDermott International.

Marilou von Ferstel, 60                                                     1990

Executive Vice President and General Manager of Ogilvy Adams & Rinehart, Inc., a public relations firm in Chicago, Ill., from June 1990 until retirement in April 1997. She was Managing Director and Senior Vice President of Hill and Knowlton, Chicago, Ill., from 1981 to 1990. She is a director of Walgreen Company.

John D. Zeglis, 50                                                          1993

President of AT&T, Basking Ridge, N.J., a diversified communications company, since October 1997. He was Vice Chairman from June 1997 to October 1997, Senior Executive Vice President and General Counsel, from 1995 to June 1997 and Senior Vice President - General Counsel and Government Affairs from 1989 to 1995. He is a director of the Helmerich & Payne Corporation.

Security Ownership of Management and
Certain Beneficial Owners

The table below shows shares of Illinova Common Stock beneficially owned as of January 31, 1998, by each director nominee, executive officers named in the Summary Compensation Table, and entities owning more than 5 percent.

                                     Number         Number of Stock
                                    of Shares       Units in Deferred
    Name of                        Beneficially      Compensation       Percent
Beneficial Owner                   Owned (1)(2)         Plans           of Class

J. Joe Adorjan                               0               0              (3)
Larry D. Haab                           68,250               0              (3)
C. Steven McMillan                       1,300             289              (3)
Robert M. Powers                         8,550             289              (3)
Sheli Z. Rosenberg                           0           1,539              (3)
Walter D. Scott                          5,150             289              (3)
Joe J. Stewart                               0               0              (3)
Ronald L. Thompson                       3,677           3,275              (3)
Walter M. Vannoy                         5,010             289              (3)
Marilou von Ferstel                      4,420           1,603              (3)
John D. Zeglis                           2,626           1,603              (3)
Paul L. Lang                            21,216               0              (3)
Larry F. Altenbaumer                    13,092               0              (3)
John G. Cook                            11,894               0              (3)
Robert A. Schultz                        8,551               0              (3)
Hotchkis & Wiley (4)                 6,321,233                              8.8%
Merrill Lynch Asset
Management, L.P.(5)                  6,321,253                              8.8%
State of Michigan
Retirement Systems(6)                3,714,300                             5.18%

(1) With sole voting and/or investment power.

(2) Includes the following shares issuable pursuant to stock options exercisable March 31, 1998: Mr. Haab, 56,900; Mr. Lang, 17,800; Mr. Altenbaumer, 17,800; Mr.
Cook, 9,900; and Mr. Schultz, 6,750.

(3) No director or executive officer owns any other equity securities of Illinova or as much as 1% of the Common Stock. As a group, directors and executive officers of Illinova and Illinois Power own 187,021 shares of Common Stock (less than 1%).

(4) With sole voting and dispositive power, as of January 31, 1998, Hotchkis & Wiley, 800 W. 6th Street, 5th Floor, Los Angeles, CA 90017.

(5) With shared voting and dispositive power, per February 2, 1998, Schedule 13G, Merrill Lynch Asset Management, L.P., 800 Scudders Mill Road, Plainsboro, NJ 08536.

(6) With sole voting and dispositive power, as of January 31, 1998, State of Michigan Retirement Systems, 430 W. Allegan, Lansing, MI 48909.

Executive Compensation

The following table sets forth a summary of the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Illinova subsidiaries for the years indicated. The compensation shown includes all compensation paid for service to Illinova and its subsidiaries, including Illinois Power, Illinova Generating Company, and Illinova Energy Partners.

                                                     Summary Compensation Table
                                                                                                    Long-Term Compensation
                                                           Annual Compensation                      Awards
                                                                                Other     Restricted     Securities       All Other
                                                                 Bonus          Annual    Stock Awards   Underlying     Compensation
Name and Principal Position            Year       Salary          (1)        Compensation     (2)         Options           (3)

Larry D. Haab                          1997      $514,952       $41,840      $ 16,557      $ 41,840      20,000 shs.        $2,614
  Chairman, President and              1996       493,709        69,267        15,973        69,267      22,000 shs.         2,615
  Chief Executive Officer of           1995       472,250        91,144        19,088        91,144      20,000 shs.         2,550
  Illinova and Illinois Power

Paul L. Lang                           1997      $242,325      $ 10,602      $  8,305      $ 10,601       6,500 shs.        $2,615
  Senior Vice President                1996       233,450        19,747         8,863        19,747       6,500 shs.         2,595
  of Illinois Power                    1995       222,812        23,841         8,265        23,841       6,500 shs.         2,510

Larry F. Altenbaumer                   1997      $232,048       $ 8,992      $  9,521      $  8,992       6,500 shs.        $1,985
  Chief Financial Officer,             1996       222,374        19,832         8,459        19,832       7,500 shs.         1,976
  Treasurer and Controller             1995       204,937        20,391         7,686        20,391       6,500 shs.         2,378
  of Illinova, and Senior
  Vice President and Chief
  Financial Officer of
  Illinois Power

John G. Cook                           1997      $203,413      $     -       $  7,642      $     -        6,000 shs.       $ 2,575
  Senior Vice President                1996       196,474       16,293          7,409        16,293       6,500 shs.         2,575
  and former chief nuclear             1995       179,069       16,620          6,930        16,620       4,500 shs.         2,530
  officer of Illinois Power

Robert A. Schultz                      1997      $185,560      $     -       $  8,480      $      -       6,000 shs.       $ 2,214
  Vice President of Illinois           1996       176,170       23,604          6,957        23,604       6,500 shs.         2,114
  Power, formerly President            1995       150,000       20,539          7,316        20,639       4,000 shs.         2,584
  of Illinova Energy Partners

(1) The amounts shown in this column are the cash award portion of grants made to these individuals under the Executive Incentive Compensation Plan ("Compensation Plan") for 1997, including amounts deferred under the Executive Deferred Compensation Plan. See the Compensation Plan description in footnote (2) below.

(2) This table sets forth stock unit awards for 1997 under the Compensation Plan. One-half of each year's award under this plan is converted into stock units representing shares of Illinova Common Stock based on the closing price of Common Stock on the last trading day of the award year. The other one-half of the award is cash and is included under Bonus in the Summary Compensation Table. Stock units awarded in a given year, together with cash representing the accumulated dividend equivalents on those stock units, become fully vested after a three-year holding period. Stock units are converted into cash based on the closing price of Common Stock on the first trading day of the distribution year. Participants (or beneficiaries of deceased participants) whose employment is terminated by retirement on or after age 55, disability, or death receive the present value of all unpaid awards on the date of such termination. Participants whose employment is terminated for reasons other than retirement, disability, or death forfeit all unvested awards. In the event of a termination of employment within two years after a change in control of Illinova, without good cause or by any participant with good reason, all awards of the participant become fully vested and payable. As of December 31, 1997, named executive officers were credited with the following total aggregate number of unvested stock units under the Compensation Plan since its inception, valued on the basis of the closing price of Common Stock on December 31, 1997: Mr. Haab, 7,619 units valued at $205,241; Mr. Lang, 2,044 units valued at $55,071; Mr. Altenbaumer, 1,862 units valued at $50,151; Mr. Cook, 1,250 units valued at $33,685; Mr. Schultz, 1,509 units valued at $40,635. Although stock units have been rounded, valuation is based on total stock units, including partial shares.

(3) The amounts shown in this column are Illinois Power's contributions under the Incentive Savings Plan (including the market value of shares of Illinova Common Stock at the time of allocation).

The following tables summarize grants during 1997 of stock options under Illinova's 1992 Long-Term Incentive Compensation Plan ("LTIC") and awards outstanding at year end for the individuals named in the Summary Compensation Table.

                                                           Option Grants In 1997


                           Individual Grants

                  Number of Securities      % of Total Options
                  Underlying Options        Granted to Employees       Exercise or Base                               Grant Date
                       Granted (1)                   in 1997          Price Per Share (1)       Expiration Date    Present Value (2)
Larry D. Haab            20,000                       24%                    $26.125             2/12/2007              $107,200

Paul L. Lang              6,500                        8%                     26.125             2/12/2007                34,840

Larry F. Altenbaumer      6,500                        8%                     26.125             2/12/2007                34,840

John G. Cook              6,000                        7%                     26.125             2/12/2007                32,160

Robert A. Schultz         6,000                        7%                     26.125             2/12/2007                32,160

(1) Each option becomes exercisable on February 12, 2000. In addition to the specified expiration date, the grant expires on the first anniversary of the recipient's death and/or 5 years following date of retirement, and is not exercisable in the event a recipient's employment terminates. In the event of certain change-in-control circumstances, the Compensation and
     Nominating Committee may declare the option immediately exercisable. The exercise price of each option is equal to the fair market value of the Common Stock on the date of the grant. Recipients shall also receive, on or shortly after February 12, 2000, a target performance award, determined by calculating the difference between the return earned by Illinova on its invested capital and its cost of capital (the "spread"), then comparing this spread to that of a peer group and reducing or increasing the target award depending on Illinova's relative performance, but not reducing the payment below zero. The target award is equal to one-half of the mid-point of compensation for each officer's salary grade (a market-based number) times a percentage, determined by the Compensation and Nominating Committee. In 1997 those percentages ranged between 20 and 45 percent. At the discretion of the Board of Directors, the foregoing payment may be made in the form of Illinova Common Stock of equivalent value based on the average New York Stock Exchange price of the stock during February 2000, or in cash.

(2) The Grant Date Present Value has been calculated using the Black-Scholes option pricing model. Disclosure of the Grant Date Present Value, or the potential realizable value of option grants assuming 5% and 10% annualized growth rates, is mandated by regulation; however, Illinova does not necessarily view the Black-Scholes pricing methodology, or any other present methodology, as a valid or accurate means of valuing stock option grants. The calculation was based on the following assumptions: (i) As of the grant date, Illinova's calculated Black-Scholes ratio was .2248. After discounting for risk of forfeiture at three percent per year over Illinova's three-year vesting schedule, the ratio is reduced to .2052; (ii) An annual dividend yield on Illinova Common Stock of 4.11%; (iii) A risk-free interest rate of 6.57%, based on the yield of a zero-coupon government bond maturing at the end of the option term; and (iv) Stock volatility of 19.54%.

                              Aggregated Option and Fiscal Year-End Option Value Table

                        Number of Securities Underlying Unexercised                 Value of Unexercised In-the-Money
                                 Options at Fiscal Year-End                           Options at Fiscal Year-End
Name                             Exercisable/Unexercisable                            Exercisable/Unexercisable
Larry D. Haab                    56,900 shs./62,000 shs.                                  $237,414/$57,400

Paul L. Lang                     17,800 shs./19,500 shs.                                   $75,148/$18,655

Larry F. Altenbaumer             17,800 shs./20,500 shs.                                   $75,148/$18,655

John G. Cook                      9,900 shs./17,000 shs.                                   $43,634/$14,130

Robert A. Schultz                 6,750 shs./16,500 shs                                    $29,165/$13,100

Pension Benefits

Illinois Power maintains a Retirement Income Plan for Salaried Employees (the "Retirement Plan") providing pension benefits for all eligible salaried employees. In addition to the Retirement Plan, Illinois Power also maintains a nonqualified Supplemental Retirement Income Plan for Salaried Employees (the "Supplemental Plan") that covers certain officers eligible to participate in the Retirement Plan and provides for payments from general funds of Illinois Power of any monthly retirement income not payable under the Retirement Plan because of benefit limits imposed by law or because of certain Retirement Plan rules limiting the amount of credited service accrued by a participant.

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

                    Estimated Annual Benefits (rounded)
   Annual   15 Yrs.    20 Yrs.    25 Yrs.    30 Yrs.    35 Yrs.
  Average  Credited   Credited   Credited   Credited   Credited
 Earnings   Service    Service    Service    Service    Service

$125,000   $ 37,500   $ 50,000   $ 62,500   $ 75,000   $ 87,500

 150,000     45,000     60,000     75,000     90,000    105,000

 175,000     52,500     70,000     87,500    105,000    122,500

 200,000     60,000     80,000    100,000    120,000    140,000

 250,000     75,000    100,000    125,000    150,000    175,000

 300,000     90,000    120,000    150,000    180,000    210,000

 350,000    105,000    140,000    175,000    210,000    245,000

 400,000    120,000    160,000    200,000    240,000    280,000

 450,000    135,000    180,000    225,000    270,000    315,000

 500,000    150,000    200,000    250,000    300,000    350,000

 550,000    165,000    220,000    275,000    330,000    385,000

 600,000    180,000    240,000    300,000    360,000    420,000

 650,000    195,000    260,000    325,000    390,000    455,000

 700,000    210,000    280,000    350,000    420,000    490,000

     The earnings used in determining pension benefits under the Retirement Plan are the participants' regular base compensation, as set forth under Salary in the Summary Compensation Table.

     At December 31, 1997, for purposes of both the Retirement Plan and the Supplemental Plan, Messrs. Haab, Lang, Altenbaumer, Cook and Schultz had completed 32, 16, 25, 23 and 16 years of credited service, respectively.

Employee Retention Agreements

Illinova has entered into Employee Retention Agreements with each of its executive officers and with officers of its subsidiaries. Under each agreement, the officer would be entitled to receive a lump sum cash payment if his or her employment were terminated without good cause or voluntarily by the officer for good reason within two years following a change in control of Illinova (as defined in the Agreement) or terminated prior to a change of control at the request of a potential acquirer. The amount of the lump sum payment would be equal to (1) 36 months' salary at the greater of the officer's salary rate in effect on the date the change in control occurred or the salary rate in effect on the date the officer's employment with Illinova terminated; plus (2) three times the latest bonus earned by the officer during the three calendar years preceding termination of employment. Under the agreement, the officer would continue, after any such termination of employment, to participate in and receive benefits under other benefit plans of Illinova. Such coverage would continue for 36 months following termination of employment, or, if earlier, until the officer reached age 65 or was employed by another employer; provided that, if the officer was 50 years of age or older at the time of such termination, then coverage under health, life insurance and similar welfare plans would continue until the officer became 55 years of age, at which time he or she would be eligible to receive the benefits extended to the employees of Illinova who elect early retirement.

Compensation and Nominating Committee
Report on Officer Compensation

The seven-member Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Outside Directors. The Committee's role includes an assessment of Illinova's Compensation Strategy, a review of the performance of the elected officers and the establishment of specific officer salaries subject to Board approval. The Committee establishes performance goals for the officers under the Compensation Plan, approves payments made pursuant to the Compensation Plan and recommends grants under the Long-Term Incentive Compensation Plan approved by the shareholders in 1992. The Committee also reviews other forms of compensation and benefits making recommendations to the Board on changes whenever appropriate. The Committee carries out these responsibilities with assistance from an executive compensation consulting firm and with input from the Chief Executive Officer and management as it deems appropriate.

Officer Compensation Philosophy

Illinova's compensation philosophy reflects a commitment to compensate officers competitively with other companies while rewarding executives for achieving levels of operational and financial excellence consistent with continuous improvement. Illinova's current compensation policy is to provide a total compensation opportunity targeted to the median of all utilities in the Edison Electric Institute (EEI) database. All but one of the electric power companies in the S&P Utilities Index are also in the EEI database. The S&P Utilities Index is used to relate Illinova's shareholder value in the following performance graphs. The S&P index covers the industry broadly including electric and gas utilities. After careful consideration, the Committee has decided to maintain a separate compensation peer group limited to electric or combination electric and gas companies for reference purposes. While the philosophy described above was used by Illinova in 1997 as an indicator of future utility pay practices, as the industry migrates toward deregulation and diversification, it is anticipated that the company will broaden its competitive reference beyond the regulated utility industry in order to compete sufficiently for talent in the deregulated environment of the future.

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

Base Salary Plan

The Committee determines base salary ranges for executive officers based on competitive pay practices of similarly sized utilities. Officer salaries correspond to approximately the median of the companies in the compensation peer group. Individual increases are based on several factors, including the officer's performance during the year, the relationship of the officer's salary to the market salary level for the position and competitive industry salary increase practices.

Annual Incentive Compensation Plan

Annual incentive awards are earned based on the achievement of specific annual financial and operational goals by the Illinois Power officer group as a whole and consideration of the officer's individual contribution. If payment is earned under this Plan, one-half of the bonus is payable in cash during the year following the award year, and one-half is credited to the participants in the form of Common Stock units, the number of which is determined by dividing half of the earned bonus amount by the closing price of the Common Stock on the last trading day of the award year. The officer's interest in the stock units vests at the end of the three-year period, which begins the year after the award year. The officer receives this award in cash equal to (1) the closing stock price on the first trading day of the distribution year times the number of units held plus (2) dividend equivalents that would have been received if the stock had actually been issued. Maximum awards under the plan may be up to 150 percent of target; threshold awards are 50 percent of target.

     For Illinois Power officers, 1997 awards under the Compensation Plan are based on achievement in the performance areas: earnings per share, customer satisfaction, safety and employee teamwork, cost management and shareholder value added. Up to 50 percent of the awarded amount is based on an assessment of the individual officer's performance during the year.

     Awards shown under Bonus in the Summary Compensation Table for performance during 1997 were based on achievement of officer's individual goals. There was no payout for the identified performance areas.

     For the unregulated subsidiaries, Illinova Generating and Illinova Energy Partners, 1997 officer awards were based on achievement of specific marketing objectives and earnings objectives of the units. Up to 50 percent of the awarded amount is based on an assessment of the individual officer's performance during the year.

Long-Term Incentive Compensation (LTIC) Plan

     Awards under the LTIC plan are based on corporate performance as well as individual officer's contributions to corporate performance subject to the review of this Committee. In 1997, it was determined that awards under the LTIC plan be delivered in two components. One-half of each officer's LTIC plan award is delivered in the form of stock options granted at fair market value. The stock options granted to the officers for 1997 represent an award based on Illinova and individual performance as evaluated by the Chairman and reviewed by the Committee. The other half of the LTIC plan award is distributed to officers in cash based upon Illinova's Shareholder Value-Added (SVA) performance relative to a peer group of utility companies, as measured in overlapping three-year periods. SVA measures Illinova's return on the Company's weighted average cost of capital. SVA performance at the median of the peer group will result in target award levels. Performance above the median will result in payouts greater than target to a maximum of two times target; performance significantly below the median results in no payouts. Since 1996 represented the first year of the SVA plan's first three-year measurement cycle, no awards are due to be paid out under the plan until 1999.

CEO Compensation

     Larry Haab became Chairman, President, and Chief Executive Officer ("CEO") of Illinois Power on June 12, 1991, and Chairman, President and Chief Executive Officer of Illinova in December 1993. Illinova based Mr. Haab's 1997 compensation on the policies and plans described above.

     The Committee invokes the active participation of all non-management directors in reviewing Mr. Haab's performance before it makes recommendations regarding his compensation. The Committee is responsible for administering the processes for completing this review. The process starts early in the year when the Board of Directors works with Mr. Haab to establish his personal goals and short- and long-term strategic goals for Illinova. At the conclusion of the year, Mr. Haab reviews his performance with the non-management directors. The Committee oversees this review and recommends to the Board appropriate adjustments to compensation. In setting the CEO's salary for 1997, the Committee, with the participation of all Outside Directors determined that Mr. Haab had provided very strong leadership in promoting electric deregulation in the State of Illinois. The continuing outage at the Clinton Power Station was a major setback. Significant progress was made in advancing other strategic objectives of the Company.

     The 1997 Annual Incentive Compensation Plan award for the Chief Executive Officer was calculated consistent with the determination of awards for all other Illinois Power officers. Under the terms of the plan, one-half of the award was paid in cash and one-half was converted to 1,539 stock units which vest over a three-year period as described above.

     The 20,000 option shares granted to the CEO reflect the Committee's recognition of this work in directing Illinova towards its long-term objectives.

Compensation and Nominating Committee

Ronald L. Thompson, Chairman
J. Joe Adorjan
C. Steven McMillan
Robert M. Powers
Walter D. Scott
Marilou von Ferstel
John D. Zeglis

Stock Performance Graphs

The following performance graphs compare the cumulative total shareholder return on Illinova's Common Stock to the cumulative total return on the S&P 500 Index, S&P MidCap 400 Index and S&P Utilities Index from (i) December 31, 1992, through December 31, 1997, and (ii) December 31, 1994, through December 31, 1997.

Comparison of Five-Year Cumulative Total Return

Among Illinova, S&P 500, S&P Midcap 400, and S&P Utilities

     Assumes $100 invested on December 31, 1992, in Illinova Common Stock, S&P 500 Index, S&P MidCap 400 Index, and S&P Utilities Index.

     Fiscal year ended December 31.

Comparison of Three-Year Cumulative Total Return

Among Illinova, S&P 500, S&P Midcap 400, and S&P Utilities

     Assumes $100 invested on December 31, 1994, in Illinova Common Stock, S&P 500 Index, S&P MidCap 400 Index, and S&P Utilities Index.

     Fiscal year ended December 31.

Independent Auditors

The Board of Directors of Illinova has selected Price Waterhouse LLP as independent auditors for Illinova for 1998. A representative of that firm will be present at the Annual Meeting and available to make a statement and to respond to questions.

Other Matters

Illinova's 1997 Summary Annual Report to Shareholders was mailed to shareholders commencing on or about March 10, 1998. Copies of Illinova's Annual Report on Form 10-K will be available to shareholders, after its filing with the Securities and Exchange Commission on or before March 31, 1998. Requests should be addressed to Investor Relations, G-21, Illinova Corporation, 500 South 27th Street, Decatur, Illinois 62525-1805.

     Any proposal by a shareholder to be presented at the next Annual Meeting must be received at Illinova's executive offices not later than November 12, 1998.

Other Business

Management does not know of any matter which will be presented for consideration at the Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting.

By Order of the Board of Directors,

Leah Manning Stetzner,
General Counsel and Corporate Secretary

Decatur, Illinois
March 10, 1998

APPENDIX: 1997 ANNUAL REPORT TO SHAREHOLDERS

Table of Contents

Management's Discussion and Analysis                   a-2

Responsibility for Information                        a-10

Report of Independent Accountants                     a-10

Consolidated Statements of Income                     a-11

Consolidated Balance Sheets                           a-12

Consolidated Statements of Cash Flows                 a-13

Consolidated Statements of Retained Earnings          a-13

Notes to Consolidated Financial Statements            a-14

Selected Consolidated Financial Data                  a-32

Selected Illinois Power Company Statistics            a-33

Abbreviations Used Throughout this Report

AFUDC            Allowance for Funds Used
                 During Construction

Baldwin          Baldwin Power Station

Clinton          Clinton Power Station

DOE              Department of Energy

EITF             Emerging Issues Task Force of the
                 Financial Accounting Standards Board

EMF              Electric and Magnetic Fields

EPS              Earnings Per Share

ESOP             Employees' Stock Ownership Plan

FAS              Statement of Financial
                 Accounting Standards

FASB             Financial Accounting Standards Board

FERC             Federal Energy Regulatory Commission

Fuel Company     Illinois Power Fuel Company

HB 362           House Bill 362, An Act in Relation
                 to the Competitive Provision of
                 Utility Services

ICC              Illinois Commerce Commission

IEP              Illinova Energy Partners, Inc.

IGC              Illinova Generating Company

IIC              Illinova Insurance Company

Illinova         Illinova Corporation

IP               Illinois Power Company

IPFI             Illinois Power Financing I

IPMI             Illinova Power Marketing, Inc.

ISA              Integrated Safety Assessment

kw               Kilowatt

kwh              Kilowatt-Hour

MGP              Manufactured-Gas Plant

MIPS             Monthly Income Preferred Securities

MW               Megawatt

MWH              Megawatt-Hour

NOPR             Notice of Proposed Rulemaking

NOx              Nitrogen Oxide

NRC              Nuclear Regulatory Commission

PCA              Power Coordination Agreement

PECO             PECO Energy Company

S&P              Standard & Poor's

SO2              Sulfur Dioxide

Soyland          Soyland Power Cooperative, Inc.

TOPrS            Trust Originated Preferred Securities

UFAC             Uniform Fuel Adjustment Clause

UGAC             Uniform Gas Adjustment Clause

U.S. EPA         United States Environmental
                 Protection Agency

Vermilion         Vermilion Power Station

Wood River        Wood River Power Station

MANAGEMENT'S DISCUSSION AND ANALYSIS

In this report, we refer to the Consolidated Financial Statements, related Notes to Consolidated Financial Statements, Selected Consolidated Financial Data and Selected Illinois Power Company Statistics for information concerning consolidated financial position and results of operations. This report contains estimates, projections and other forward-looking statements that involve risks and uncertainties. Actual results or outcomes could differ materially as a result of such important factors as: the outcome of state and federal regulatory proceedings affecting the restructuring of the electric and gas utility industries; the impacts new laws and regulations relating to restructuring, environmental, and other matters have on Illinova and its subsidiaries; the effects of increased competition on the utility businesses; risks of owning and operating a nuclear facility; changes in prices and cost of fuel; factors affecting non-utility investments, such as the risk of doing business in foreign countries; construction and operation risks; and increases in financing costs. Below is discussion of the factors having significant impact on consolidated financial position and results of operations since January 1, 1995.

Illinova Subsidiaries

The Consolidated Financial Statements include the accounts of Illinova Corporation, a holding company; Illinois Power Company, a combination electric and gas utility; Illinova Generating Company, which invests in energy-related projects throughout the world; Illinova Energy Partners, Inc., which develops and markets energy-related services throughout the United States and Canada; and Illinova Insurance Company, whose purpose is to insure the risks of the subsidiaries of Illinova and risks related to or associated with their business enterprises. On February 12, 1997, the Illinova Board of Directors approved a merger of Illinova Energy Partners, Inc. and Illinova Power Marketing, Inc., another Illinova subsidiary. In the merger, Illinova Power Marketing, Inc. was the surviving entity but changed its name to Illinova Energy Partners, Inc. Illinova Generating Company and Illinova Energy Partners, Inc. are wholly owned subsidiaries of Illinova. Illinois Power has preferred shares outstanding, but its common stock is wholly owned by Illinova. See "Note 2 - Illinova Subsidiaries" for additional information.

Open Access and Wheeling

On March 29, 1995, the FERC issued a NOPR initiating the process of mandating non-discriminatory open access to public utility transmission facilities at cost-based rates. Transmission of electricity for a reseller or redistributor of energy is called wholesale wheeling. Transmission of electricity for end-use customers is known as retail wheeling.

     On April 24, 1996, FERC issued Orders 888 and 889 which established the Final Rule resulting from the NOPR. The Orders became effective July 9, 1996. The Rule requires all public utilities under FERC jurisdiction that own transmission facilities to file transmission service tariffs that comply with Pro Forma Tariffs attached to the Orders. FERC also requires that all wholesale sales made by a utility provide for transmission of the power under the prescribed terms and conditions. IP made a compliance filing as required on July 9, 1996, which has been accepted by FERC.

     Public utilities serving customers at retail are not required, at this time, to use FERC-mandated terms and conditions. FERC does not require public utilities to give retail customers access to alternate energy suppliers or direct transmission service.

     The  move  to  open  access  transmission   service  likely  will  increase
competition in the wholesale energy market, but this alone is not expected to have a significant financial impact.

Competition

On December 16, 1997, Illinois Governor Edgar signed electric deregulation legislation. HB 362 guarantees IP's residential customers a 15 percent decrease in base electric rates beginning August 1, 1998, and an additional 5 percent decrease effective on May 1, 2002. The rate decreases are expected to result in revenue reductions of approximately $40 million in 1998, approximately $80 million in each of the years 1999 through 2001 and approximately $100 million in 2002, based on current consumption. Customers with demand greater than 4 MW at a single site will be free to choose their electric generation supplier ("direct access") starting October 1999. Customers with at least 10 sites which aggregate at least 9.5 MW in total demand also will have direct access starting October 1999. Direct access for the remaining non-residential customers will occur in two phases: customers representing one-third of the remaining load in the non-residential class in October 1999 and customers representing the entire remaining non-residential load on December 31, 2000. Direct access will be available to all residential customers in May 2002. IP remains obligated to serve all customers who continue to take service from IP at tariff rates, and remains obligated to provide delivery service to all at regulated rates.

     Although the specified residential rate reductions and the introduction of direct access will lead to lower electric service revenues, HB 362 is designed to protect the financial integrity of electric utilities in three principal ways:

1) Departing customers are obligated to pay transition charges, based on the utility's lost revenue from that customer, adjusted to deduct: 1) delivery charges the utility will continue to receive from the customer, and 2) the market value of the freed-up energy net of a mitigation factor (i.e., percentage reduction of the transition charge amount). The mitigation factor is designed to provide incentive for management to continue cost reduction efforts and generate new sources of revenue;

2) Utilities are provided the opportunity to lower their financing and capital costs through the issuance of "securitized" bonds; and

3) Utilities are permitted to seek rate relief in the event that the change in law leads to their return on equity falling below a specified minimum based on a prescribed test.

     The extent to which revenues are lowered will depend on a number of factors including future market prices for wholesale and retail energy, and load growth and demand levels in the current IP service territory. The impact on net income will depend on, among other things, the amount of revenues earned and the ongoing costs of doing business.

     In 1996, IP received approval from both the ICC and FERC to conduct an open access experiment beginning in 1996 and ending on December 31, 1999. The experiment allows certain industrial customers to purchase electricity and related services from other sources. Currently, 17 customers are participating in the experiment. Since its inception, the experiment has cost IP approximately $11.2 million in lost revenue net of avoided fuel cost and variable operating expenses. This loss was partially offset by selling the surplus energy and capacity on the open market and by $2.7 million in transmission service charges.

Accounting Matters

Prior to the passage of HB 362, IP prepared its consolidated financial statements in accordance with FAS 71, "Accounting for the Effects of Certain Types of Regulation." Reporting under FAS 71 allows companies whose service obligations and prices are regulated to maintain on their balance sheets assets representing costs they expect to recover from customers, through inclusion of such costs in their future rates. In July 1997, the EITF concluded that application of FAS 71 accounting should be discontinued at the date of enactment of deregulation legislation for business segments for which a plan of deregulation has been established. The EITF further concluded that regulatory assets and liabilities that originated in the portion of the business being deregulated should be written off unless their recovery is specifically provided for through future cash flows from the regulated portion of the business.

     Because HB 362 provides for market-based pricing of electric generation services, IP discontinued application of FAS 71 for its generating segment. IP evaluated its regulatory assets and liabilities associated with its generation segment and determined that recovery of these costs was not probable through rates charged to transmission and distribution customers, the regulated portion of the business.

     IP wrote off generation-related regulatory assets and liabilities of approximately $195 million (net of income taxes) in December 1997. These net assets related to previously incurred costs that were expected to be collected through future revenues, including deferred costs for Clinton, unamortized losses on reacquired debt, recoverable income taxes and other generation-related regulatory assets. At December 31, 1997, IP's net investment in generation facilities was $3.5 billion and was reflected in "Utility Plant, at Original Cost" on IP's balance sheet.

     In addition, IP evaluated its generation segment plant investments to determine if they had been impaired as defined in FAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This evaluation determined that future revenues were expected to be sufficient to recover the costs of its generation segment plant investments and as a result, no plant write-downs were necessary. However, ultimate recovery depends on a number of factors and variables including market conditions and IP's ability to operate its generation assets efficiently.

     The provisions of HB 362 allow an acceleration in the rate at which any utility-owned assets are expensed without regulatory approval provided such charges are consistent with generally accepted accounting principles. Under this legislation, up to an aggregate of $1.5 billion in additional expense for the generation-related assets could be accelerated through the year 2008. This reduction in the net book value of IP's generation- related assets should help position IP to operate competitively and profitably in the changing business environment. This accelerated charge would have a direct impact on earnings but not on cash flows.

     The FASB continues to review the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning. See "Note 4
- Commitments and Contingencies" for a discussion of decommissioning.

     See "Note 1 - Summary of Significant Accounting Policies" for a discussion of other accounting issues.

Regulatory Matters

In September 1996, a leak in a recirculation pump seal caused IP operations personnel to shut down Clinton. Clinton has not resumed operation.

     In January 1997 and again in June 1997, the NRC named Clinton among plants having a trend of declining performance. In June 1997, IP committed to conduct an ISA to thoroughly assess Clinton's performance. The ISA was conducted by a team of 30 individuals with extensive nuclear experience and no substantial previous involvement at Clinton. Their report concluded that the underlying reasons for the performance problems at Clinton were ineffective leadership throughout the organization in providing standards of excellence, complacency throughout the organization, barrier weaknesses and weaknesses in teamwork. In late October, a team commissioned by the NRC performed an evaluation to validate the ISA results. In December, this team concluded that the findings of the ISA accurately characterized Clinton's performance deficiencies and their causes.

     On January 5, 1998, IP and PECO announced an agreement under which PECO will provide management services for Clinton. Although a PECO team will help manage the plant, IP will continue to maintain the operating license for Clinton and retain ultimate oversight of the plant. PECO employees will assume senior positions at Clinton, but the plant will remain primarily staffed by IP employees. IP made this decision based on a belief that bringing in PECO's experienced management team would be the most efficient way to get Clinton back on line and operating at a superior level as quickly as possible.

     On January 21, 1998, the NRC placed Clinton on its Watch List of nuclear plants that require additional regulatory oversight because of declining performance. Twice a year the NRC evaluates the performance of nuclear power plants in the United States and identifies those which require additional regulatory oversight. Once placed on the Watch List a plant must demonstrate consistent improved performance before it is removed from the list. The NRC will monitor Clinton more closely than plants not on the Watch List. This may include increased inspections, additional required documentation, NRC-required approval of processes and procedures, and higher-level NRC oversight.

     The NRC has advised IP that it must submit a written report to the NRC at least two weeks prior to restarting Clinton, giving the agency reasonable assurance that IP's actions to correct recurring weaknesses in the corrective action program have been effective. After the report is submitted, the NRC staff plans to meet with IP's management to discuss the plant's readiness for restart.

     In March 1997, the NRC issued an order approving transfer to IP of the Clinton operating license related to Soyland's 13.2% ownership, in connection with the transfer from Soyland to IP of all of Soyland's interest in Clinton. Soyland's title to the plant and directly related assets such as nuclear fuel was transferred to IP in May 1997. Soyland's nuclear decommissioning trust assets were transferred to IP in May 1997, consistent with IP's assumption of all of Soyland's ownership obligations including those related to decommissioning.

     The FERC approved an amended PCA between IP and Soyland in July 1997. The amended PCA obligates Soyland to purchase all of its capacity and energy needs from IP for at least 10 years. The amended PCA provides that a contract cancellation fee will be paid by Soyland to IP in the event that a Soyland Cooperative member terminates its membership from Soyland. On May 31, 1997, three distribution cooperative members terminated membership by buying out of their long-term wholesale power contracts with Soyland. This action resulted in Soyland paying a fee of $20.8 million to IP in June 1997 to reduce its base capacity charges. Fee proceeds of $2.9 million were used to offset the costs of acquiring Soyland's share of Clinton with the remaining $17.9 million recorded as interchange revenue. In December 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA. The fee of approximately $70 million will be deferred and recognized as interchange revenue over the initial term of the PCA. The payment is contingent on Soyland obtaining the necessary financing and regulatory approvals in 1998.

     In September 1997, the ICC approved a petition filed by IP which stipulates customers will not be charged for certain additional costs of energy incurred as a result of Clinton being out of service. IP did not collect from its customers $36.3 million for higher-cost replacement power in 1997. IP will forego recovery of additional fuel costs as the Clinton outage continues into 1998. Under the petition, fuel costs charged to customers will be no higher than average 1995 - 1996 levels until Clinton is back in service operating at least at a 65% capacity factor for two consecutive months.

     Under HB 362, IP may choose to eliminate application of the UFAC. IP's base rates will still include a component for some level of recovery of fuel costs, but IP would not be able to pass through to customers increased costs of purchasing fuel, emission allowances, or replacement power. On elimination of the UFAC, base rates will include a fixed fuel-cost factor equivalent to the average 1995 - 1996 fuel cost levels. Future recovery of fuel costs is uncertain as IP will decrease base electric rates to residential customers beginning August 1998 and certain customers will be free to choose their electric generation supplier beginning in October 1999. The extent to which fuel costs are recovered will depend on a number of factors including the future market prices for wholesale and retail energy, when Clinton returns to service, and whether IP elects to eliminate the UFAC.

Year 2000

In November 1996, Illinova deployed a project team to coordinate the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations.

     These actions are necessary to ensure that systems and applications will recognize and process coding for the year 2000 and beyond. Major areas of potential business impact have been identified and initial conversion efforts are underway. Illinova also is communicating with third parties with whom it does business to ensure continued business operations. The cost of achieving year 2000 compliance is estimated to be at least $14 million through 1999.

     Contingency plans for operating without year 2000 compliance have not been developed. Such activity will depend on assessment of progress. Project completion is planned for the fourth quarter of 1999.

Enhanced Retirement

In December 1994, IP announced plans for voluntary enhanced retirement and severance programs. During the fourth quarter of 1995, 727 employees accepted enhanced retirement or severance under these programs. The combined enhanced retirement and severance programs generated a pretax charge of $38 million against fourth quarter 1995 earnings.

Consolidated Results of Operations

Overview

Earnings (loss) applicable to common stock were $(90) million for 1997, $190 million for 1996, and $148 million for 1995. Basic and diluted earnings (loss) per common share were $(1.22) for 1997 ($1.41 before the extraordinary item related to discontinued application of FAS 71 for the generation segment), $2.51 for 1996, and $1.96 for 1995 ($2.26 before the one-time charge of $38 million for enhanced retirement and severance). The decrease in 1997 earnings compared to 1996 was due primarily to the extraordinary item related to discontinued application of FAS 71 for the generation segment, higher operation and maintenance expenses due to Clinton, higher power purchased costs due to Clinton and Wood River outages, IEP losses and an increase in uncollectible accounts expense. The increase in 1996 earnings per share over 1995 was due primarily to the one-time charge in 1995 for the enhanced retirement and severance programs, lower operations expense due to the employment decrease and lower financing costs. The 1995 basic and diluted earnings per share include $(.30) net-of-tax for the enhanced retirement and severance program and $(.05) for the carrying amount under consideration paid for IP preferred stock redeemed in December 1995.

     Regulators historically have determined IP's rates for electric service, the ICC at the retail level and the FERC at the wholesale level. The ICC determines IP's rates for gas service. These rates have been designed to recover the cost of service and allow shareholders the opportunity to earn a fair rate of return. As described under "Competition" above, Illinois electric deregulation legislation phases in a competitive marketplace for electric generation while maintaining cost-based regulation for electric delivery service and gas service, protecting the financial integrity of the company during the transition period. Future electric and natural gas sales, including interchange sales, will continue to be affected by an increasingly competitive marketplace, changes in the regulatory environment, increased transmission access, weather conditions, competing fuel sources, interchange market conditions, plant availability, fuel cost recoveries, customer conservation efforts and the overall economy.

Illinova and Illinois Power - Results of Operations

Electric Operations For the years 1995 through 1997, electric revenues including interchange increased 3.7% and the gross electric margin decreased 6.4% as follows:

(Millions of dollars)               1997             1996              1995

Electric revenues                $ 1,244.4      $  1,202.9         $  1,252.6
Interchange revenues                 175.6           137.6              116.3
Fuel cost & power
  purchased                         (450.3)         (313.3)            (333.4)
  Electric margin                $   969.7      $  1,027.2         $  1,035.5



The components of annual changes in electric revenues were:

(Millions of dollars)               1997             1996              1995

Price                            $ (11.5)        $  (7.2)           $  13.3
Volume and other                     9.7             6.4               42.7
Fuel cost recoveries                43.3           (48.9)              19.1

  Revenue increase
    (decrease)                   $  41.5         $ (49.7)           $  75.1



1997 Electric revenues excluding interchange sales increased 3.4%, primarily due to an increase in revenues under the UFAC and increased wheeling revenues. Interchange revenues increased 27.6% due to the receipt of an opt-out fee from Soyland per the amended PCA and increased interchange activity. Electric margin decreased primarily due to increased power purchased costs as a result of outages at the nuclear and fossil facilities.

1996 Electric revenues excluding interchange sales decreased 4.0%, primarily due to reduction in revenues under the UFAC. Volume changes by customer class were insignificant, as kwh sales to ultimate consumers (excluding interchange sales and wheeling) decreased .3%. Interchange revenues increased 18.3% as a result of higher plant availability in the first half of the year.

1995 The 6.4% increase in electric revenues was primarily due to a 1.9% increase in kwh sales to ultimate consumers (excluding interchange sales and wheeling). Volume increases resulted from higher residential sales (4.8%) and higher commercial sales (8.2%) due to an improving economy and warmer summer temperatures compared to 1994. Industrial sales remained essentially unchanged from 1994. Interchange revenues increased $6.3 million (5.8%) as a result of increased sales opportunities.

     The cost of meeting IP's system requirements was reflected in fuel costs for electric plants and power purchased. Changes in these costs are detailed below:

(Millions of dollars)               1997             1996              1995

Fuel for electric plants
  Volume and other             $   (37.7)         $   15.4          $    9.8
  Price                             (8.5)            (12.0)            (35.5)
  Emission allowances               12.3                .8              18.5
  Fuel cost recoveries              18.2             (30.0)             14.5

                                   (15.7)            (25.8)              7.3

Power purchased                    152.7               5.7               6.9
  Total increase (decrease)    $   137.0          $  (20.1)         $   14.2

Weighted average system
  generating fuel cost
  ($/MWH)                      $   12.06         $   11.01         $   11.41



     System load requirements, generating unit availability, fuel prices, purchased power prices, resale of energy to other utilities, emission allowance costs and fuel cost recovery through UFAC caused changes in these costs.

     Changes in factors affecting the cost of fuel for electric generation are below:


                           1997             1996              1995

Increase (decrease)
  in generation           (25.4)%            5.4%               .7%

Generation mix
  Coal and other             100%             78%               73%
  Nuclear                      0%             22%               27%



1997 The cost of fuel decreased 6.3% and electric generation decreased 25.4%. The decrease in fuel cost was primarily attributable to decreased generation and a favorable price variance. These factors were partially offset by effects of the UFAC and increased emission allowance costs. Power purchased increased $152.7 million primarily due to Clinton and Wood River being out of service.

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

Gas Operations For the years 1995 through 1997, gas revenues including transportation increased 29.9%, while the gross margin on gas revenues increased 9.3% as follows:

(Millions of dollars)                      1997           1996           1995

Gas revenues                          $   345.2       $   341.4      $   264.5
Gas cost                                 (207.7)         (202.6)        (138.8)
Transportation revenues                     8.7             6.8            8.0

   Gas margin                         $   146.2       $   145.6      $   133.7

(Millions of therms)
Therms sold                               537             703            588
Therms transported                        309             251            273

   Total consumption                      846             954            861




Changes in the cost of gas purchased for resale were:

(Millions of dollars)                       1997          1996        1995

Gas purchased for resale
  Cost                                 $     8.0     $    49.0    $   (43.5)
  Volume                                   (30.0)          8.5         25.3
  Gas cost recoveries                       27.1           6.3        (15.4)

  Total increase (decrease)            $     5.1     $    63.8    $   (33.6)

Average cost per therm
  delivered                            $      .28    $      .267  $      .201

     The 1997 increase in gas costs was due to slightly higher prices from suppliers and effects of the UGAC, offset by a decrease in volume. The 1996 increase in gas costs was primarily due to higher prices from suppliers and the effects of the UGAC. The 1995 decrease in the cost of gas purchased was due to lower gas prices caused by unusually warm winter weather nationwide. Also contributing to the higher gas margins in 1995 was the 6.1% increase in gas base rates approved by the ICC in April 1994.

Diversified Enterprises Due primarily to increased power sales activity at IEP, diversified enterprises revenues increased $678 million for 1997. However, diversified enterprises expenses increased $705 million, offsetting the growth in revenues. Diversified expenses primarily reflect the cost of power purchased for resale.

Other Expenses A comparison of significant increases (decreases) in other operating expenses, maintenance and depreciation for the last three years is presented in the following table:

(Millions of dollars)                       1997          1996           1995

Other operating expenses               $    40.6     $    (9.8)     $     (.3)
Maintenance                                 12.0           (.3)          10.4
Depreciation and
  amortization                               8.8           3.5            7.2


     The increase in operating and maintenance expenses for 1997 is primarily due to increased company and contractor labor at the nuclear and fossil plants. An increase in uncollectible accounts expense and disposal of surplus inventory also contributed to the increase.

     The decrease in operating expenses for 1996 is due primarily to the savings from the enhanced retirement and severance program, partially offset by the costs of the extended Clinton outage and increased amortization of MGP site expenses. The ICC approved tariff riders in March 1996 that resulted in the current recognition of MGP site remediation costs in operating expenses. The 1996 increase amounted to $5.5 million. This increase is offset by increased revenues collected under the riders.

     The increase in maintenance expenses for 1995 is primarily due to the refueling and maintenance outage at Clinton. The increases in depreciation and amortization for each of the three years were due to increases in utility plant balances.

Miscellaneous - Net The 1997 decrease of $5.1 million in Miscellaneous-net deductions is due primarily to 1996 accruals recorded for the planned disposition of property. The 1996 and 1995 change in Miscellaneous-net deductions was negligible.

Equity Earnings in Affiliates The increase of $11.1 million in 1997 and $3.7 million in 1996 in equity earnings in affiliates is primarily due to increased earnings from IGC investments.

Interest Charges Total interest charges, including AFUDC and preferred dividend requirements, increased $2.8 million in 1997, decreased $15.8 million in 1996, and increased $2.4 million in 1995. The 1997 increase is primarily due to higher Illinova debt expenses, increased IP short-term borrowings and lower AFUDC, partially offset by the continued benefits of IP refinancing efforts and capitalization reductions. The 1996 decrease was due to lower short-term interest rates and the impact of IP refinancing efforts and capitalization reduction during 1996. The 1995 increase was due to increased short-term borrowings at higher interest rates.

Inflation Inflation, as measured by the Consumer Price Index, was 2.3%, 3.3%, and 2.5% in 1997, 1996, and 1995, respectively. IP recovers historical rather than current plant costs in its regulated rates.

Liquidity and Capital Resources

Dividends

On December 10, 1997, Illinova declared the quarterly common stock dividend at $.31 per share payable February 1, 1998, to stockholders of record as of January 9, 1998. On December 11, 1996, Illinova increased the quarterly common stock dividend by 11% declaring the common stock dividend for the first quarter of 1997 at $.31 per share. On December 13, 1995, Illinova increased the quarterly common stock dividend 12%, declaring the common stock dividend for the first quarter of 1996 at $.28 per share.

Capital Resources and Requirements

Illinova and IP need cash for operating expenses, interest and dividend payments, debt and certain IP preferred stock retirements, construction programs and non-regulated subsidiary funding requirements. To meet these needs, Illinova and IP have used internally generated funds and external financings, including the issuance of debt and revolving lines of credit. The timing and amount of external financings depend primarily on economic and financial market conditions, cash needs and capitalization ratio objectives.

     IP cash flows from operations during 1997 provided sufficient working capital to meet ongoing operating requirements, to service existing common and IP preferred stock dividends and debt requirements and to meet all of IP's construction requirements. Additionally, Illinova expects that future cash flows and external financings will enable it to meet operating requirements and continue to service IP's and Illinova's existing debt, IP's preferred and Illinova's common stock dividends, IP's sinking fund requirements and all of IP's anticipated construction requirements. Continued sufficiency of cash flows for these purposes will depend on a number of factors and variables, including market conditions, business expenses and the ability to compete.

     To a significant degree, the availability and cost of external financing depend on the financial health of the company seeking those funds. Security ratings are an indication of a company's financial position and may affect the cost of securities, as well as the willingness of investors to invest in these securities. The current ratings of Illinova's and IP's securities by three principal securities rating agencies are as follows:


                                                     Standard        Duff &
                                           Moody's   & Poor's        Phelps

Illinova long-term debt                     Baa3         BBB-          -
IP first/new mortgage bonds                 Baa1         BBB          BBB+
IP preferred stock                          baa2         BBB-         BBB-
IP commercial paper                         P-2          A-2          D-2


     Under current market conditions, these ratings would afford Illinova and IP the ability to issue additional securities through external financing. Illinova and IP have adequate short-term and intermediate-term bank borrowing capacity.

     Based on its 1993 revised standards for review of utility business and financial risks, S&P placed IP, along with approximately one-third of the industry, in a "somewhat below average" category. In April 1994, S&P lowered IP's mortgage bond rating to BBB from BBB+. In August 1995, S&P revised its ratings outlook from stable to positive. In February 1996, Moody's also revised its ratings outlook from stable to positive.

     Moody's upgraded IP's securities on July 1, 1996. The rating for mortgage bonds was raised from Baa2 to Baa1, while preferred stock ratings went from baa3 to baa2. Duff & Phelps has indicated that it expects IP's ratings to remain stable, reflecting a modestly strengthening financial profile characterized by good cash flow and an average business risk profile. Illinova did not petition Duff & Phelps for a rating of its long-term debt.

     For the years 1997, 1996 and 1995, changes in long-term debt, IP preferred stock and Illinova common stock outstanding, including normal maturities and elective redemptions, were as follows:


(Millions of dollars)                   1997     1996       1995

Illinova long-term debt               $ 100    $    -     $    -
IP long-term debt                       (11)     (154)       (5)
Preferred stock                         (39)       71      (135)
Common stock                            (90)        -         -

  Total decrease                      $ (40)    $ (83)    $(140)



     The amounts shown in the preceding table for debt retirements do not include all mortgage sinking fund requirements. IP has generally met these requirements by pledging property additions as permitted under IP's 1943 Mortgage and Deed of Trust and the 1992 New Mortgage. For additional information, see "Note 9 - Long-Term Debt" and "Note 10 - Preferred Stock of Subsidiary."

     During 1997, IP redeemed $34.9 million (all of the remaining) Adjustable Rate Series A serial preferred stock. IP also redeemed $4.2 million of various issues of serial preferred stock. In addition, $10.5 million of medium-term notes matured and were retired. During the year IP issued $150 million of Adjustable Rate Pollution Control Revenue Bonds, due April 1, 2032. The proceeds were used on June 2, 1997, to retire $150 million of IP's 7 5/8% Pollution Control First Mortgage Bonds due 2016.

     In January 1997, a $300 million shelf registration statement for Illinova debt securities became effective. On February 5, 1997, Illinova issued $100 million of 7 1/8% Senior Notes due 2004. The proceeds were used to redeem $77 million of short-term borrowings, and to invest in Illinova's non-regulated subsidiaries. On January 28, 1998, Illinova issued (under its $300 million shelf registration statement) $40 million of 6.46% medium-term notes due October 1, 2002. During 1997, Illinova repurchased four million shares of its common stock through an open market program.

     During 1996, IP redeemed $2.2 million of Adjustable Rate Series A serial preferred stock, $20.5 million (all of the remaining) Adjustable Rate Series B serial preferred stock and $6.7 million of 7.75% serial preferred stock. During the year, IP also retired $62.9 million of 8.75% First Mortgage Bonds due 2021, $6 million of 8% New Mortgage Bonds due 2023 and $23 million of 7.5% New Mortgage Bonds due 2025. The $40 million of 5.85% First Mortgage Bonds matured and were retired. In addition, $21.5 million of medium-term notes matured and were retired.

     In February 1995, IP redeemed $12 million of 8.00% mandatorily redeemable serial preferred stock. In May 1995, IP redeemed the remaining $24 million of 8.00% mandatorily redeemable serial preferred stock. In March 1995, IP redeemed $.2 million of 7.56% serial preferred stock and $3 million of 8.24% serial preferred stock. In August 1995, IP redeemed $5 million of 8.75% First Mortgage Bonds. In December 1995, IP redeemed $34.7 million of 8.00% serial preferred stock, $33.6 million of 7.56% serial preferred stock and $27 million of 8.24% serial preferred stock.

     IPFI is a statutory business trust in which IP serves as sponsor. IPFI issued $100 million of TOPrS at 8% (4.8% after-tax rate) in January 1996. The TOPrS were issued by IPFI, which invested the proceeds in an equivalent amount of IP subordinated debentures due in 2045. The proceeds were used by IP to repay short-term indebtedness on varying dates on or before March 1, 1996. IP incurred the indebtedness in December 1995 to redeem $95.3 million (principal value) of higher-cost outstanding preferred stock of IP.

     In 1992, IP executed a general obligation mortgage (New Mortgage) to replace, over time, IP's 1943 Mortgage and Deed of Trust (First Mortgage). Both mortgages are secured by liens on substantially all of IP's properties. A corresponding issue of First Mortgage bonds, under the First Mortgage, secures any bonds issued under the New Mortgage. In October 1997, at a special bondholders meeting, the 1943 First Mortgage was amended to be generally consistent with the New Mortgage. The New Mortgage provides IP with increased financial flexibility.

     At December 31, 1997, based on the most restrictive earnings test contained in the New Mortgage, IP could issue approximately $800 million of additional New Mortgage bonds for other than refunding purposes. Also at December 31, 1997, the unused portion of Illinova and IP total bank lines of credit was $465 million. The amount of available IP unsecured borrowing capacity totaled $168 million at December 31, 1997.

     On February 12, 1997, the IP Board of Directors approved a change to the Articles of Incorporation to remove the limitation on the amount of unsecured debt that IP can issue. The change will be voted on by the preferred stockholders at a special meeting planned to be held in 1998.

     Under HB 362, IP may issue transitional funding instruments for up to 25% of its December 31, 1996, capitalization on or after August 1, 1998. IP is continuing to review its refinancing plans but could issue up to $864 million of transitional funding instruments on or after August 1, 1998, under this provision. In addition, IP would be eligible to issue up to an additional $864 million of transitional funding instruments on or after August 1, 1999. Of the proceeds from the issuance of transitional funding instruments, 80% or more must be used to retire and repurchase IP debt and equity while 20% or less can be used to fund certain other transition costs.

     Construction expenditures for the years 1995 through 1997 were approximately $620.5 million, including $17.5 million of AFUDC. Illinova estimates that it will spend approximately $225 million for construction expenditures for IP in 1998. IP construction expenditures for the period 1998-2002 are expected to total about $1 billion. Additional expenditures may be required during this period to accommodate transitional expenditures related to a competitive environment, environmental compliance costs and system upgrades, which cannot be determined at this time.

     Illinova's capital expenditures for the years 1998 through 2002, in addition to the IP construction expenditures, are expected to include $129 million for nuclear fuel, $331 million for mandatory debt retirement and $762 million for investments by the non-regulated subsidiaries.

     See "Note 4 - Commitments and Contingencies" for additional information. Internal cash generation will meet substantially all construction and capital requirements.

Environmental Matters

See "Note 4 - Commitments and Contingencies" for a discussion of environmental matters that impact or could potentially impact Illinova and IP.

Tax Matters

See "Note 7 - Income Taxes" for a discussion of effective tax rates and other tax issues.

ILLINOVA CORPORATION

RESPONSIBILITY FOR INFORMATION

The consolidated financial statements and all information in this annual report are the responsibility of management. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements. In the opinion of management, the consolidated financial statements fairly reflect Illinova's financial position, results of operations and cash flows.

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

Larry D. Haab
Chairman, President
and Chief Executive Officer





Larry F. Altenbaumer
Chief Financial Officer,
Treasurer and Controller

ILLINOVA CORPORATION

REPORT OF INDEPENDENT ACCOUNTANTS

PRICE WATERHOUSE LLP

To the Board of Directors and Shareholders of Illinova Corporation

In our opinion, the consolidated financial statements of Illinova Corporation and its subsidiaries appearing on pages a-11 through a-31 of this report present fairly, in all material respects, the financial position of Illinova Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, the Company discontinued applying the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulations," for its generation segment of the business in December 1997.

Price Waterhouse LLP
St. Louis, Missouri
February 12, 1998

ILLINOVA CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

                                                                                  (Millions of dollars except per share amounts)

For the Years Ended December 31,                                                    1997             1996              1995

Operating Revenues
Electric                                                                        $  1,244.4          $1,202.9         $ 1,252.6
Electric interchange                                                                 175.6             137.6             116.3
Gas                                                                                  353.9             348.2             272.5
Diversified enterprises                                                              735.6              57.6               2.0

  Total                                                                            2,509.5           1,746.3           1,643.4

Operating Expenses
Fuel for electric plants                                                             232.4             248.1             273.9
Power purchased                                                                      217.9              65.2              59.5
Gas purchased for resale                                                             207.7             202.6             138.8
Diversified enterprises                                                              792.3              87.5              15.2
Other operating expenses                                                             290.5             249.9             259.7
Maintenance                                                                          111.7              99.7             100.0
Enhanced retirement and severance                                                      -                 -                37.8
Depreciation and amortization                                                        198.8             190.0             186.5
General taxes                                                                        133.8             131.3             135.0

  Total                                                                            2,185.1           1,274.3           1,206.4

Operating income                                                                     324.4             472.0             437.0

Other Income and Deductions
Miscellaneous-net                                                                     (3.9)             (9.0)             (7.8)
Equity earnings in affiliates                                                         17.5               6.4               2.7

  Total                                                                               13.6              (2.6)             (5.1)

Income before interest charges and income taxes                                      338.0             469.4             431.9

Interest Charges
Interest expense                                                                     136.8             134.7             148.6
Allowance for borrowed funds used during construction                                 (5.0)             (6.5)             (6.0)
Preferred dividend requirements of subsidiary                                         21.5              22.3              23.7

  Total                                                                              153.3             150.5             166.3

Income before income taxes                                                           184.7             318.9             265.6
Income taxes                                                                          80.3             127.9             114.0
Net income before extraordinary item                                                 104.4             191.0             151.6

Extraordinary item net of income tax benefit of $118.0 million (Note 1)             (195.0)              -                 -

Net income (loss)                                                                    (90.6)            191.0             151.6
Carrying amount over (under) consideration paid
  for redeemed preferred stock of subsidiary                                            .2               (.7)             (3.5)

Net income (loss) applicable to common stock                                       $ (90.4)         $   190.3          $ 148.1

Earnings per common share before extraordinary item (basic and diluted)            $   1.41         $   2.51           $ 1.96
Extraordinary item per common share (basic and diluted)                            $  (2.63)               -           $    -
Earnings (loss) per common share (basic and diluted)                               $  (1.22         $   2.51           $ 1.96
Cash dividends declared per common share                                           $   1.24         $   1.15           $ 1.03
Cash dividends paid per common share                                               $   1.24         $   1.12           $ 1.00

Weighted average common shares                                                    73,991,651       75,681,937      75,643,937



See notes to consolidated financial statements which are an integral part of these statements. Prior years restated to conform to new financial format.

ILLINOVA CORPORATION

CONSOLIDATED BALANCE SHEETS

                                                                                                             (Millions of dollars)


December 31,                                                                                                    1997        1996

Assets
Utility Plant, at original cost
Electric (includes construction work in progress of $214.3 million and $212.5 million, respectively)        $  6,690.4 $  6,335.4
Gas (includes construction work in progress of $10.7 million and $21.2 million, respectively)                    663.0      646.1
                                                                                                               7,353.4    6,981.5
Less - accumulated depreciation                                                                                2,808.1    2,419.7
                                                                                                               4,545.3    4,561.8

Nuclear fuel in process                                                                                            6.3        5.3
Nuclear fuel under capital lease                                                                                 126.7       96.4
                                                                                                               4,678.3    4,663.5

Investments and Other Assets                                                                                     198.8      146.2
Current Assets
Cash and cash equivalents                                                                                         33.0       24.6
Accounts receivable (less allowance for doubtful accounts of $5.5 million and $3.0 million, respectively)
  Service                                                                                                        115.6      138.8
  Other                                                                                                          102.3       62.0
Accrued unbilled revenue                                                                                          86.3      106.0
Materials and supplies, at average cost
  Fossil fuel                                                                                                     12.6        7.9
  Gas in underground storage                                                                                      29.3       27.2
  Operating materials                                                                                             76.7       78.1
Prepayments and other                                                                                             64.4       24.1
                                                                                                                 520.2      468.7

Deferred Charges
Deferred Clinton costs                                                                                             -        103.9
Recoverable income taxes                                                                                           -        101.3
Other                                                                                                            185.7      229.2
                                                                                                                 185.7      434.4
                                                                                                            $  5,583.0 $  5,712.8

Capital and Liabilities
Capitalization
Common stock - No par value, 200,000,000 shares authorized; 71,681,937 and 75,681,937 shares outstanding,
  respectively, stated at                                                                                   $  1,425.7 $  1,425.7
Less - Deferred compensation - ESOP                                                                               10.2       14.3
Retained earnings                                                                                                 51.7      233.0
Less - Capital stock expense                                                                                       7.3        8.2
Less - 4,000,000 shares of common stock in treasury at cost                                                       90.4        -
  Total common stock equity                                                                                    1,369.5    1,636.2
Preferred stock of subsidiary                                                                                     57.1       96.2
Mandatorily redeemable preferred stock of subsidiary                                                             197.0      197.0
Long-term debt                                                                                                 1,717.5    1,636.4
  Total capitalization                                                                                         3,341.1    3,565.8

Current Liabilities
Accounts payable                                                                                                 177.3      166.7
Notes payable                                                                                                    415.3      387.0
Long-term debt and lease obligations of subsidiary maturing within one year                                       87.5       47.7
Dividends declared                                                                                                22.9       24.7
Taxes accrued                                                                                                     26.7       43.9
Interest accrued                                                                                                  36.0       34.3
Other                                                                                                             96.0       43.7
                                                                                                                 861.7      748.0

Deferred Credits
Accumulated deferred income taxes                                                                                969.0    1,034.9
Accumulated deferred investment tax credits                                                                      208.3      215.5
Other                                                                                                            202.9      148.6
                                                                                                               1,380.2    1,399.0
                                                                                                            $  5,583.0 $  5,712.8



(Commitments and Contingencies Note 4)

See notes to consolidated financial statements which are an integral part of these statements.

ILLINOVA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          (Millions of dollars)

For the Years Ended December 31,                                                       1997              1996           1995
Cash Flows from Operating Activities
Net income (loss)                                                               $     (90.6)       $     191.0        $  151.6
Items not requiring (providing) cash -
  Depreciation and amortization                                                       202.1              195.3           190.0
  Allowance for funds used during construction                                         (5.0)              (6.5)           (6.0)
  Deferred income taxes                                                                30.8               57.4            39.1
  Enhanced retirement and severance                                                     -                  -              37.8
  Extraordinary item                                                                  195.0                -               -
Changes in assets and liabilities -
  Accounts receivable                                                                 (19.4)             (52.2)           (7.8)
  Accrued unbilled revenue                                                             19.7              (16.9)          (10.2)
  Materials and supplies                                                               (5.4)              (2.1)           22.8
  Accounts payable                                                                     26.4               46.8           (13.6)
  Interest accrued and other, net                                                      14.7               (5.4)            9.5

Net cash provided by operating activities                                             368.3               407.4          413.2

Cash Flows from Investing Activities
Construction expenditures                                                            (223.9)             (187.3)        (209.3)
Allowance for funds used during construction                                            5.0                 6.5            6.0
Other investing activities                                                            (33.5)              (75.0)         (34.9)

Net cash used in investing activities                                                (252.4)             (255.8)        (238.2)

Cash Flows from Financing Activities
Dividends on common stock                                                             (92.4)              (84.7)         (75.6)
Repurchase of common stock                                                            (90.4)                -              -
Redemptions -
  Short-term debt                                                                    (241.1)             (355.8)        (213.6)
  Long-term debt                                                                     (160.8)             (153.7)          (5.2)
  Preferred stock of subsidiary                                                       (39.0)              (29.5)        (134.5)
Issuances -
  Short-term debt                                                                     269.5               383.2          209.5
  Long-term debt                                                                      250.0                 -              -
  Preferred stock of subsidiary                                                         -                 100.0            -
  Common stock                                                                          -                   1.1            -
Other financing activities                                                             (3.3)                1.1            5.0

Net cash used in financing activities                                                (107.5)             (138.3)        (214.4)

Net change in cash and cash equivalents                                                 8.4                13.3          (39.4)
Cash and cash equivalents at beginning of year                                         24.6                11.3           50.7

Cash and cash equivalents at end of year                                           $   33.0            $   24.6       $   11.3



ILLINOVA CORPORATION

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                                                       (Millions of dollars)


For the Years Ended December 31,                                                                    1997      1996      1995


Balance at beginning of year                                                                     $  233.0  $  129.6  $   58.8
Net income (loss) before dividends and carrying amount adjustment                                   (69.1)    213.3     175.3

                                                                                                    163.9     342.9     234.1

Less -
  Dividends -
    Preferred stock of subsidiary                                                                    21.7      22.6      23.6
    Common stock                                                                                     90.7      86.6      77.4
Plus -
    Carrying amount over (under) consideration paid for redeemed preferred stock of subsidiary         .2       (.7)     (3.5)
                                                                                                   (112.2)   (109.9)   (104.5)
Balance at end of year                                                                           $   51.7  $  233.0  $  129.6

See notes to consolidated financial statements which are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant
Accounting Policies

Principles of Consolidation The consolidated financial statements include the accounts of Illinova, a holding company, and its subsidiaries: IP, IGC, IIC, and IEP. IP is a combination electric and gas utility. IGC invests in energy-related projects and competes in the independent power market. IIC's purpose is to insure the risks of the subsidiaries of Illinova and risks related to or associated with their business enterprises. IEP develops and markets energy-related services to the unregulated energy market throughout the United States and Canada, and engages in the brokering and marketing of electric power and gas. On February 12, 1997, the Illinova Board of Directors approved a merger of IEP and IPMI, another Illinova subsidiary. In the merger, IPMI was the surviving entity but changed its name to IEP. See "Note 2 - Illinova Subsidiaries" for additional information.

     All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. All nonutility operating transactions are included in the sections "Diversified enterprises," "Interest expense," "Income taxes" and "Other Income and Deductions," in Illinova's Consolidated Statements of Income. Preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Actual results could differ from those estimates.

Regulation IP is subject to regulation by the ICC and the FERC. Prior to the passage of HB 362, IP prepared its consolidated financial statements in accordance with FAS 71, "Accounting for the Effects of Certain Types of Regulation." Reporting under FAS 71 allows companies whose service obligations and prices are regulated to maintain on their balance sheets assets which represent costs they expect to recover from customers through inclusion of such costs in their future rates. In July 1997, the EITF concluded that application of FAS 71 accounting should be discontinued at the date of enactment of deregulation legislation for business segments for which a plan of deregulation has been established. The EITF further concluded that regulatory assets and liabilities that originated in the portion of the business being deregulated should be written off unless their recovery is specifically provided for through future cash flows from the regulated portion of the business.

     Because HB 362 provides for market-based pricing of electric generation services, IP discontinued application of FAS 71 for its generating segment in December 1997 when HB 362 was signed by Illinois Governor Edgar. IP evaluated its regulatory assets and liabilities associated with its generation segment and determined that recovery of these costs was not probable through rates charged to transmission and distribution customers, the regulated portion of its business. Therefore, IP wrote off generation-related regulatory assets and liabilities of approximately $195 million (net of income taxes) in December 1997. These net assets related to previously incurred costs that had been expected to be collected through future revenues, including deferred Clinton post construction costs, unamortized losses on reacquired debt, recoverable income taxes and other generation-related regulatory assets. At December 31, 1997, IP's net investment in generation facilities was $3.5 billion and was included in "Utility Plant, at Original Cost" on IP's Consolidated Balance Sheets.

Illinova's principal accounting policies are:

Regulatory Assets Regulatory assets represent probable future revenues to IP associated with certain costs that are expected to be recovered from customers through the ratemaking process. Significant regulatory assets are as follows:

(Millions of dollars)                                1997              1996

Deferred Clinton
  post-construction costs                         $     -           $  103.9
Recoverable income taxes                          $     -           $  101.3
Unamortized losses on reacquired debt             $  32.3           $   87.7
Manufactured-gas plant site cleanup costs         $  64.8           $   69.1
DOE decontamination and
  decommissioning fees                            $   6.3           $    5.4



Utility Plant The cost of additions to utility plant and replacements for retired property units is capitalized. Cost includes labor, materials, and an allocation of general and administrative costs, plus AFUDC as described below. Maintenance and repairs, including replacement of minor items of property, are charged to maintenance expense as incurred. When depreciable property units are retired, the original cost and dismantling charges, less salvage value, are charged to accumulated depreciation.

Allowance for Funds Used During Construction The FERC Uniform System of Accounts defines AFUDC as the net costs for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used. AFUDC is capitalized as a component of construction work in progress by those business segments applying the provisions of FAS 71. In 1997, 1996 and 1995, the pre-tax rate used for all construction projects was 5.6%, 5.8% and 6.5%, respectively. Although cash is not currently realized from the allowance, it is realized under the ratemaking process over the service life of the related property through increased revenues resulting from a higher rate base and higher depreciation expense. Non-regulated business segments capitalize interest under the guidelines in FAS 34, "Capitalization of Interest Cost."

Depreciation For financial statement purposes, IP depreciates the various classes of depreciable property over their estimated useful lives by applying composite rates on a straight-line basis. In 1997, 1996 and 1995, provisions for depreciation were 2.8%, 2.8% and 2.8%, respectively, of the average depreciable cost for Clinton. Provisions for depreciation for all other electric plant were 2.8%, 2.6% and 2.6% in 1997, 1996 and 1995, respectively. Provisions for depreciation of gas utility plant, as a percentage of the average depreciable cost, were 3.3%, 3.9% and 3.9% in 1997, 1996 and 1995, respectively.

Amortization of Nuclear Fuel IP leases nuclear fuel from the Fuel Company under a capital lease. Amortization of nuclear fuel (including related financing costs) is determined on a unit of production basis. A provision for spent fuel disposal costs is charged to fuel expense based on kwh generated. See "Note 4 - Commitments and Contingencies" for discussion of decommissioning and nuclear fuel disposal costs.

Unamortized Debt Discount, Premium and Expense Discount, premium and expense associated with long-term debt are amortized over the lives of the related issues. Costs related to refunded debt for business segments applying the provisions of FAS 71 are amortized over the lives of the related new debt issues or the remaining life of the old debt if no new debt is issued. Costs related to refunded debt for the generating segment are expensed when incurred.

Revenue and Energy Cost IP records revenue for services provided but not yet billed to more closely match revenues with expenses. Unbilled revenues represent the estimated amount customers will be billed for service delivered from the time meters were last read to the end of the accounting period. Operating revenues include related taxes that have been billed to customers in the amount of $71 million in 1997, $68 million in 1996 and $66 million in 1995. The costs of fuel for the generation of electricity, purchased power and gas purchased for resale are recovered from customers pursuant to the electric fuel and purchased gas adjustment clauses. Accordingly, allowable energy costs that are to be passed on to customers in a subsequent accounting period are deferred. The recovery of costs deferred under these clauses is subject to review and approval by the ICC. In September 1997, IP filed a petition with the ICC that stipulated customers will not be charged for certain additional costs of energy incurred as a result of Clinton being out of service. During 1997, as a result of this stipulation, IP did not collect $36.3 million of fuel costs. IP will also forego recovery of additional fuel costs in 1998 for the duration of the Clinton outage. Under the petition, fuel costs charged to customers will be no higher than average 1995 - 1996 levels until Clinton is back in service operating at least at a 65% capacity factor for two consecutive months.

Income Taxes Deferred income taxes result from temporary differences between book income and taxable income, and the tax bases of assets and liabilities on the balance sheet. The temporary differences relate principally to plant in service and depreciation.

     Investment tax credits used to reduce federal income taxes have been deferred and are being amortized to income over the service life of the property that gave rise to the credits.

     Illinova and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to the individual companies based on their respective taxable income or loss. See "Note 7 - Income Taxes" for additional discussion.

Preferred Dividend Requirements of Subsidiary Preferred dividend requirements of IP reflected in the Consolidated Statements of Income are recorded on the accrual basis.

Consolidated Statements of Cash Flows Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less. Capital lease obligations not affecting cash flows increased by $30 million, $31 million and $19 million during 1997, 1996 and 1995, respectively. Income taxes and interest paid are as follows:

                                                        Years ended December 31,

(Millions of dollars)               1997             1996              1995

Income taxes                  $        96.2     $       65.9     $         64.7
Interest                      $       145.3     $      148.5     $        152.4

Interest Rate Cap Generally, premiums paid for purchased interest rate cap agreements are being amortized to interest expense over the terms of the caps. Unamortized premiums are included in "Current Assets," "Prepayments and other," in the Consolidated Balance Sheets. Amounts to be received under the cap agreements are accrued and recognized as a reduction in interest expense.

Forward Contracts of Subsidiary In the normal course of business, IEP enters into contracts for the purchase and sale (physical delivery) of electricity. When, through use of a market price analysis, it is deemed probable that a loss will occur on fulfillment of a contract, a loss (contingent liability) is recorded. When markets allow, IEP will hedge price exposure through the use of electricity futures contracts and swaps.

New Pronouncements The FASB issued FAS 128, "Earnings Per Share" in February 1997, effective for financial statements issued after December 15, 1997. FAS 128 establishes standards for computing and presenting EPS and replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Reconciliations of the income (loss) and number of shares for the basic and diluted EPS calculations are as follows:

(Millions of dollars)               1997             1996              1995

Net income before
  extraordinary item
  (basic and diluted)             $ 104.6          $ 190.3           $ 148.1
Extraordinary item
  (basic and diluted)             $(195.0)         $   -             $   -
Net income (loss)
  applicable to common
  stock (basic and diluted)       $ (90.4)         $  190.3          $ 148.1

Weighted average common
  shares for basic EPS         73,991,651        75,681,937       75,643,937

Effect of dilutive securities -
  stock options                     7,745            33,745           19,914

Adjusted weighted average
  common shares for
  diluted EPS                  73,999,396        75,715,682       75,663,851



     The FASB issued FAS 129, "Disclosure of Information about Capital Structure" in February 1997, effective for financial statements for periods ending after December 15, 1997. FAS 129 establishes standards for disclosing information about an entity's capital structure and contains no change in disclosure requirements for entities that were previously subject to the requirements of Accounting Principles Board Opinions 10 and 15 and FAS 47. No new requirements are imposed on Illinova by FAS 129.

     The FASB issued FAS 130, "Reporting Comprehensive Income" in June 1997, effective for fiscal years beginning after December 15, 1997. FAS 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Illinova continues to analyze FAS 130 and does not currently expect it to have a significant impact on its financial statement presentation.

     The FASB issued FAS 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997, effective for periods beginning after December 15, 1997. FAS 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise." FAS 131 establishes standards for the way public business enterprises report financial and descriptive information about their reportable operating segments in their financial statements. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. Illinova continues to evaluate the provisions of FAS 131 and determine the impact of the revised disclosure requirements on its 1998 financial statements.

Note 2 - Illinova Subsidiaries

Illinova, a holding company, is the parent of IP, IGC, IEP and IIC. IP is engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the state of Illinois. IGC invests in energy-related projects throughout the world and competes in the independent power market. IEP develops and markets energy-related services to the unregulated energy market throughout the United States and Canada. On February 12, 1997, the Illinova Board of Directors approved a merger of IEP and IPMI, another wholly owned subsidiary of Illinova. IPMI formerly engaged in the brokering and marketing of electric power and gas. In the merger, IPMI was the surviving entity but changed its name to IEP. IIC is a captive insurance company whose primary business is to insure the risks of the subsidiaries of Illinova and risks related to or associated with their business enterprises. IGC and IEP are wholly owned subsidiaries of Illinova. IP has preferred shares outstanding, but its common stock is wholly owned by Illinova.

     IGC has investments in power-producing facilities throughout the world, some operating and some under construction. The following table summarizes its investments:

                          Year of      Fuel     Total      In Service
Location                 Investment    Type      MW           Date

Domestic & England
  Teesside, England          1993   Natural Gas  1875         1993
  Ferndale, Washington       1994   Natural Gas   245         1994
  Paris, Texas               1994   Natural Gas   230         1989
  Cleburne, Texas            1994   Natural Gas   258         1996
  Long Beach, California     1995   Natural Gas    70         1989
  Pepperell, Massachusetts   1995   Natural Gas    38         1995
  Joppa, Illinois            1996   Coal         1015         1955

Latin America
  Puerto Cortez, Honduras    1994   Diesel         80      1994/95
  Old Harbour, Jamaica       1995   Diesel         74         1995
  Aguaytia, Peru             1995   Natural Gas   155         1998
  Barranquilla, Colombia     1996   Natural Gas   400   1995/96/98

Asia
  Zhejiang Province, China   1995   Coal           24         1996
  Balochistan, Pakistan      1996   Natural Gas   586         1998
  Hunan Province, China      1997   Coal           24         1999



     IGC's ownership interest totals 440 MW for the domestic and English plants, 259 MW for the Latin American plants, and 130 MW for the Asian plants. As of December 31, 1997, IGC has approximately $160 million invested in the 829 MW it owns. IGC's investments are primarily accounted for under the equity method.

     At December 31, 1997, Illinova's net investment in IGC was $180 million.

     IEP focuses on the development and sale of energy and energy-related services primarily in the Midwestern and Western regions of North America. IEP develops and sells energy-related services designed to assist target customers in assessing current energy consumption patterns, and to enable customers to reduce energy usage through increased efficiency by changing practices and upgrading equipment and facilities. Currently IEP is developing and marketing a series of energy-related information collection and analysis tools, collectively known as EQ services. These services include software tools that a customer may utilize to conduct its own analysis as well as a service bureau that will perform these services and bill consolidation for the customer. IEP has also expanded the project management and engineered solutions business, formerly known as Illinova Energy Services, to provide delivery capability for energy-related equipment and facilities improvements throughout the Midwestern and Western United States.

     IEP owns 50% of Tenaska Marketing Ventures, in partnership with Tenaska Marketing, Inc. Tenaska Marketing Ventures focuses on natural gas marketing in the Midwestern United States. In the Western United States, IEP is one of the largest power marketers, purchasing and selling electricity in the wholesale market. In the Midwest, IEP has developed a retail natural gas business, serving industrial and commercial customers.

     During 1997, IEP incurred losses of $30 million (before taxes) associated with the wholesale power marketing business, including accrued losses of $13.5 million (before taxes) for contracts not yet settled. These losses were primarily caused by a single contract entered into by IEP during 1996. See "Note 4 - Commitments and Contingencies" for information about IEP contingencies.

     At December 31, 1997, Illinova's net investment in IEP was $28 million.

     In 1997, IIC insured certain risks of IP for a premium of $16.7 million. In turn, IIC will reinsure this risk with a reinsurer. At December 31, 1997, Illinova's net investment in IIC was approximately $1.5 million.

Note 3 - Clinton Power Station

Clinton Operations

In September 1996, a leak in a recirculation pump seal caused IP operations personnel to shut down Clinton. Clinton has not resumed operation.

     In January 1997 and again in June 1997, the NRC named Clinton among plants having a trend of declining performance. In June 1997, IP committed to conduct an ISA to thoroughly assess Clinton's performance. The ISA was conducted by a team of 30 individuals with extensive nuclear experience and no substantial previous involvement at Clinton. Their report concluded that the underlying reasons for the performance problems at Clinton were ineffective leadership throughout the organization in providing standards of excellence, complacency throughout the organization, barrier weaknesses and weaknesses in teamwork. In late October, a team commissioned by the NRC performed an evaluation to validate the ISA results. In December, this team concluded that the findings of the ISA accurately characterized Clinton's performance deficiencies and their causes.

     In September 1997, the NRC advised IP that it must submit a written report to the NRC at least two weeks prior to restarting Clinton, giving the agency reasonable assurance that IP's actions to correct recurring weaknesses in the corrective action program have been effective. After the report is submitted, the NRC staff plans to meet with IP's management to discuss the plant's readiness for restart.

     In November 1997, Larry Haab, Chief Executive Officer of IP, publicly pledged to address the findings of the ISA, to improve Clinton, and provide the resources necessary to restart the plant. Further, in January 1998, IP and PECO announced an agreement under which PECO will provide management services for Clinton. The new management team initially will consist of nine people in key positions, including chief nuclear officer and plant manager.

     Although a PECO team will help manage the plant, IP will continue to maintain the operating license for Clinton and retain ultimate oversight of the plant. The plant will remain staffed primarily by IP employees.

     PECO operates two stations, Limerick and Peach Bottom, each with two boiling water reactors similar to the one at Clinton. Although PECO's Peach Bottom Station was a troubled plant that experienced a two-year outage, it was turned around, and both plants have set performance records for long operating runs and short refueling outages, receiving excellent performance ratings from the NRC and the Institute of Nuclear Power Operations.

     On January 21, 1998, the NRC placed Clinton on its Watch List. Nuclear plants are placed on the Watch List when the NRC believes additional regulatory oversight is required because of declining performance. Clinton will remain on the Watch List until consistent improved performance is demonstrated. During the period Clinton remains on the Watch List, the NRC will monitor it more closely than plants not on the Watch List. This may include increased inspections, additional required documentation, NRC-required approval of processes and procedures and higher-level NRC oversight.

Transfer of Soyland's Ownership Share to IP

In March 1997, the NRC issued an order approving transfer to IP of the Clinton operating license related to Soyland's 13.2% ownership in connection with the transfer from Soyland to IP of all of Soyland's interest in Clinton. Soyland's title to the plant and directly related assets such as nuclear fuel was transferred to IP in May 1997. Soyland's nuclear decommissioning trust assets were transferred to IP in May 1997, consistent with IP's assumption of all of Soyland's ownership obligations, including those related to decommissioning.

     The FERC approved an amended PCA in July 1997. The amended PCA obligates Soyland to purchase all of its capacity and energy needs from IP for at least 10 years. The amended PCA provides that a contract cancellation fee be paid by Soyland to IP in the event that a Soyland member terminates its membership from Soyland. In May 1997, three distribution cooperative members terminated membership by buying out of their long-term wholesale power contracts with Soyland. As a result, Soyland paid a fee of $20.8 million to IP in June 1997 to reduce its future base capacity charges. Fee proceeds of $2.9 million were used to offset the costs of acquiring Soyland's share of Clinton with the remaining $17.9 million recorded as interchange revenue.

     In December 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA. The fee of approximately $70 million will be deferred and recognized as interchange revenue over the initial term of the PCA. The payment is contingent on Soyland obtaining the necessary financing and regulatory approvals in 1998.

Clinton Cost and Risks

Clinton was placed in service in 1987 and represents approximately 20.3% of IP's installed generation capacity. The investment in Clinton represented approximately 54% of Illinova's total assets at December 31, 1997. See "Note 1 - Summary of Significant Accounting Policies" for additional information.

     IP's  Clinton-related  costs represented 38% of Illinova's total 1997 other
operating,   maintenance  and  depreciation   expenses.   Clinton's   equivalent
availability was 0%, 66% and 76% for 1997, 1996 and 1995, respectively.

     Ownership of an operating nuclear generating unit exposes IP to significant risks, including increased and changing regulatory, safety and environmental requirements and the uncertain future cost of closing and dismantling the unit. IP expects to be allowed to continue to operate Clinton; however, if any unforeseen or unexpected developments would prevent it from doing so, IP would be materially adversely affected. See "Note 4 - Commitments and Contingencies" for additional information.

Note 4 - Commitments and Contingencies

Commitments

Illinova estimates that it will spend approximately $225 million for construction expenditures for IP in 1998. IP construction expenditures for the period 1998-2002 are expected to total about $1 billion. Additional expenditures may be required during this period to accommodate transitional expenditures related to a competitive environment, environmental compliance costs and system upgrades, which cannot be determined at this time.

     Illinova's capital expenditures for the years 1998 through 2002, in addition to the IP construction expenditures, are expected to include $129 million for nuclear fuel, $331 million for mandatory debt retirement and $762 million for investments by the non-regulated subsidiaries.

     In addition, IP has substantial commitments for the purchase of coal under long-term contracts. Estimated coal contract commitments for 1998 through 2002 are $619 million (excluding price escalation provisions.) Total coal purchases for 1997, 1996 and 1995 were $181 million, $184 million and $168 million, respectively. IP has contracts with various natural gas suppliers and interstate pipelines to provide natural gas supply, transportation and leased storage. Estimated committed natural gas, transportation and leased storage costs (including pipeline transition costs) for 1998 through 2002 total $56 million. Total natural gas purchased for 1997, 1996 and 1995 was $185 million, $207 million and $150 million, respectively. IP's estimated nuclear fuel commitments for Clinton are approximately $11 million for uranium concentrates through 2001, $3 million for conversion services through 2002, $35 million for enrichment services through 1999 and $232 million for fabrication services through 2019. IP is committed to purchase approximately $20 million of emission allowances through 1999. IP anticipates that all gas-related costs will be recoverable under IP's UGAC. See the subcaption "Fuel Cost Recovery" below for discussion of the UFAC.

Fuel Cost Recovery On September 29, 1997, the ICC approved an IP petition that stipulates customers will not be charged for certain additional costs of energy incurred as a result of Clinton being out of service. Under the petition, fuel costs charged to customers will be no higher than average 1995 - 1996 levels until Clinton is back in service operating at least at a 65% capacity factor for two consecutive months. See "Note 3 - Clinton Power Station" for additional information about Clinton.

     As a result of Illinois deregulation legislation, IP may choose to eliminate application of the UFAC. IP's base rates would still include a component for some level of recovery of fuel costs, but IP would not be able to pass through to customers increased costs of purchasing fuel, emission allowances or replacement power. Upon elimination of the UFAC, base rates will include a fixed fuel cost factor equivalent to the average 1995 - 1996 fuel cost levels. Future recovery of fuel costs is uncertain, as IP will decrease base electric rates to residential customers beginning August 1998 and certain customers will be free to choose their electric generation supplier beginning in October 1999. The extent to which fuel costs are recovered will depend on a number of factors including the future market prices for wholesale and retail energy, when Clinton returns to service, and whether IP elects to eliminate the UFAC.

Insurance IP maintains insurance for certain losses involving the operation of Clinton. For physical damage to the plant, IP's insurance program has two layers: 1) a primary layer of $500 million provided by nuclear insurance pools; and 2) an excess coverage layer of $1.1 billion provided by an industry-owned mutual insurance company for a total coverage of $1.6 billion. In the event of an accident with an estimated cost of reactor stabilization and site decontamination exceeding $100 million, NRC regulations require that insurance proceeds be dedicated and used first to return the reactor to, and maintain it in, a safe and stable condition, and second to decontaminate the reactor station site. The insurers also provide coverage for the shortfall in the Decommissioning Trust Fund caused by the premature decommissioning of the reactor due to an accident. In the event insurance limits are not exhausted by the above, the remaining coverage will be applied to property damage and a portion of the value of the undamaged property. In addition, while IP has no reason to anticipate a serious nuclear accident at Clinton, if such an incident should occur, the claims for property damage and other costs could materially exceed the limits of current or available insurance coverage. In the event of an extended shutdown of Clinton due to accidental property damage, IP also purchases approximately $1.5 million per week of business interruption insurance coverage through an industry-owned mutual insurance company. This insurance does not provide coverage until Clinton has been out of service for 21 weeks.

     All United States nuclear reactor licensees are subject to the Price-Anderson Act. This act currently limits public liability for a nuclear incident to $8.9 billion. Private insurance covers the first $200 million. Retrospective premium assessments against each licensed nuclear reactor in the United States provide excess coverage. Currently, the liability to these nuclear reactor licensees for such an assessment would be up to $79.3 million per incident, not including premium taxes which may be applicable, payable in annual installments of not more than $10 million.

     A Master Worker Policy covers worker tort claims alleging bodily injury, sickness or disease due to the nuclear energy hazard for workers whose initial radiation exposure occurred on or after January 1, 1988. The policy has an aggregate limit of $200 million that applies to the commercial nuclear industry as a whole. A provision provides for automatic reinstatement of policy limits up to an additional $200 million.

     IP may be subject to other risks that may not be insurable, or the amount of insurance carried to offset the various risks may not be sufficient to meet potential liabilities and losses. There is also no assurance that IP will be able to maintain insurance coverage at its present level. Under those circumstances, such losses or liabilities may have a substantial adverse effect on Illinova's and IP's financial positions.

Decommissioning and Nuclear Fuel Disposal IP is responsible for the costs of decommissioning Clinton and for spent nuclear fuel disposal costs. In May 1997, consistent with IP's assumption of all of Soyland's ownership obligations of Clinton, Soyland's nuclear decommissioning trust assets were transferred to IP. Future decommissioning costs related to Soyland's former share of Clinton will be provided through the PCA between Soyland and IP. IP is collecting future decommissioning costs for the remaining portion of Clinton through its electric rates based on an ICC-approved formula that allows IP to adjust rates annually for changes in decommissioning cost estimates. Illinois deregulation legislation provides for the continued recovery of decommissioning costs from IP's delivery customers.

     IP concluded a site-specific study in 1996 to estimate the costs of dismantlement, removal and disposal of Clinton. This study resulted in projected decommissioning costs of $538 million (1996 dollars) or $969 million (2026 dollars, assuming a 2% inflation factor.) Regulatory approval of this increased decommissioning cost level was received in August 1997. This estimate is the basis used for funding decommissioning costs through rates charged to IP's customers and through the PCA with Soyland.

     External decommissioning trusts, as prescribed under Illinois law and authorized by the ICC, accumulate funds for the future decommissioning of Clinton based on the expected service life of the plant. For the years 1997, 1996 and 1995, IP contributed $5.3 million, $3.9 million and $5.0 million, respectively, to its external nuclear decommissioning trust funds. The balances in these nuclear decommissioning funds at December 31, 1997 and 1996 were $62.5 million and $41.4 million, respectively. Decommissioning funds are recorded as assets on the balance sheet. A decommissioning liability approximately equivalent to trust assets is also recorded. IP recognizes earnings and expenses from the trust fund as changes in its assets and liabilities relating to these funds occur.

     The FASB is reviewing the accounting for closure and removal costs of long-lived assets. Changes to current electric utility industry accounting practices for decommissioning may result in recording the estimated total cost for decommissioning as a liability and an increase to plant balances, depreciating the increased plant balances, and reporting trust fund income from the external decommissioning trusts as investment income rather than as a reduction to decommissioning expense. Based on current information, management believes that these changes will not have an adverse effect on results of operations due to existing and anticipated future ability to recover decommissioning costs through rates.

     Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the permanent storage and disposal of spent nuclear fuel. The DOE currently charges one mill ($0.001) per net kwh (one dollar per MWH) generated and sold for future disposal of spent fuel. IP is recovering these charges through rates. In 1996, the District of Columbia Circuit Court of Appeals issued an order, at the request of nuclear-owning utilities and state regulatory agencies, confirming DOE's unconditional obligation to take responsibility for spent nuclear fuel commencing in 1998, even if it has no permanent repository at that time.
Notwithstanding this decision, which the DOE did not appeal, the DOE has indicated to all nuclear utilities that it may experience delay in performance. The impact of any such delay on IP will depend on many factors, including the duration of such delay and the cost and feasibility of interim, on-site storage.

Environmental Matters

Clean Air Act To comply with the SO2 emission reduction requirements of Phase I (1995-1999) of the Acid Rain Program of the 1990 Clean Air Act Amendments, IP continues to purchase emission allowances. An emission allowance is the authorization by the U.S. EPA to emit one ton of SO2. The ICC approved IP's Phase I Acid Rain Compliance Plan in September 1993, and IP is continuing to implement that plan. IP has acquired sufficient emission allowances to meet most of its anticipated needs for 1998 and 1999 and will purchase the remainder on the spot market. In 1993, the Illinois General Assembly passed and the governor signed legislation authorizing, but not requiring, the ICC to permit expenditures and revenues from emission allowance purchases and sales to be included in rates charged to customers as a cost of fuel. In December 1994, the ICC approved the recovery of emission allowance costs through the UFAC. See the subcaption "Fuel Cost Recovery" above for discussion of the UFAC. IP's compliance plan will defer, until at least 2000, any need for scrubbers or other capital projects associated with SO2 emission reductions. Phase II (2000 and beyond) SO2 emission reduction requirements of the Acid Rain Program could require additional actions and may result in capital expenditures and the purchase of emission allowances.

     To comply with the Phase I NOx emission reduction requirements of the acid rain provisions of the Clean Air Act, IP installed low-NOx burners at Baldwin Unit 3 and Vermilion Unit 2. On November 29, 1994, the Phase I NOx rules were remanded to the U.S. EPA. On April 13, 1995, the U.S. EPA reinstated, with some modifications, the Phase I NOx rules effective January 1, 1996. IP was positioned to comply with these revised rules without additional modifications to any of its generating plants.

     The U.S. EPA issued revised Phase II NOx emission limits on December 10, 1996. IP has prepared a Phase II Compliance Plan. Litigation over the scope and legality of these Phase II NOx limits precludes a precise quantification of anticipated capital costs for compliance; however, capital expenditures for IP's NOx Compliance Plan are expected to be $100 million prior to the year 2000. The majority of this investment will be directed to Baldwin Units 1 and 2 and will occur in conjunction with replacement of the air heaters on these units.

In addition, regulators are continuing to examine potential approaches for compliance with current federal ozone air quality standards. On November 7, 1997, the U.S. EPA proposed air pollution rules which would require substantial reductions of NOx emissions in Illinois and 21 other states. The proposal would require the installation of NOx controls by September 2002. This proposal is expected to be finalized by November 1998 with Illinois utility reduction requirements specified in 1999. Preliminary cost estimates to comply with the proposed NOx limitations are $130 to $150 million beyond what is already needed to comply with the NOx requirements of Phase II of the Acid Rain Program. The legality of this proposal along with its technical feasibility is expected to be challenged by a number of utilities and utility groups, including IP.

Global Warming On December 11, 1997, international negotiations to reduce greenhouse gas emissions concluded with the adoption of the Kyoto Protocol. This Protocol requires the United States to reduce greenhouse gas emissions to 7% below 1990 levels during the years 2008 through 2012 and to make further reductions thereafter. This Protocol must be ratified by the United States Senate. United States Senate Resolution 98 (passed 95 - 0) indicates the Senate would not ratify an agreement that fails to involve all countries or would damage the United States economy. Ratification will be a major political issue since the Protocol does not contain key elements that Senate Resolution 98 said would be necessary for ratification. It is anticipated that ratification will be delayed until after 1998.

     IP will face major changes in how it generates electricity if the Kyoto Protocol is ratified, or if the Protocol's reduction goals are incorporated into other environmental regulations. IP would have to repower some generating units and change from coal to natural gas in other units to reduce greenhouse gas emissions. IP estimates that compliance with these proposed regulations may require significant capital outlays and annual operating expenses which could have a material adverse impact on Illinova and IP.

Manufactured-Gas Plant IP's estimated liability for MGP site remediation is $65 million. This amount represents IP's current best estimate of the costs that it will incur in remediation of the 24 MGP sites for which it is responsible.
Because of the unknown and unique characteristics at each site, IP cannot presently determine its ultimate liability for remediation of the sites.

     IP is currently recovering MGP site remediation through tariff riders approved by the ICC. Accordingly, IP has recorded a regulatory asset on its balance sheet totaling $65 million as of December 31, 1997. Management expects that cleanup costs will be fully recovered from IP's customers.

     To offset the burden imposed on its customers, IP has initiated litigation against a number of insurance carriers. Any settlement proceeds or damages recovered from the carriers will continue to be credited to IP's customers through the tariff rider mechanism which the ICC previously approved.

Electric and Magnetic Fields The possibility that exposure to EMF emanating from power lines, household appliances and other electric sources may result in adverse health effects continues to be the subject of litigation and governmental, medical and media attention. Litigants have also claimed that EMF concerns justify recovery from utilities for the loss in value of real property exposed to power lines, substations and other such sources of EMF. The number of EMF cases has declined in the last few years as more national and international science commissions have concluded that an EMF health risk has not been established. Additional research is being conducted to attempt to resolve continuing scientific uncertainties. On July 3, 1997, President Clinton signed legislation extending the National EMF Research and Public Information Dissemination Program through 1998. Research results, policy decisions and public information developments will continue into 1999. It is too soon to tell what, if any, impact these actions may have on IP's and Illinova's consolidated financial positions. IP continues its commitment to address customer and employee concerns related to the EMF issue.

Other

Legal Proceedings IP is involved in legal or administrative proceedings before various courts and agencies with respect to matters occurring in the ordinary course of business, some of which involve substantial amounts of money. Management believes that the final disposition of these proceedings will not have a material adverse effect on the consolidated financial position or the results of operations.

Accounts Receivable IP sells electric energy and natural gas to residential, commercial and industrial customers throughout Illinois. At December 31, 1997, 72%, 17% and 11% of "Accounts receivable - Service" were from residential, commercial and industrial customers, respectively. IP maintains reserves for potential credit losses and such losses have been within management's expectations. During 1997, IP increased its reserve for doubtful accounts from $3.0 million to $5.5 million.

Contingencies

Soyland In March 1997, the NRC issued an order approving transfer to IP of the Clinton operating license related to Soyland's 13.2% ownership in connection with the transfer from Soyland to IP of all of Soyland's interest in Clinton.

     The FERC approved an amended PCA in July 1997. The amended PCA obligates Soyland to purchase all of its capacity and energy needs from IP for at least ten years (the initial term of the PCA) and includes a provision that allows Soyland to pay its base capacity charges in advance. The amended PCA also provides that a contract cancellation fee will be paid by Soyland to IP in the event that a Soyland Cooperative member terminates its membership from Soyland. In May 1997, three distribution cooperative members terminated their membership by buying out of their respective long-term wholesale power contracts with Soyland. As a result, Soyland paid a fee of $20.8 million to IP in June 1997 to reduce its future base capacity charges.

     In December 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA. The fee of approximately $70 million will be deferred and recognized as interchange revenue over the initial term of the PCA. The payment will be contingent on Soyland obtaining the necessary financing and regulatory approvals in 1998.

Nuclear Fuel Lease See "Note 8 - Capital Leases" for discussion of contingencies related to IP's nuclear fuel lease.

Internal Revenue Service Audit The Internal Revenue Service is currently auditing IP's federal income tax returns for the years 1991 through 1993. At this time, the outcome of the audit cannot be determined; however, management does not expect that the results will have a material adverse effect on IP's and Illinova's consolidated financial positions or results of operations. For a detailed discussion of income taxes, see "Note 7 - Income Taxes."

Illinova Energy Partners, Inc. IEP buys and sells electricity in the Western United States. In the normal course of business, IEP is required to incur price exposure on the electricity bought or sold. Where the markets allow, IEP will hedge such exposure through the use of electricity futures contracts or through swaps with qualified counterparties. The aggregate notional value, fair value and unrealized gain related to futures contracts outstanding at December 31, 1997, are immaterial. In addition, IEP considers the risk of counterparty non-performance to be remote.

     At December 31, 1997, IEP had electricity sales and purchase contracts which exposed the company to risk as a result of price volatility. For the year ended December 31, 1997, IEP accrued losses of $13.5 million (before taxes) relating to contracts not yet settled. Illinova guarantees the performance of IEP and Tenaska Marketing Ventures up to an aggregate of $80 million for credit support. The level of credit support in place at December 31, 1997, was $45 million. See "Note 2 - Illinova Subsidiaries" for additional information about IEP.


Note 5 - Lines of Credit
and Short-Term Loans

IP has total lines of credit represented by bank commitments amounting to $354 million, all of which were unused at December 31, 1997. These lines of credit are renewable in May 1998, August 1998 and May 2002. These bank commitments support the amount of commercial paper outstanding at any time, limited only by the amount of unused bank commitments, and are available to support other IP activities. In addition, Illinova's total lines of credit represented by bank commitments amount to $150 million, of which $111.5 million was unused at December 31, 1997. Illinova's letters of credit total $31.1 million.

     IP pays facility fees up to .10% per annum on $350 million of the total lines of credit, regardless of usage. The interest rate on borrowings under these agreements is, at IP's option, based upon the lending banks' reference rate, their Certificate of Deposit rate, the borrowing rate of key banks in the London interbank market or competitive bid.

     IP has letters of credit totaling $206 million and pays fees up to .45% per annum on the unused amount of credit.

     In addition, IP and the Fuel Company each have a short-term financing option to obtain funds not to exceed $30 million. IP and the Fuel Company pay no fees for this uncommitted facility and funding is subject to availability upon request.

     Illinova had $38.5 million of borrowings against its lines of credit at December 31, 1997. For the years 1997, 1996 and 1995, Illinova (including IP) had short-term borrowings consisting of bank loans, commercial paper, extendible floating rate notes and other short-term debt outstanding at various times as follows:

(Millions of dollars, except rates)               1997        1996       1995

Short-term borrowings
  at December 31,                              $  415.3    $  387.0    $  359.6

Weighted average interest
  rate at December 31,                              6.1%       5.8%        6.0%

Maximum amount
  outstanding
  at any month end                             $  415.3   $  387.0    $  359.6

Average daily borrowings
  outstanding during
  the year                                     $  298.5   $  261.9    $  306.5

Weighted average interest
  rate during the year                              5.8%       5.7%       6.2%

     Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on floating-rate debt. IP's two variable rate interest rate cap agreements cover up to $114.6 million of commercial paper. These agreements entitle IP to receive from a counterparty on a quarterly basis the amount, if any, by which IP's interest payments on a nominal amount of commercial paper exceed the interest rate set by the cap. On December 31, 1997, the cap rates were set at 7.75% and 8.0% while the current market rate available to IP was 5.8%.

     IP also has a $50 million interest rate swap in effect through October 1998 where IP pays 5.92% and receives the LIBOR variable rate, payable quarterly.

Note 6 - Facilities Agreements

On March 13, 1997, the NRC issued an order approving transfer to IP of the Clinton operating license related to Soyland's 13.2% ownership obligations in connection with the transfer from Soyland to IP of all of Soyland's interest in Clinton pursuant to an agreement reached in 1996. Soyland's title to the plant and directly related assets such as nuclear fuel was transferred to IP on May 1, 1997. Soyland's nuclear decommissioning trust assets were transferred to IP on May 19, 1997, consistent with IP's assumption of all of Soyland's ownership obligations including those related to decommissioning.

     The FERC approved an amended PCA between Soyland and IP in July 1997. The amended PCA obligates Soyland to purchase all of its capacity and energy needs from IP for at least ten years. The amended PCA provides that a contract cancellation fee will be paid by Soyland to IP in the event that a Soyland member terminates its membership in Soyland. In May 1997, three distribution cooperative members terminated their membership by buying out of their respective long-term wholesale power contracts with Soyland. This action resulted in Soyland paying a fee of $20.8 million to IP in June 1997, to reduce its future base capacity charges. Fee proceeds of $2.9 million were used to offset the costs of acquiring Soyland's share of Clinton with the remaining $17.9 million recorded as interchange revenue. In December 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA. The fee of approximately $70 million is deferred and recognized as interchange revenue over the initial term of the PCA. The payment will be contingent on Soyland obtaining the necessary financing and regulatory approvals in 1998.

Note 7 - Income Taxes

Deferred tax assets and liabilities were comprised of the following:

                                                  Balances as of December 31,
(Millions of dollars)                                1997              1996

Deferred tax assets:
Current:
  Misc. book/tax recognition differences        $     11.2       $      7.7

Noncurrent:
  Depreciation and other property related             46.2             42.0
  Alternative minimum tax                            156.8            198.5
  Tax credit and net operating loss
    carryforward                                       -               32.8
  Unamortized investment tax credit                  116.9            120.9
  Misc. book/tax recognition differences              51.9             78.9

                                                     371.8            473.1

            Total deferred tax assets           $    383.0       $    480.8



Deferred tax liabilities:

Current:
  Misc. book/tax recognition differences        $       .9       $     11.3

Noncurrent:
  Depreciation and other property related          1,348.0          1,350.1
  Deferred Clinton costs                               -               58.2
  Misc. book/tax recognition differences              (7.1)            99.7

                                                   1,340.9          1,508.0

  Total deferred tax liabilities                $  1,341.8       $  1,519.3

Income taxes included in the Consolidated Statements of Income consist of the following components:

                                                     Years Ended December 31,
(Millions of dollars)               1997             1996              1995

Current taxes                    $   70.3        $   64.7            $   78.3

Deferred taxes-
  Property related differences        8.8            70.6                71.9
  Alternative minimum tax            41.7             1.1                 2.9
  Gain/loss on reacquired debt         .4            (1.6)               (1.9)
  Net operating loss
   carryforward                        -                -                 (.2)
  Enhanced retirement
   and severance                       .5             2.6               (15.0)
  Misc. book/tax recognition
   differences                      (34.1)           (2.2)              (15.1)
  Investment tax credit              (7.3)           (7.3)               (6.9)

   Total deferred taxes              10.0            63.2                35.7

Total income taxes from
  continuing operations          $   80.3        $  127.9            $  114.0

Income tax -
  Extraordinary item
    Current tax expense             (17.8)            -                    -
    Deferred tax expense           (100.2)            -                    -

    Total extraordinary item       (118.0)            -                    -

Total income taxes               $  (37.7)       $  127.9             $  114.0

     The reconciliations of income tax expense to amounts computed by applying the statutory tax rate to reported pretax income from continuing operations for the period are set below:

                                                        Years Ended December 31,

(Millions of dollars)                 1997             1996             1995

Income tax expense at the
  federal statutory tax rate $         64.7        $  111.4         $   92.9

Increases/(decreases) in taxes
resulting from-
  State taxes,
    net of federal effect               8.7            11.4             12.4
  Investment tax credit
    amortization                       (7.3)           (7.3)            (6.9)
Depreciation not normalized            11.3             9.4              7.4
Preferred dividend requirement
  of subsidiary                         1.7             2.5              5.8

Other-net                               1.2              .5              2.4

Total income taxes from
  continuing operations             $  80.3        $  127.9         $  114.0



     Combined federal and state effective income tax rates were 43.4%, 40.2% and 42.9% for the years 1997, 1996 and 1995, respectively.

     Illinova is subject to the provisions of the Alternative Minimum Tax System. As a result, Illinova has an Alternative Minimum Tax credit carryforward at December 31, 1997, of approximately $156.8 million. This credit can be carried forward indefinitely to offset future regular income tax liabilities in excess of the tentative minimum tax.

     The Internal Revenue Service is currently auditing IP's consolidated federal income tax returns for the years 1991 through 1993. At this time, the outcome of the audit cannot be determined; however, the results of the audit are not expected to have a material adverse effect on Illinova's consolidated financial position or results of operations.

     Because of the passage of HB 362, IP's electric generation business no longer meets the criteria for application of FAS 71. As required by FAS 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71," the income tax effects of the write-off of regulatory assets and liabilities related to electric generation are reflected in the extraordinary item for the cumulative effect of a change in accounting principle.

Note 8 - Capital Leases

The Fuel Company, which is 50% owned by IP, was formed in 1981 for the purpose of leasing nuclear fuel to IP for Clinton. Lease payments are equal to the Fuel Company's cost of fuel as consumed (including related financing and administrative costs). Billings under the lease agreement during 1997, 1996 and 1995 were $4 million, $35 million and $41 million, respectively, including financing costs of $4 million, $5 million and $7 million, respectively. IP is required to pay financing costs whether or not fuel is consumed. IP is obligated to make subordinated loans to the Fuel Company at any time the obligations of the Fuel Company that are due and payable exceed the funds available to the Fuel Company. Lease terms stipulate that in the event that Clinton is out of service for 24 consecutive months, IP will be obligated to purchase Clinton's in-core nuclear fuel for $62 million from the Fuel Company. IP has an obligation for nuclear fuel disposal costs of leased nuclear fuel. See "Note 4 - Commitments and Contingencies" for discussion of decommissioning and nuclear fuel disposal costs. Nuclear fuel lease payments are included with "Fuel for electric plants" on Illinova's Consolidated Statements of Income.

     At December 31, 1997 and 1996, current obligations under capital lease for nuclear fuel are $18.7 million and $36.9 million, respectively.

     Over the next five years estimated payments under capital leases are as follows:

                                                         (Millions of dollars)

1998                                                            $        23.5
1999                                                                     44.3
2000                                                                     23.9
2001                                                                     21.5
2002                                                                     16.7
Thereafter                                                               12.8

                                                                        142.7

Less - Interest                                                          16.0

  Total                                                        $        126.7

Note 9 - Long-Term Debt

                                                                                                 (Millions of dollars)
December 31,                                                                                     1997             1996
First mortgage bonds of subsidiary-
  6 1/2%    series due 1999                                                               $      72.0       $     72.0
  6.60%     series due 2004 (Pollution Control Series A)                                          6.3              6.5
  7.95%     series due 2004                                                                      72.0             72.0
  6%        series due 2007 (Pollution Control Series B)                                         18.7             18.7
  7 5/8%    series due 2016 (Pollution Control Series F, G and H)                                 -              150.0
  8.30%     series due 2017 (Pollution Control Series I)                                         33.8             33.8
  7 3/8%    series due 2021 (Pollution Control Series J)                                         84.7             84.7
  8 3/4%    series due 2021                                                                      57.1             57.1
  5.70%     series due 2024 (Pollution Control Series K)                                         35.6             35.6
  7.40%     series due 2024 (Pollution Control Series L)                                         84.1             84.1

  Total first mortgage bonds of subsidiary                                                      464.3            614.5

New mortgage bonds of subsidiary-
  6 1/8%    series due 2000                                                                      40.0             40.0
  5.625%    series due 2000                                                                     110.0            110.0
  6 1/2%    series due 2003                                                                     100.0            100.0
  6 3/4%    series due 2005                                                                      70.0             70.0
  8%        series due 2023                                                                     229.0            229.0
  7 1/2%    series due 2025                                                                     177.0            177.0
  Adjustable rate series due 2028 (Pollution Control Series M, N and O)                         111.8            111.8
  Adjustable rate series due 2032 (Pollution Control Series P, Q and R)                         150.0              -

  Total new mortgage bonds of subsidiary                                                        987.8            837.8

  Total mortgage bonds of subsidiary                                                          1,452.1          1,452.3

Medium-term notes of subsidiary, series A                                                        68.0             78.5
Variable rate long-term debt of subsidiary due 2017                                              75.0             75.0
Illinova 7 1/8% Senior Notes due 2004                                                           100.0              -

  Total other long-term debt                                                                    243.0            153.5

                                                                                              1,695.1          1,605.8

Unamortized discount on debt                                                                    (16.8)           (18.1)
  Total long-term debt excluding capital lease obligations                                    1,678.3          1,587.7
  Obligations under capital leases of subsidiary                                                126.7             96.4

                                                                                              1,805.0          1,684.1

Long-term debt and lease obligations of subsidiary maturing within one year                     (87.5)           (47.7)

  Total long-term debt                                                                $       1,717.5     $     1,636.4

In February 1997, Illinova issued $100 million of 7 1/8% Senior Notes due 2004. In April 1997, IP refinanced $150 million of 7 5/8% First Mortgage Bonds due 2016 as Adjustable Rate New Mortgage Bonds due 2032.

In 1989 and 1991, IP issued a series of fixed rate medium-term notes. At December 31, 1997, these notes had interest rates ranging from 9% to 9.31% and will mature at various dates in 1998. Interest rates on variable rate long-term debt due 2017 are adjusted weekly and ranged from 4.35% to 4.6% at December 31, 1997.

For the years 1998, 1999, 2000, 2001 and 2002, IP has long-term debt maturities and cash sinking fund requirements in the aggregate of (in millions) $68.8, $72.8, $150.8, $.8 and $.8, respectively. These amounts exclude capital lease requirements. See "Note 8 - Capital Leases."

At December 31, 1997, the aggregate total of unamortized debt expense and unamortized loss on reacquired debt was approximately $50.4 million.

In 1992, IP executed a new general obligation mortgage (New Mortgage) to replace, over time, IP's 1943 Mortgage and Deed of Trust (First Mortgage). Both mortgages are secured by liens on substantially all of IP's properties. A corresponding issue of First Mortgage bonds, under the First Mortgage, secures any bonds issued under the New Mortgage. In October 1997, at a special bondholders meeting, the 1943 First Mortgage was amended to be generally consistent with the New Mortgage. The remaining balance of net bondable additions at December 31, 1997, was approximately $1.8 billion.

Note 10 - Preferred Stock of Subsidiary

                                                                                                              (Millions of dollars)

December 31,                                                                                                  1997             1996

Serial Preferred Stock of Subsidiary, cumulative, $50 par value-
Authorized 5,000,000 shares; 1,139,110 and 1,221,700 shares outstanding, respectively

         Series   Shares   Redemption Prices
         4.08%    283,290  $        51.50                                                                 $   14.1          $  15.0
         4.26%    136,000           51.50                                                                      6.8              7.5
         4.70%    176,000           51.50                                                                      8.8             10.0
         4.42%    134,400           51.50                                                                      6.7              7.5
         4.20%    167,720           52.00                                                                      8.4              9.0
         7.75%    241,700           50.00 after July 1, 2003                                                  12.1             12.1

         Net premium on preferred stock                                                                         .2               .2

  Total Preferred Stock of Subsidiary, $50 par value                                                      $   57.1          $  61.3

Serial Preferred Stock of Subsidiary, cumulative, without par value-
Authorized 5,000,000 shares; 0 and 698,200 shares outstanding, respectively

         Series   Shares   Redemption Prices
         A            -            -                                                                      $    -            $  34.9

  Total Preferred Stock of Subsidiary, without par value                                                  $    -            $  34.9

Preference Stock of Subsidiary, cumulative, without par value-
Authorized 5,000,000 shares; none outstanding                                                                  -                -
  Total Serial Preferred Stock, Preference Stock and Preferred Securities of Subsidiary                   $   57.1          $  96.2

Company Obligated Mandatorily Redeemable Preferred Securities of:
Illinois Power Capital, L.P.
Monthly Income Preferred Securities, cumulative, $25 liquidation preference-
3,880,000 shares authorized and outstanding                                                               $   97.0          $  97.0

Illinois Power Financing I
Trust Originated Preferred Securities, cumulative, $25 liquidation preference-
4,000,000 shares authorized and outstanding                                                                  100.0            100.0

  Total Mandatorily Redeemable Preferred Stock of Subsidiary                                              $  197.0          $ 197.0

Serial Preferred Stock ($50 par value) is redeemable at the option of IP in whole or in part at any time with not less than 30 days and not more than 60 days notice by publication. The MIPS are redeemable at the option in whole or in part on or after October 6, 1999 with not less than 30 days and not more than 60 days notice by publication. The TOPrS mature on January 31, 2045 and may be redeemed in whole or in part at any time on or after January 31, 2001.

Quarterly dividend rates for Serial Preferred Stock, Series A, are determined based on market interest rates of certain U.S. Treasury securities. Dividends paid in 1997 and 1996 were $.75 per share per quarter.

Illinois Power Capital, L.P., is a limited partnership in which IP serves as a general partner. Illinois Power Capital issued (1994) $97 million of tax-advantaged MIPS at 9.45% (5.67% after-tax rate) with a liquidation preference of $25 per share. IP consolidates the accounts of Illinois Power Capital.

Illinois Power Financing I is a statutory business trust in which IP serves as sponsor. IPFI issued (1996) $100 million of TOPrS at 8% (4.8% after-tax rate). IP consolidates the accounts of IPFI.

On September 29, 1997, IP issued a notice of redemption to all holders of its Adjustable Rate Series A Preferred Stock. All 698,200 shares outstanding were redeemed on November 1, 1997, at the price of $50 per share. In 1997, IP redeemed $4.2 million of various issues of Serial Preferred Stock. The carrying amount was $.2 million over consideration paid and was recorded in equity and included in Net income applicable to common stock.

Note 11 - Common Stock and Retained Earnings

In 1997, Illinova repurchased 4,000,000 shares of its common stock on the open market. Illinova holds the common stock as treasury stock and deducts it from common equity at the cost of the shares.

     In 1996, Illinova amended the Automatic Reinvestment and Stock Purchase Plan and the ESOP. These plans were replaced with the Illinova Investment Plus Plan for which 5,000,000 shares of common stock were designated for issuance. Illinova administers the Illinova Investment Plus Plan. The Illinova Investment Plus Plan provides investors a convenient way to purchase shares of common stock and reinvest all or a portion of the cash dividends paid on eligible securities in additional shares of common stock. It allows purchases of common stock on the open market, as well as purchases of new issue shares directly from Illinova. Under this plan, 4,608,712 shares of common stock were designated for issuance at December 31, 1997. All accounts, elections, notices, instructions and authorizations under the Automatic Reinvestment and Stock Purchase Plan and the ESOP automatically continue under the Illinova Investment Plus Plan, and participants in the Automatic Reinvestment and Stock Purchase Plan and the ESOP continue as participants in the Illinova Investment Plus Plan.

     The ESOP includes an incentive compensation feature which is tied to employee achievement of specified corporate performance goals. This arrangement began in 1991 when IP loaned $35 million to the Trustee of the Plans, which used the loan proceeds to purchase 2,031,445 shares of IP's common stock on the open market. The loan and common shares were converted to Illinova instruments with the formation of Illinova in May 1994. These shares are held in a suspense account under the plans and are being distributed to the accounts of participating employees as the loan is repaid by the Trustee with funds contributed by IP, together with dividends on the shares acquired with the loan proceeds. IP financed the loan with funds borrowed under its bank credit agreements.

     For the year ended December 31, 1997, 91,282 common shares were allocated to salaried employees and 83,418 shares to employees covered under the Collective Bargaining Agreement through the matching contribution feature of the ESOP arrangement. Under the incentive compensation feature, 70,720 common shares were allocated to employees for the year ended December 31, 1997. During 1997, IP contributed $5.0 million to the ESOP and using the shares allocated method, recognized $3.3 million of expense. Interest paid on the ESOP debt was approximately $1.3 million in 1997 and dividends used for debt service were approximately $2.3 million.

     In 1992, the Board of Directors adopted and the shareholders approved a Long-Term Incentive Compensation Plan (the Plan) for officers or employee members of the Board, but excluding directors who are not officers or employees. Restricted stock, incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalents and other stock-based awards may be granted under the plan, for up to 1,500,000 shares of Illinova's common stock. The following table outlines the activity under this plan at December 31, 1997. Of the options granted in 1992, 1993, 1994 and 1995 in the table below, 7,500, 10,500, 4,400 and 6,500 options, respectively, have been forfeited and are not exercisable. An additional 20,000 options were exercised in January 1998.

Year             Options  Grant       Year       Expiration       Options
Granted          Granted  Price    Exercisable      Date         Exercised

1992              62,000  $23 3/8     1996         6/10/01        38,000
1993              73,500  $24 1/4     1997         6/09/02            -
1994              82,650  $20 7/8     1997         6/08/03            -
1995              69,300  $24 7/8     1998         6/14/04            -
1996              80,500  $29 3/4     1999         2/07/05            -
1997              82,000  $26 1/8     2000         2/12/07            -



     In October 1995, the FASB issued FAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. Based on the current and anticipated use of stock options, the impact of FAS 123 is not material on the current period and is not envisioned to be material in any future period. Illinova continues to account for its stock options in accordance with Accounting Principle Board Opinion No. 25.

     The provisions of Supplemental Indentures to IP's General Mortgage Indenture and Deed of Trust contain certain restrictions with respect to the declaration and payment of dividends. IP was not limited by any of these restrictions at December 31, 1997. Under the Restated Articles of Incorporation, common stock dividends are subject to the preferential rights of the holders of preferred and preference stock.

Note 12 -  Pension and Other Benefit Costs

Illinova offers certain benefit plans to the employees of all of its subsidiaries. IP is sponsor and administrator of all of the benefit plans. IP is reimbursed by the other Illinova subsidiaries for their share of the expenses of the benefit plans. The discussion and values below represent the plans in total, including the amounts attributable to the other subsidiaries.

     IP has defined-benefit pension plans covering all officers and employees. Benefits are based on years of service and compensation. IP's funding policy is to contribute annually at least the minimum amount required by government funding standards, but not more than can be deducted for federal income tax purposes.

     Pension costs, a portion of which have been capitalized for 1997, 1996 and 1995, include the following components:

                                                  Years Ended December 31,

(Millions of dollars)               1997             1996              1995

Service cost on benefits
  earned during the year         $   10.1        $    10.2         $    10.4
Interest cost on projected
  benefit obligation                 27.9              26.8             23.6
Return on plan assets               (95.6)           (42.2)            (58.3)
Net amortization and deferral        61.5              9.4              29.6
Effect of enhanced retirement
  program                             -                -                15.7

Net periodic pension cost        $    3.9        $     4.2         $    21.0



The estimated funded status of the plans at December 31, 1997 and 1996, using discount rates of 7.5% and 8.0%, respectively, and future compensation increases of 4.5% was as follows:

                                                   Balances as of December 31,
(Millions of dollars)                                1997              1996

Actuarial present value of:
  Vested benefit obligation                      $ (329.7)         $  (291.7)

  Accumulated benefit obligation                   (350.6)            (312.5)
Projected benefit obligation                       (412.8)            (361.5)
Plan assets at fair value                           432.1              357.2
  Funded status                                      19.3               (4.3)
  Unrecognized net (gain)/loss                      (39.1)             (13.8)
  Unrecognized net asset at transition              (26.1)             (30.3)
  Unrecognized prior service cost                    17.4               19.3
Accrued pension cost included in
  deferred credits                               $  (28.5)          $  (29.1)



     The plans' assets consist primarily of common stocks, fixed income securities, cash equivalents, alternative investments and real estate. The actuarial present value of accumulated plan benefits at January 1, 1997 and 1996, were $375 million and $361 million, respectively, including vested benefits of $353 million and $337 million, respectively. The pension cost for 1997, 1996 and 1995 was calculated using a discount rate of 8.0%, 7.75% and 8.75%, respectively; future compensation increases of 4.5% for 1997, 1996 and 1995; and a return on assets of 9.5% for 1997 and 1996, and 9.0% for 1995. The unrecognized net asset at transition and the unrecognized prior service cost are amortized on a straight-line basis over the average remaining service period of employees who are expected to receive benefits under the plan. IP made cash contributions of $5 million in 1997, $6 million in 1996 and $2 million in 1995.

     IP provides health care and life insurance benefits to certain retired employees, including their eligible dependents, who attain specified ages and years of service under the terms of the defined-benefit plans. Postretirement benefits, a portion of which have been capitalized, for 1997 and 1996 included the following components:

                                                     Years Ended December 31,
(Millions of dollars)                                 1997              1996

Service cost on benefits earned
  during the year                                    $  1.9           $  2.2
Interest cost on projected
  benefit obligation                                    5.9              6.1
Return on plan assets                                  (8.0)            (5.9)
Amortization of unrecognized
  transition obligation                                 7.4              6.4
Net periodic postretirement
  benefit cost                                       $  7.2           $  8.8



     The net periodic postretirement benefit cost in the preceding table includes amortization of the previously unrecognized accumulated postretirement benefit obligation, which was $41.4 million and $44.2 million as of January 1, 1997 and 1996, respectively, over 20 years on a straight-line basis.

     IP has established two separate trusts for those retirees who were subject to a collectively bargained agreement and all other retirees to fund retiree health care and life insurance benefits. IP's funding policy is to contribute annually an amount at least equal to the revenues collected for the amount of postretirement benefit costs allowed in rates. The plan assets consist of common stocks and fixed income securities at December 31, 1997 and 1996. The estimated funded status of the plans at December 31, 1997 and 1996, using weighted average discount rates of 7.0% and 8.0%, respectively, and a return on assets of 9.0% was as follows:

                                                    Balances as of December 31,
(Millions of dollars)                                1997              1996

Accumulated postretirement
benefit obligation
  Current retirees                                $ (51.1)          $ (49.6)
  Current employees - fully eligible                 (5.5)             (3.5)
  Current employees - not fully eligible            (32.8)            (28.6)
    Total benefit obligation                        (89.4)            (81.7)
Plan assets at fair value                            49.7              34.4
Funded status                                       (39.7)            (47.3)
Unrecognized transition obligation                   38.7              41.4
Unrecognized net (gain)/loss                         (6.3)             (7.1)
Accrued postretirement benefit cost
  included in deferred credits                    $  (7.3)          $ (13.0)



     The pre-65 health-care-cost trend rate decreases from 7.1% to 5.5% over nine years and the post-65 health-care-cost trend rate is level at 1.5%. A 1.0% increase in each future year's assumed health-care-cost trend rates increases the service and interest cost from $7.8 million to $8.7 million and the accumulated postretirement benefit obligation from $89.4 million to $99.9 million.

Note 13 - Segments of Business

                                                                                                               (Millions of dollars)
                                     1997                                   1996                                        1995
                                       Diversified                            Diversified                         Diversified
                                       Enterprises   Total                    Enterprises Total                   Enterprises Total
                         Electric  Gas               Corp.    Electric    Gas             Corp.    Electric   Gas             Corp.
Operation information -
 Operating revenues      $1,420.0 $353.9  $735.6   $2,509.5   $1,340.5   $348.2  $57.6  $1,746.3   $1,368.9  $272.5   $1.9  $1,643.3
 Operating expenses,
  excluding provision
  for income taxes        1,081.3  311.5   792.3    2,185.1      886.2    300.5   87.5   1,274.2      946.2   245.0   15.1   1,206.3

 Pre-tax operating income   338.7   42.4   (56.7)    324.4      454.3    47.7    (29.9)    472.1      422.7    27.5  (13.2)    437.0
 AFUDC                        4.9     .1       -       5.0        6.3      .2        -       6.5        5.5      .5      -       6.0

 Pre-tax operating income,
   including AFUDC        $ 343.6 $ 42.5  $(56.7)  $ 329.4   $  460.6   $47.9   $(29.9)  $ 478.6   $  428.2  $ 28.0  $(13.2) $ 443.0

 Other deductions, net                               (13.6)                                  2.6                                 5.1
 Interest charges                                    136.8                                 134.7                               148.6
 Provision for
   income taxes                                       80.3                                 128.0                               114.0
 Preferred dividend
   requirements
   of subsidiary                                      21.5                                  22.3                                23.7

 Net income                                          104.4                                 191.0                               151.6

 Extraordinary item
   (net of taxes)                                   (195.0)                                  -                                   -
 Carrying value over
   (under) consideration
   paid for redeemed
   preferred stock
   of subsidiary                                        .2                                   (.7)                              (3.5)

Net income (loss)
  applicable
  to common stock                                  $ (90.4)                               $190.3                             $ 148.1

Other information -
  Depreciation            $171.5  $24.1    $ -     $ 195.6     $164.0  $ 22.5   $ -       $186.5     $161.4  $ 21.6  $ -     $ 183.0
  Capital expenditures    $201.3  $22.6    $ -     $ 223.9     $164.0  $ 23.3   $ -       $187.3     $185.7  $ 23.6  $ -     $ 209.3

Investment information -
  Identifiable assets*  $4,508.1 $453.8    $1.2   $4,963.1   $4,578.1  $481.9   $ -     $5,060.0   $4,580.4  $446.3  $ -    $5,026.7

  Nonutility plant and
    other investments                                184.0                                132.4                                65.5
  Assets utilized for
    overall operations                               435.9                                520.4                               517.6

  Total assets                                    $5,583.0                             $5,712.8                            $5,609.8


Note 14 - Fair Value of Financial Instruments

                                        1997                   1996
                               Carrying     Fair       Carrying    Fair
(Millions of dollars)            Value      Value       Value      Value

Nuclear decommissioning
  trust funds               $     62.5 $     62.5 $     41.4 $     41.4

Cash and cash equivalents         33.0       33.0       24.6       24.6
Mandatorily redeemable
  preferred stock
  of subsidiary                  197.0      202.7      197.0      199.3
Long-term debt                 1,678.3    1,730.1    1,587.7    1,629.3
Notes payable                    415.3      415.3      387.0      387.0


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments listed in the table above:

Nuclear Decommissioning Trust Funds The fair values of available-for-sale marketable debt securities and equity investments held by the Nuclear Decommissioning Trust are based on quoted market prices at the reporting date for those or similar investments.

Cash and Cash Equivalents The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these instruments.

Mandatorily Redeemable Preferred Stock of Subsidiary and Long-Term Debt The fair value of IP mandatorily redeemable preferred stock and Illinova (including IP) long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to Illinova for debt of the same remaining maturities, as advised by Illinova's bankers.

Notes Payable The carrying amount of notes payable approximates fair value due to the short maturity of these instruments.

Note 15 - Quarterly Consolidated Financial Information and Common Stock Data (unaudited)

                                                                          (Millions of dollars except per common share amounts)
                                                  First Quarter    Second Quarter          Third Quarter         Fourth Quarter
                                                       1997              1997                 1997                  1997

Operating revenues                                   $ 570.4          $ 542.9               $ 841.8              $  554.4
Operating income (loss)                                114.4             95.1                 144.2                 (29.3)
Net income (loss) before extraordinary item             44.0             31.4                  63.3                 (34.3)
Net income (loss) after extraordinary item              44.0             31.4                  63.3                (229.3)
Net income (loss) applicable to common stock            44.0             31.4                  64.4                (230.2)
Earnings (loss) per common share
  before extraordinary item (basic and diluted)      $    .58         $    .42              $    .87             $    (.46)
Earnings (loss) per common share
  after extraordinary item (basic and diluted)       $    .58         $    .42              $    .87             $   (3.09)
Common stock prices and dividends
  High                                               $ 27 1/2         $ 23 3/4              $ 23 3/4             $  27 3/16
  Low                                                $ 22 3/4         $ 20 1/8              $ 21 1/2             $  20 3/8
  Dividends declared                                 $    .31         $    .31              $    .31             $     .31



                                                  First Quarter   Second Quarter           Third Quarter        Fourth Quarter
                                                      1996              1996                   1996                  1996

Operating revenues (1)                             $  453.1          $  373.4               $  479.1             $    440.7
Operating income (1)                                  121.4              89.7                  189.6                   71.3
Net income                                             43.3              36.7                   91.0                   20.0
Net income applicable to common stock                  43.3              36.2                   90.7                   20.1
Earnings per common share (basic and diluted)     $      .57               .48              $    1.20            $       .26
Common stock prices and dividends
  High                                            $   30 3/8         $     29               $  29 1/4            $    28 5/8
  Low                                             $   27             $     24 5/8           $  25 1/4            $    26 1/4
  Dividends declared                              $     .28          $     .28              $    .28             $       .31

(1) Amounts have been restated to conform with 1997 changes in income statement format.

Illinova common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange. The stock prices above are the prices reported on the Composite Tape. There were 35,123 registered holders of common stock at January 10, 1998.

ILLINOVA CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA*

                                                                                                              (Millions of dollars)

                                                     1997          1996             1995          1994         1993           1987


Operating revenues
  Electric                                     $    1,244.4   $    1,202.9  $    1,252.6      $1,177.5      $1,135.6     $    910.8
  Electric interchange                                175.6          137.6         116.3         110.0         130.8           92.4
  Gas                                                 353.9          348.2         272.5         302.0         314.8          308.7
  Diversified enterprises                             735.6           57.6           1.9           -             -              -
   Total operating revenues                    $    2,509.5   $    1,746.3  $    1,643.3      $1,589.5      $1,581.2     $  1,311.9

Extraordinary item net of income tax benefit   $     (195.0)  $        -       $     -        $    -        $    -       $      -
Net income (loss) after extraordinary item     $      (90.6)  $      191.0     $   151.6      $  151.8      $  (81.9)    $    251.9
Effective income tax rate                              43.4%          40.2%         42.9%         42.0%        (39.8)%         21.3%
Net income (loss) applicable to common stock   $      (90.4)  $      190.3     $   148.1      $  158.2      $  (81.9)    $    251.9
Earnings (loss) per common share
  (basic and diluted)                          $      (1.22)  $       2.51     $    1.96      $    2.09     $  (1.08)   $      3.75
Cash dividends declared per common share       $       1.24   $       1.15     $    1.03      $     .65     $    .40    $      2.64
Dividend payout ratio (declared)                       N/A           45.5%          52.3%         30.7%         N/A           70.9%
Book value per common share                    $      19.11   $      21.62     $    20.19     $   19.17     $  17.46    $     26.85
Price range of common shares
   High                                        $      27 1/2  $     30 3/8     $    30        $   22 5/8    $  25 7/8   $   31 1/2
   Low                                         $      20 1/8  $     24 5/8     $    21 1/4    $   18 1/8    $  20 1/8   $   21 1/4
Weighted average number of common shares
  outstanding during the period (thousands)          73,992         75,682          75,644        75,644      75,644         67,251

  Total assets                                 $    5,583.0   $     5,712.8    $ 5,609.8      $  5,576.7    $ 5,423.5   $   5,922.7

Capitalization
  Common stock equity                          $    1,369.5   $    1,636.2     $ 1,527.0      $  1,450.2    $ 1,321.0   $   1,841.4
  Preferred stock of subsidiary                        57.1           96.2         125.6           224.7        303.7         315.2
  Mandatorily redeemable
   preferred stock of subsidiary                      197.0          197.0          97.0           133.0         48.0         160.0
  Long-term debt                                    1,717.5        1,636.4       1,739.3         1,946.1      1,926.3       2,279.2

  Total capitalization                         $    3,341.1   $    3,565.8     $ 3,488.9      $  3,754.0    $ 3,599.0   $   4,595.8

Retained earnings (deficit)                    $       51.7   $      233.0     $   129.6      $     58.8    $   (64.6)  $     554.8

Capital expenditures                           $      223.9   $      187.3     $   209.3      $    193.7    $   277.7   $     263.5
Cash flows from operations                     $      368.4   $      407.4     $   413.2      $    268.6    $   369.7   $     232.3
AFUDC as a percent of earnings
  applicable to common stock                           N/A             3.4%         4.1%             5.9%       N/A            80.2%
Return on average common equity                        (6.0)%         12.0%         9.9%            11.4%       (6.0)%         14.3%
Ratio of earnings to fixed charges                       .93           3.07         2.56             2.56         .66           2.51

* Millions of dollars except earnings (loss) per common share, cash dividends declared per common share, book value per common share and price range of common shares.

ILLINOVA CORPORATION

SELECTED ILLINOIS POWER COMPANY STATISTICS

                                                         1997      1996        1995       1994       1993      1987

Electric Sales in KWH (Millions)

Residential                                             4,734      4,782      4,754      4,537      4,546      4,241
Commercial                                              3,943      3,894      3,804      3,517      3,246      2,862
Industrial                                              8,403      8,493      8,670      8,685      8,120      7,323
Other                                                     426        367        367        536        337        910

  Sales to ultimate consumers                          17,506     17,536     17,595     17,275     16,249     15,336

Interchange                                             7,230      5,454      4,444      4,837      6,015      3,682
Wheeling                                                3,253        928        642        622        569          -
  Total electric sales                                 27,989     23,918     22,681     22,734     22,833     19,018

Electric Revenues (Millions)

Residential                                          $    489   $    483   $    500   $    471   $    463   $    352
Commercial                                                325        318        321        295        269        209
Industrial                                                376        360        392        378        360        325
Other                                                      40         38         37         30         40         25

  Revenues from ultimate consumers                      1,230      1,199      1,250      1,174      1,132        911

Interchange                                               176        138        116        110        131         92
Wheeling                                                   14          4          3          3          3          -

  Total electric revenues                            $  1,420   $  1,341   $  1,369   $  1,287   $  1,266   $  1,003

Gas Sales in Therms (Millions)

Residential                                               343        427        356        359        371        332
Commercial                                                147        177        144        144        148        137
Industrial                                                 47         99         88         81         78         96

  Sales to ultimate consumers                             537        703        588        584        597        565

Transportation of customer-owned gas                      309        251        273        262        229        327

  Total gas sold and transported                          846        954        861        846        826        892

Interdepartmental sales                                    19          9         21          5          7          5

  Total gas delivered                                     865        963        882        851        833        897

Gas Revenues (Millions)
Residential                                          $    238   $    216   $    173   $    192   $    200   $    192
Commercial                                                 77         79         60         66         68         66
Industrial                                                 20         40         24         31         34         35

  Revenues from ultimate consumers                        335        335        257        289        302        293

Transportation of customer-owned gas                        9          7          8          9          8         15
Miscellaneous                                              10          6          7          4          5          2

  Total gas revenues                                 $    354   $    348   $    272   $    302   $    315   $    310

System peak demand (native load) in kw (thousands)      3,532      3,492      3,667      3,395      3,415      3,083
Firm peak demand (native load) in kw (thousands)        3,469      3,381      3,576      3,232      3,254      2,923
Net generating capability in kw (thousands)             3,289      4,148      3,862      4,121      4,045      3,400

Electric customers (end of year)                      580,257    549,957    529,966     553,86    554,270    542,848
Gas customers (end of year)                           405,710    389,223    374,299    388,170    394,379    384,091
Employees (end of year)                                 3,655      3,635      3,559      4,350      4,540      4,616

500 south 27th street, decatur, illinois 62521 n http://www.illinova.com unlocking the power 1997

This entire report is printed on recycled paper