Form 10-K, Exhibit 13
period 1997-12-31
ILLINOVA CORP
filed 1998-03-11
CIK 914755

1997 INFORMATION STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS
UNLOCKING THE POWER 1997

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Information Statement Table of Contents

Notice of Annual Meeting                                         2
Information Statement                                            3
Appendix: 1997 Annual Report to Shareholders                   a-1


To the Shareholders of Illinois Power:
Notice is Hereby Given that the Annual Meeting of Shareholders of Illinois Power Company ("Illinois Power") will be at 10 a.m. Wednesday, April 8, 1998, at Shilling Community Education Center, Richland Community College, One College Park, Decatur, Illinois 62521, for the following purposes:

     (1) To elect the Board of Directors for the ensuing year.


     (2) To transact any other business which may properly come before the meeting or any adjournment.

     Shareholders of record at the close of business on February 9, 1998, will be entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Leah Manning Stetzner,
Vice President, General Counsel and Corporate Secretary

Decatur, Illinois
March 10, 1998

IMPORTANT
Only shareholders of Illinois Power are entitled to attend the Annual Meeting. Shareholders will be admitted on verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) at the admission desk.

INFORMATION STATEMENT

March 10, 1998
(Date  first sent or given to  security  holders)

We are not asking you for a proxy and you are  requested not to send us a proxy.

This Information Statement is furnished in connection with the Annual Meeting of Shareholders of Illinois Power. The Annual Meeting will be held at 10 a.m. Wednesday, April 8, 1998, at Shilling Community Education Center, Richland Community College, One College Park, Decatur, Illinois 62521, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     On February 9, 1998 ("Record Date"), Illinova Corporation ("Illinova") beneficially owned all of the 66,215,292 shares of Illinois Power Common Stock then outstanding and there were 1,139,110 shares of Illinois Power Preferred Stock then outstanding, none of which was held by Illinova.

Voting Rights
Shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. Shareholders who are present at the Annual Meeting will be entitled to one vote for each share of Illinois Power Stock which they held of record at the close of business on the Record Date.

     When  voting  for   candidates   nominated  to  serve  as  directors,   all
shareholders will be entitled to 11 votes (the number of directors to be elected) for each of their shares and may cast all of their votes for any one candidate whose name has been placed in nomination prior to the voting, or distribute their votes among two or more such candidates in such proportions as they determine. In voting on other matters presented for consideration at the Annual Meeting, each shareholder will be entitled to one vote for each share of Stock held of record at the close of business on the Record Date.

Annual Report
and Information Statement
Accompanying this Information Statement, which includes Consolidated Financial Statements, is a Notice of Annual Meeting of Shareholders and the Summary Annual Report to Shareholders covering operations of Illinova for the year 1997. This Information Statement and accompanying documents are first being mailed to shareholders on or about March 10, 1998.

Board  of  Directors
Information Regarding the Board of Directors
The Board of Directors held 10 Board meetings in 1997. Other than Mr. Adorjan, who joined the Board in August 1997, and Mr. Berry, who retired from the Board December 1, 1997, all directors attended at least 75% of the aggregate meetings of the Board and Committees of which they were members during 1997. The Board has four standing committees: the Audit Committee, the Finance Committee, the Compensation and Nominating Committee and the Nuclear Operations Committee.

     The duties and members of the standing committees are:

Audit  Committee
(1) Review with the Chairman, President and Chief Executive Officer and the independent accountants the scope and adequacy of Illinois Power's system of internal controls; (2) review the scope and results of the annual examination performed by the independent accountants; (3) review the activities of Illinois Power's internal auditors; (4) report its findings to the Board and provide a line of communication between the Board and both the internal auditors and the independent accountants; and (5) recommend to the Board the appointment of the independent accountants and approval of the services performed by the independent accountants, considering their independence with regard thereto.

     The Audit Committee met three times during 1997.

     This Committee consists of the following non-employee directors ("Outside Directors"): Robert M. Powers, Chairman, Richard R. Berry, C. Steven McMillan, Sheli Z. Rosenberg, Walter M. Vannoy, and Marilou von Ferstel.

Finance Committee
(1) Review management's cash flow forecasts, financial forecasts and financing program, and make recommendations to the Board regarding the approval of such plans; (2) review Illinois Power's banking relationships, short-term borrowing arrangements, dividend policies, arrangements with the transfer agent and registrar, investment objectives and the performance of Illinois Power's pension and other trust funds, evaluate fund managers, and make recommendations to the Board concerning such matters; (3) review Illinois Power's risk management programs, including insurance coverage, and make recommendations to the Board; and (4) act in an advisory capacity to management, the Board of Directors, and the Chairman, President and Chief Executive Officer on other financial matters as they may arise.

     The Finance Committee met three times during 1997.

     This Committee consists of the following members of the Board: Walter D. Scott, Chairman, J. Joe Adorjan, Richard R. Berry, Larry D. Haab, C. Steven McMillan, Sheli Z. Rosenberg, Marilou von Ferstel, and John D. Zeglis.

Compensation and Nominating  Committee
(1) Review performance and recommend salaries plus other forms of compensation of elected Illinois Power officers and the Board of Directors; (2) review Illinois Power's benefit plans for elected Illinova officers and make recommendations to the Board regarding any changes deemed necessary; (3) review with the Chairman, President and Chief Executive Officer any organizational or other personnel matters; and (4) recommend to the Board nominees to stand for election as director to fill vacancies in the Board of Directors as they occur.

     The Compensation and Nominating Committee will consider shareholders' recommendations for nominees for director made pursuant to timely notice in writing addressed to the Chairman of the Committee at the executive offices of Illinois Power. The recommendation should include a full description of the qualifications and business and professional experience of the proposed nominees and a statement of the nominees' willingness to serve. To be timely, the notice must be delivered to or mailed and received at the executive offices of Illinois Power not less than 90 nor more than 120 days prior to the Annual Meeting.

     The Compensation and Nominating Committee met four times during 1997.

     This Committee consists of the following Outside Directors: Ronald L. Thompson, Chairman, J. Joe Adorjan, C. Steven McMillan, Robert M. Powers, Walter
D. Scott, Marilou von Ferstel, and John D. Zeglis.

Nuclear Operations Committee
(1) Review the safety, reliability and quality of nuclear operations; (2) review the effectiveness of the management of nuclear operations; (3) review the strategic plan for nuclear operations; (4) review various nuclear reports; and
(5) report its findings to the Board.

     The Nuclear Operations Committee met four times during 1997.

     This Committee consists of the following members of the Board: Walter M. Vannoy, Chairman, Richard R. Berry, Larry D. Haab, Robert M. Powers, Walter D. Scott, and Ronald L. Thompson.

Board  Compensation
The Outside Directors of Illinois Power, all of whom also serve on the Board of Illinova, receive a total retainer fee of $18,000 per year for their service on these boards. Outside Directors who also chair Board Committees receive an additional $2,000, increased in February 1998 to $2,500, per year retainer. Outside Directors receive a grant of 650 shares of Illinova Common Stock on the date of each Annual Shareholders Meeting, representing payment in lieu of attendance-based fees for all Board and Committee meetings to be held during the subsequent one-year period. Outside Directors elected to the Board between Annual Shareholders Meetings are paid $850 for each Board and Committee meeting attended prior to the first Annual Shareholders Meeting after their election to the Board.

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

     Pursuant to Illinova's Deferred Compensation Plan for Certain Directors, Outside Directors of Illinois Power may elect to defer all or any portion of their fees and stock grants until termination of their services as directors. Such deferred amounts are converted into stock units representing shares of Illinova Common Stock with the value of each stock unit based on the last reported sales price of such stock. Additional credits are made to the participating director's account in dollar amounts equal to the dividends paid on the Common Stock which the director would have received if the director had been the record owner of the shares represented by stock units, and these amounts are converted into additional stock units. On termination of the participating directors' services as directors, payment of their deferred fees and stock grants was made in shares of Illinova Common Stock in an amount equal to the aggregate number of stock units credited to their accounts. The plan was amended in 1997 to provide for a payout in cash instead of shares of Common Stock. Deferred amounts are still converted into stock units representing shares of Common Stock with the value of each stock unit based on the last reported sales price of such stock. Payment is made in cash, in a lump sum or installments, as soon as practical following a director's termination. The cash paid on termination equals the number of stock units times the share price at the close of market on the last business day of the month preceding termination. No other payments are made after service on the Board ceases.


Election of Directors
Illinois Power's entire Board of Directors is elected at each Annual Meeting of Shareholders. Directors hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. At the Annual Meeting a vote will be taken on a proposal to elect the 11 directors nominated by Illinois Power's Board of Directors. The names and certain additional information concerning each of the director nominees is set forth on the following pages. If any nominee should become unable to serve as a director, another nominee may be selected by the current Board of Directors. Walter M. Vannoy normally would have not been eligible for election as a director at the Annual Meeting of Shareholders pursuant to a Bylaw provision which mandates retirement from Board service at age 70. Because there is a current need for his nuclear expertise, the Board of Directors has elected to waive this requirement in Mr. Vannoy's case, and he has agreed to serve if elected.

BOARD OF DIRECTORS

Name of Director Nominee, Age,                               Year in Which First
Business Experience and                                       Elected a Director
Other Information                                              of Illinois Power

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
President and Chief Executive Officer since 1994 and General Counsel 1980 to 1994 of Equity Group Investments, Inc., Chicago, Ill., a privately held business conglomerate holding controlling interests in nine publicly traded corporations involved in basic manufacturing, radio stations, retail, insurance, and real estate. She is a director of American Classic Voyages Company; Quality Food Centers, Inc.; Jacor Communications, Inc.; Anixter International , Inc.; Equity Office Properties Trust; Equity Residential Properties Trust; CVS Corporation; and Manufactured Home Communities, Inc.

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

Joe J. Stewart, 59
President of BWX Technologies, Inc., formerly The Babcock & Wilcox Government Group, Lynchburg, Va., a diversified energy equipment and services company, and Executive Vice President of McDermott International, Inc. (parent of BWX Technologies, Inc. and The Babcock & Wilcox Company), since 1995. He was President and Chief Operating Officer of The Babcock & Wilcox Company and Executive Vice President of McDermott International, Inc., from 1993 to 1995 and Executive Vice President of the Power Generation Group of The Babcock & Wilcox Company from 1987 to 1993.

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
Chairman until retirement in May 1995 and Chief Executive Officer from May 1994 until January 1995 of Figgie International, Inc., Willoughby, Ohio, a diversified operating company serving consumer, industrial, technical, and service markets world-wide. From 1980 to 1988 he was President and Chief Operating Officer, The Babcock & Wilcox Company, and Vice Chairman of McDermott International, Inc.

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

Security  Ownership of Management
and Certain  Beneficial Owners
The table below shows shares of Illinova Common Stock beneficially owned as of January 31, 1998, by each director nominee and executive officers named in the Summary Compensation Table. All of Illinois Power's Common Stock is owned by Illinova. To the best of Illinois Power's knowledge, no owner holds more than 5 percent of Illinois Power Preferred Stock.

                                     Number      Number of Stock
                                     of Shares   Units in Deferred
  Name of                          Beneficially    Compensation        Percent
Beneficial Owner                   Owned (1)(2)       Plans           of Class
J. Joe Adorjan                               0           0               (3)
Larry D. Haab                           68,250           0               (3)
C. Steven McMillan                       1,300         289               (3)
Robert M. Powers                         8,550         289               (3)
Sheli Z. Rosenberg                           0       1,539               (3)
Walter D. Scott                          5,150         289               (3)
Joe J. Stewart                               0           0               (3)
Ronald L. Thompson                       3,677       3,275               (3)
Walter M. Vannoy                         5,010         289               (3)
Marilou von Ferstel                      4,420       1,603               (3)
John D. Zeglis                           2,626       1,603               (3)
Paul L. Lang                            21,216           0               (3)
Larry F. Altenbaumer                    13,092           0               (3)
John G. Cook                            11,894           0               (3)
David W. Butts                           8,817           0               (3)

     (1)  With sole voting and/or investment power.

     (2) Includes the following shares issuable pursuant to stock options exercisable March 31, 1998: Mr. Haab, 56,900; Mr. Lang, 17,800; Mr. Altenbaumer, 17,800; Mr. Cook, 9,900; and Mr. Butts, 7,900.

     (3) No director or executive officer owns any other equity securities of Illinova or as much as 1% of the Common Stock. As a group, directors and executive officers of Illinova and Illinois Power own 187,021 shares of Common Stock (less than 1%).

Executive  Compensation
The following table sets forth a summary of the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Illinois Power for the years indicated. The compensation shown includes all compensation paid for service to Illinois Power, its parent and subsidiaries.

                                         Summary Compensation Table
                                                                                      Long-Term Compensation
                                          Annual Compensation                         Awards
                                                               Other       Restricted     Securities      All Other
                                                   Bonus       Annual      Stock Awards   Underlying    Compensation
Name and Principal Position     Year    Salary      (1)    Compensation       (2)           Options          (3)
Larry D. Haab                   1997   $514,952   $ 41,840   $ 16,557      $ 41,840        20,000 shs.     $   2,614
  Chairman, President and       1996    493,709     69,267     15,973        69,267        22,000 shs.         2,615
  Chief Executive Officer of    1995    472,250     91,144     19,088        91,144        20,000 shs.         2,550
  Illinova and Illinois Power

Paul L. Lang                    1997   $242,325   $ 10,602   $  8,305      $ 10,601         6,500 shs.      $  2,615
  Senior Vice President         1996    233,450     19,747      8,863        19,747         6,500 shs.         2,595
  of Illinois Power             1995    222,812     23,841      8,265        23,841         6,500 shs.         2,510

Larry F. Altenbaumer            1997   $232,048   $  8,992   $  9,521      $  8,992        6,500 shs.       $  1,985
  Chief Financial Officer,      1996    222,374     19,832      8,459        19,832        7,500 shs.          1,976
  Treasurer and Controller      1995    204,937     20,391      7,686        20,391        6,500 shs.          2,378
  of Illinova, and Senior
  Vice President and Chief
  Financial Officer of
  Illinois Power

John G. Cook                    1997   $203,413    $    -    $  7,642      $     -         6,000 shs.       $  2,575
  Senior Vice President         1996    196,474     16,293      7,409        16,293        6,500 shs.          2,575
  and former Chief Nuclear      1995    179,069     16,620      6,930        16,620        4,500 shs.          2,530
  Officer of Illinois Power

David W. Butts                  1997   $188,227   $  7,529   $  7,185      $  7,529        6,000 shs.       $  2,595
  President of Illinova         1996    181,402     17,314      7,350        17,314        6,500 shs.          2,595
  Energy Partners, formerly     1995    153,333     18,132      6,990        18,132        5,000 shs.          2,540
  Senior Vice President of
  Illinois Power


     (1) The amounts shown in this column are the cash award portion of grants made to these individuals under the Executive Incentive Compensation Plan ("Compensation Plan") for 1997, including amounts deferred under the Executive Deferred Compensation Plan. See the Compensation Plan description in footnote (2) below.

     (2) This table sets forth stock unit awards for 1997 under the Compensation Plan. One-half of each year's award under this plan is converted into stock units representing shares of Illinova Common Stock based on the closing price of Common Stock on the last trading day of the award year. The other one-half of the award is cash and is included under Bonus in the Summary Compensation Table. Stock units awarded in a given year, together with cash representing the accumulated dividend equivalents on those stock units, become fully vested after a three-year holding period. Stock units are converted into cash based on the closing price of Common Stock on the first trading day of the distribution year. Participants (or beneficiaries of deceased participants) whose employment is terminated by retirement on or after age 55, disability, or death receive the present value of all unpaid awards on the date of such termination. Participants whose employment is terminated for reasons other than retirement, disability, or death forfeit all unvested awards. In the event of a termination of employment within two years after a change in control of Illinova, without good cause or by any participant with good reason, all awards of the participant become fully vested and payable. As of December 31, 1997, named executive officers were credited with the following total aggregate number of unvested stock units under the Compensation Plan since its inception, valued on the basis of the closing price of Common Stock on December 31, 1997: Mr. Haab, 7,619 units valued at $205,241; Mr. Lang, 2,044 units valued at $55,071; Mr. Altenbaumer, 1,862 units valued at $50,151; Mr. Cook, 1,250 units valued at $33,685; Mr. Butts, 1,626 units valued at $43,787. Although stock units have been rounded, valuation is based on total stock units, including partial shares.

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

                                         Option Grants In 1997
                                    Individual Grants
                       Number of Securities     % of Total Options
                        Underlying Options      Granted to Employees    Exercise or Base                                Grant Date
                        Granted (1)                   in 1997            Price Per Share (1)   Expiration Date     Present Value (2)
Larry D. Haab            20,000                         24%                 $26.125                2/12/2007             $107,200

Paul L. Lang              6,500                          8%                  26.125                2/12/2007               34,840

Larry F. Altenbaumer      6,500                          8%                  26.125                2/12/2007               34,840

John G. Cook              6,000                          7%                  26.125                2/12/2007               32,160

David W. Butts            6,000                          7%                  26.125                2/12/2007               32,160


     (1) Each option becomes exercisable on February 12, 2000. In addition to the specified expiration date, the grant expires on the first anniversary of the recipient's death and/or five years following date of retirement, and is not exercisable in the event a recipient's employment terminates. In the event of certain change-in-control circumstances, the Compensation and Nominating Committee may declare the option immediately exercisable. The exercise price of each option is equal to the fair market value of the Common Stock on the date of the grant. Recipients shall also receive, on or shortly after February 12, 2000, a target performance award, determined by calculating the difference between the return earned by Illinova on its invested capital and its cost of capital (the "spread"), then comparing this spread to that of a peer group and reducing or increasing the target award depending on Illinova's relative performance, but not reducing the payment below zero. The target award is equal to one-half of the mid-point of compensation for each officer's salary grade (a market-based number) times a percentage, determined by the Compensation and Nominating Committee. In 1997 those percentages ranged between 20 and 45 percent. At the discretion of the Board of Directors, the foregoing payment may be made in the form of Illinova Common Stock of equivalent value based on the average New York Stock Exchange price of the stock during February 2000, or in cash.

     (2) The Grant Date Present Value has been calculated using the Black-Scholes option pricing model. Disclosure of the Grant Date Present Value, or the potential realizable value of option grants assuming 5% and 10% annualized growth rates, is mandated by regulation; however, Illinova does not necessarily view the Black-Scholes pricing methodology, or any other present methodology, as a valid or accurate means of valuing stock option grants. The calculation was based on the following assumptions: (i) As of the grant date, Illinova's calculated Black-Scholes ratio was .2248. After discounting for risk of forfeiture at 3 percent per year over Illinova's three-year vesting schedule, the ratio is reduced to .2052;
          (ii) An annual dividend yield on Illinova Common Stock of 4.11%; (iii) A risk-free interest rate of 6.57%, based on the yield of a zero-coupon government bond maturing at the end of the option term; and (iv) Stock volatility of 19.54%.

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

Paul L. Lang                                       17,800 shs./19,500 shs.                          $75,148/$18,655

Larry F. Altenbaumer                               17,800 shs./20,500 shs.                          $75,148/$18,655

John G. Cook                                        9,900 shs./17,000 shs.                          $43,634/$14,130

David W. Butts                                      7,900 shs./17,500 shs.                          $37,384/$13,100

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

                                  Estimated Annual Benefits (rounded)
            Annual      15 Yrs.     20 Yrs.     25 Yrs.     30 Yrs.     35 Yrs.
            Average     Credited    Credited    Credited    Credited    Credited
            Earnings    Service     Service     Service     Service     Service
           $125,000     $37,500    $ 50,000     $62,500     $75,000     $87,500
            150,000      45,000      60,000      75,000      90,000     105,000
            175,000      52,500      70,000      87,500     105,000     122,500
            200,000      60,000      80,000     100,000     120,000     140,000
            250,000      75,000     100,000     125,000     150,000     175,000
            300,000      90,000     120,000     150,000     180,000     210,000
            350,000     105,000     140,000     175,000     210,000     245,000
            400,000     120,000     160,000     200,000     240,000     280,000
            450,000     135,000     180,000     225,000     270,000     315,000
            500,000     150,000     200,000     250,000     300,000     350,000
            550,000     165,000     220,000     275,000     330,000     385,000
            600,000     180,000     240,000     300,000     360,000     420,000
            650,000     195,000     260,000     325,000     390,000     455,000
            700,000     210,000     280,000     350,000     420,000     490,000
     The earnings used in determining pension benefits under the Retirement Plan are the participants' regular base compensation, as set forth under Salary in the Summary Compensation Table.

     At December 31, 1997, for purposes of both the Retirement Plan and the Supplemental Plan, Messrs. Haab, Lang, Altenbaumer, Cook and Butts had completed 32, 16, 25, 23 and 19 years of credited service, respectively.

Employee Retention Agreements
Illinova has entered into Employee Retention Agreements with each of its executive officers and with officers of its subsidiaries. Under each agreement, the officer would be entitled to receive a lump sum cash payment if his or her employment were terminated by Illinova without good cause or voluntarily by the officer for good reason within two years following a change in control of Illinova (as defined in the Agreement) or terminated prior to a change of control at the request of a potential acquirer. The amount of the lump sum payment would be equal to (1) 36 months' salary at the greater of the officer's salary rate in effect on the date the change in control occurred or the salary rate in effect on the date the officer's employment with Illinova terminated; plus (2) three times the latest bonus earned by the officer during the three calendar years preceding termination of employment. Under the agreement, the officer would continue, after any such termination of employment, to participate in and receive benefits under other benefit plans of Illinova and/or Illinois Power. Such coverage would continue for 36 months following termination of employment, or, if earlier, until the officer reached age 65 or was employed by another employer; provided that, if the officer was 50 years of age or older at the time of such termination, then coverage under health, life insurance and similar welfare plans would continue until the officer became 55 years of age, at which time he or she would be eligible to receive the benefits extended to the employees of Illinova and its subsidiaries who elect early retirement.

Compensation  and  Nominating  Committee
Report  on  Officer  Compensation
The seven-member Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Outside Directors. The Committee's role includes an assessment of Illinova's and Illinois Power's Compensation Strategy, a review of the performance of the elected officers and the establishment of specific officer salaries subject to Board approval. The Committee establishes performance goals for the officers under the Compensation Plan, approves payments made pursuant to the Compensation Plan and recommends grants under the Long-Term Incentive Compensation Plan approved by the shareholders in 1992. The Committee also reviews other forms of compensation and benefits making recommendations to the Board on changes whenever appropriate. The Committee carries out these responsibilities with assistance from an executive compensation consulting firm and with input from the Chief Executive Officer and management as it deems appropriate.

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

     Awards shown under Bonus in the Summary Compensation Table for performance during 1997 were based on achievement of officers' individual goals. There were no payouts for the identified performance areas.

Long-Term Incentive Compensation (LTIC) Plan
     Awards under the LTIC plan are based on corporate performance as well as individual officers' contributions to corporate performance subject to the review of this Committee. In 1997, it was determined that awards under the LTIC plan be delivered in two components. One-half of each officer's LTIC plan award is delivered in the form of stock options granted at fair market value. The stock options granted to the officers for 1997 represent an award based on Illinova, Illinois Power, and individual performance as evaluated by the Chairman and reviewed by the Committee. The other half of the LTIC plan award is distributed to officers in cash based upon Illinova's Shareholder Value-Added
(SVA) performance relative to a peer group of utility companies, as measured in overlapping three-year periods. SVA measures Illinova's return on the Company's weighted average cost of capital. SVA performance at the median of the peer group will result in target award levels. Performance above the median will result in payouts greater than target to a maximum of two times target; performance significantly below the median results in no payouts. Since 1996 represented the first year of the SVA plan's first three-year measurement cycle, no awards are due to be paid out under the plan until 1999.

CEO  Compensation
     Larry Haab became Chairman, President, and Chief Executive Officer ("CEO") of Illinois Power on June 12, 1991, and Chairman, President and Chief Executive Officer of Illinova in December 1993. Illinova based Mr. Haab's 1997 compensation on the policies and plans described above.

     The Committee invokes the active participation of all non-management directors in reviewing Mr. Haab's performance before it makes recommendations regarding his compensation. The Committee is responsible for administering the processes for completing this review. The process starts early in the year when the Board of Directors works with Mr. Haab to establish his personal goals and short- and long-term strategic goals for Illinova and Illinois Power. At the conclusion of the year, Mr. Haab reviews his performance with the non-management directors. The Committee oversees this review and recommends to the Board appropriate adjustments to compensation. In setting the CEO's salary for 1997, the Committee, with the participation of all Outside Directors determined that Mr. Haab had provided very strong leadership in promoting electric deregulation in the State of Illinois. The continuing outage at the Clinton Power Station was a major setback. Significant progress was made in advancing other strategic objectives of the Company.

     The 1997 Annual Incentive Compensation Plan award for the Chief Executive Officer was calculated consistent with the determination of awards for all other Illinois Power officers. Under the terms of the plan, one-half of the award was paid in cash and one-half was converted to 1,539 stock units which vest over a three-year period as described above.

     The 20,000 option shares granted to the CEO reflect the Committee's recognition of this work in directing Illinova and Illinois Power towards its long-term objectives.

Compensation and Nominating  Committee
Ronald L.  Thompson,  Chairman
J. Joe  Adorjan
C. Steven McMillan
Robert M. Powers
Walter D. Scott
Marilou von Ferstel
John D. Zeglis

Independent Auditors
The Board of Directors of Illinois Power has selected Price Waterhouse LLP as independent auditors for the Company for 1998. A representative of that firm will be present at the Annual Meeting and available to make a statement and to respond to questions.

Other Matters
Illinova's 1997 Summary Annual Report to Shareholders was mailed to Illinois Power's shareholders commencing on or about March 10, 1998. Copies of Illinois Power's Annual Report on Form 10-K will be available to shareholders after its filing with the Securities and Exchange Commission on or before March 31, 1998. Requests should be addressed to Investor Relations, G-21, Illinois Power Company, 500 South 27th Street, Decatur, Illinois 62521-2200.

     Any proposal by a shareholder to be presented at the next Annual Meeting must be received at Illinois Power's executive offices not later than November 12, 1998.

Other Business
Management does not know of any matter which will be presented for consideration at the Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting.

By Order of the Board of Directors,

Leah Manning Stetzner,
Vice President, General Counsel and Corporate Secretary
Decatur, Illinois
March 10, 1998

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

Abbreviations Used Throughout this Report
AFUDC          Allowance for Funds Used
               During Construction
Baldwin        Baldwin Power Station
Clinton        Clinton Power Station
DOE            Department of Energy
EITF           Emerging Issues Task Force of the
               Financial Accounting Standards Board
EMF            Electric and Magnetic Fields
EPS            Earnings Per Share
ESOP           Employees' Stock Ownership Plan
FAS            Statement of Financial
               Accounting Standards
FASB           Financial Accounting Standards Board
FERC           Federal Energy Regulatory Commission
Fuel Company   Illinois Power Fuel Company
HB 362         House Bill 362, An Act in Relation
               to the Competitive Provision of
               Utility Services
ICC            Illinois Commerce Commission
Illinova       Illinova Corporation
IP             Illinois Power Company
IPFI           Illinois Power Financing I
ISA            Integrated Safety Assessment
kw             Kilowatt
kwh            Kilowatt-Hour
MGP            Manufactured-Gas Plant
MIPS           Monthly Income Preferred Securities
MW             Megawatt
MWH            Megawatt-Hour
NOPR           Notice of Proposed Rulemaking
NOx            Nitrogen Oxide
NRC            Nuclear Regulatory Commission
PCA            Power Coordination Agreement
PECO           PECO Energy Company
S&P            Standard & Poor's
SO2            Sulfur Dioxide
Soyland        Soyland Power Cooperative, Inc.
TOPrS          Trust Originated Preferred Securities
UFAC           Uniform Fuel Adjustment Clause
UGAC           Uniform Gas Adjustment Clause
U.S. EPA       United States Environmental
               Protection Agency
Vermilion      Vermilion Power Station
Wood River     Wood River Power Station

MANAGEMENT'S DISCUSSION AND ANALYSIS

In this report, we refer to the Consolidated Financial Statements, related Notes to Consolidated Financial Statements, Selected Consolidated Financial Data and Selected Statistics for information concerning consolidated financial position and results of operations. This report contains estimates, projections and other forward-looking statements that involve risks and uncertainties. Actual results or outcomes could differ materially as a result of such important factors as: the outcome of state and federal regulatory proceedings affecting the restructuring of the electric and gas utility industries; the impacts new laws and regulations relating to restructuring, environmental, and other matters have on IP; the effects of increased competition on the utility businesses; risks of owning and operating a nuclear facility; changes in prices and cost of fuel; construction and operation risks; and increases in financing costs. Below is discussion of the factors having significant impact on consolidated financial position and results of operations since January 1, 1995.

     Illinois Power Company is a subsidiary of Illinova Corporation, a holding company. Illinova Generating Company, Illinova Energy Partners, Inc. and Illinova Insurance Company are wholly owned subsidiaries of Illinova. IP is engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois.

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

     Public utilities serving customers at retail are not required, at this time, to abide by FERC-mandated terms and conditions. FERC does not require public utilities to give retail customers access to alternate energy suppliers or direct transmission service.

     The  move  to  open  access  transmission   service  likely  will  increase
competition in the wholesale energy market, but this alone is not expected to have a significant financial impact.

Competition
On December 16, 1997, Illinois Governor Edgar signed electric deregulation legislation. HB 362 guarantees IP's residential customers a 15 percent decrease in base electric rates beginning August 1, 1998, and an additional 5 percent decrease effective on May 1, 2002. The rate decreases are expected to result in revenue reductions of approximately $40 million in 1998, approximately $80 million in each of the years 1999 through 2001 and approximately $100 million in 2002, based on current consumption. Customers with demand greater than 4 MW at a single site will be free to choose their electric generation suppliers ("direct access") starting October 1999. Customers with at least 10 sites which aggregate at least 9.5 MW in total demand also will have direct access starting October 1999. Direct access for the remaining non-residential customers will occur in two phases: customers representing one-third of the remaining load in the non-residential class in October 1999 and customers representing the entire remaining non-residential load on December 31, 2000. Direct access will be available to all residential customers in May 2002. IP remains obligated to serve all customers who continue to take service from IP at tariff rates, and remains obligated to provide delivery service to all at regulated rates.

     Although the specified residential rate reductions and the introduction of direct access will lead to lower electric service revenues, HB 362 is designed to protect the financial integrity of electric utilities in three principal ways:

     1) Departing customers are obligated to pay transition charges, based on the utility's lost revenue from that customer, adjusted to deduct: 1) delivery charges the utility will continue to receive from the customer, and 2) the market value of the freed-up energy net of a mitigation factor, which is a percentage reduction of the transition charge amount. The mitigation factor is designed to provide incentive for management to continue cost reduction efforts and generate new sources of revenue.

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

     In 1996, IP received approval from both the ICC and FERC to conduct an open access experiment beginning in 1996 and ending on December 31, 1999. The experiment allows certain industrial customers to purchase electricity and related services from other sources. Currently, 17 customers are participating in the experiment. Since inception, the experiment has cost IP approximately $11.2 million in lost revenue net of avoided fuel cost and variable operating expenses. This loss was partially offset by selling the surplus energy and capacity on the open market and by $2.7 million in transmission service charges.

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

     The provisions of HB 362 allow an acceleration in the rate at which any utility-owned assets are expensed without regulatory approval, provided such charges are consistent with generally accepted accounting principles. Under this legislation, up to an aggregate of $1.5 billion in additional expense for the generation-related assets could be accelerated through the year 2008. This reduction in the net book value of IP's generation-related assets should help position IP to operate competitively and profitably in the changing business environment. This accelerated charge would have a direct impact on earnings but not on cash flows.

     The FASB continues to review the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning. See "Note 3
- Commitments and Contingencies" for a discussion of decommissioning.

     See "Note 1 - Summary of Significant Accounting Policies" for a discussion of other accounting issues.

Regulatory  Matters
In September 1996, a leak in a recirculation pump seal caused IP operations personnel to shut down Clinton. Clinton has not resumed operation.

     In January and again in June 1997, the NRC named Clinton among plants having a trend of declining performance. In June 1997, IP committed to conduct an ISA to thoroughly assess Clinton's performance. The ISA was conducted by a team of 30 individuals with extensive nuclear experience and no substantial previous involvement at Clinton. Their report concluded that the underlying reasons for the performance problems at Clinton were ineffective leadership throughout the organization in providing standards of excellence, complacency throughout the organization, barrier weaknesses and weaknesses in teamwork. In late October, a team commissioned by the NRC performed an evaluation to validate the ISA results. In December, this team concluded that the findings of the ISA accurately characterized Clinton's performance deficiencies and their causes.

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

     In September 1997, the ICC approved a petition filed by IP which stipulates customers will not be charged for certain additional costs of energy incurred as a result of Clinton being out of service. IP did not collect from its customers $36.3 million for higher-cost replacement power in 1997. IP will forego recovery of additional fuel costs as the Clinton outage continues into 1998. Under the petition, fuel costs charged to customers will be no higher than average 1995-1996 levels until Clinton is back in service operating at least at a 65% capacity factor for two consecutive months.

     Under HB 362, IP may choose to eliminate application of the UFAC. IP's base rates will still include a component for some level of recovery of fuel costs, but IP would not be able to pass through to customers increased costs of purchasing fuel, emission allowances, or replacement power. On elimination of the UFAC, base rates will include a fixed fuel-cost factor equivalent to the average 1995 - 1996 fuel cost levels. Future recovery of fuel costs is uncertain, as IP will decrease base electric rates to residential customers beginning in August 1998 and certain customers will be free to choose their electric generation suppliers beginning in October 1999. The extent to which fuel costs are recovered will depend on a number of factors including the future market prices for wholesale and retail energy, when Clinton returns to service, and whether IP elects to eliminate the UFAC.

Year 2000
In November 1996, IP deployed a project team to coordinate the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations.

     These actions are necessary to ensure that systems and applications will recognize and process coding for the year 2000 and beyond. Major areas of potential business impact have been identified and initial conversion efforts are underway. IP also is communicating with third parties with whom it does business to ensure continued business operations. The cost of achieving year 2000 compliance is estimated to be at least $14 million through 1999.

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

Consolidated  Results  of  Operations
Overview
Earnings (loss) applicable to common stock were $(65) million for 1997, $206 million for 1996 and $156 million for 1995. The decrease in 1997 earnings compared to 1996 was due primarily to the extraordinary item related to discontinued application of FAS 71 for the generation segment, higher operation and maintenance expenses due to Clinton, higher power purchased costs due to Clinton and Wood River outages and an increase in uncollectible accounts expense. The increase in 1996 net income over 1995 was due primarily to the one-time charge in 1995 for the enhanced retirement and severance programs, lower operations expense due to the employment decrease and lower financing costs. The 1995 results include $(22.8) million net-of-tax for the enhanced retirement and severance programs and $(3.5) million for the carrying amount under consideration paid for preferred stock redeemed in December 1995.

     Regulators historically have determined IP's rates for electric service, the ICC at the retail level and the FERC at the wholesale level. The ICC determines IP's rates for gas service. These rates have been designed to recover the cost of service and allow shareholders the opportunity to earn a fair rate of return. As described under "Competition" above, Illinois electric deregulation legislation phases in a competitive marketplace for electric generation while maintaining cost-based regulation for electric delivery services and gas service, protecting the financial integrity of the company during the transition period. Future electric and natural gas sales, including interchange sales, will continue to be affected by an increasingly competitive marketplace, changes in the regulatory environment, increased transmission access, weather conditions, competing fuel sources, interchange market conditions, plant availability, fuel cost recoveries, customer conservation efforts and the overall economy.

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

Other Income and Deductions - Net The 1997 decrease of $2.1 million in Other Income and Deductions, Net is due primarily to 1996 accruals recorded for the planned disposition of property. The 1996 increase was due primarily to a decrease in the credit for allocated income taxes. The 1995 change in Other Income and Deductions, Net was negligible.

Interest Charges Interest charges, including AFUDC, decreased $2.8 million in 1997, decreased $15.5 million in 1996, and increased $3.6 million in 1995. The 1997 decrease is primarily due to the continued benefits of IP refinancing efforts and capitalization reductions partially offset by increased IP short-term borrowings and lower AFUDC. The 1996 decrease was due to lower short-term interest rates and the impact of IP refinancing efforts and capitalization reduction during 1996. The 1995 increase was due to increased short-term borrowings at higher interest rates.

Inflation Inflation, as measured by the Consumer Price Index, was 2.3%, 3.3%, and 2.5% in 1997, 1996, and 1995, respectively. IP recovers historical rather than current plant costs in its regulated rates.

Liquidity and Capital Resources
Dividends
On December 10, 1997, IP declared the quarterly common stock dividend for the first quarter of 1998. On December 11, 1996, IP increased the quarterly common stock dividend by 11% declaring the common stock dividend for the first quarter of 1997. On December 13, 1995, IP increased the quarterly common stock dividend 12%, declaring the common stock dividend for the first quarter of 1996.

Capital Resources and  Requirements
IP needs cash for operating expenses, interest and dividend payments, debt and certain preferred stock retirements and construction programs. To meet these needs, IP has used internally generated funds and external financings, including the issuance of debt and revolving lines of credit. The timing and amount of external financings depend primarily on economic and financial market conditions, cash needs and capitalization ratio objectives.

     IP cash flows from operations during 1997 provided sufficient working capital to meet ongoing operating requirements, to service existing common and IP preferred stock dividends and debt requirements and to meet all of IP's construction requirements. Additionally, IP expects that future cash flows will enable it to meet operating requirements and continue to service IP's existing debt, preferred stock dividends, IP's sinking fund requirements and all of IP's anticipated construction requirements. Continued sufficiency of cash flows for these purposes will depend on a number of factors and variables, including market conditions, business expenses and the ability to compete.

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

                                                Standard    Duff &
                                   Moody's      & Poor's    Phelps
First/New mortgage bonds            Baa1        BBB         BBB+
Preferred stock                     baa2        BBB-        BBB-
Commercial paper                    P-2         A-2         D-2

     Under current market conditions, these ratings would afford IP the ability to issue additional securities through external financing. IP has adequate short-term and intermediate-term bank borrowing capacity.

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

     For the years 1997, 1996 and 1995, changes in long-term debt and preferred stock, including normal maturities and elective redemptions, were as follows:

(Millions of dollars)                        1997           1996            1995
Long-term debt                              $ (11)         $(154)         $  (5)
Preferred stock                               (39)            71           (135)
  Total decrease                            $ (50)         $ (83)         $(140)

     The amounts shown in the preceding table for debt retirements do not include all mortgage sinking fund requirements. IP generally has met these requirements by pledging property additions as permitted under IP's 1943 Mortgage and Deed of Trust and the 1992 New Mortgage. For additional information, see "Note 8 - Long-Term Debt" an d "Note 9 - Preferred Stock."

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

     At December 31, 1997, based on the most restrictive earnings test contained in the New Mortgage, IP could issue approximately $800 million of additional New Mortgage bonds for other than refunding purposes. Also at December 31, 1997, the unused portion of IP total bank lines of credit was $354 million. The amount of available IP unsecured borrowing capacity totaled $168 million at December 31, 1997.

     On February 12, 1997, the IP Board of Directors approved a change to the Articles of Incorporation to remove the limitation on the amount of unsecured debt that IP can issue. The change will be voted on by the preferred stockholders at a special meeting planned to be held in 1998.

     Under HB 362, IP may issue transitional funding instruments for up to 25% of its December 31, 1996, capitalization on or after August 1, 1998. IP is continuing to review its refinancing plans but could issue up to $864 million of transitional funding instruments on or after August 1, 1998, under this provision. In addition, IP would be eligible to issue up to an additional $864 million of transition funding instruments on or after August 1, 1999. Of the proceeds from the issuance of transitional funding instruments, 80% or more must be used to retire and repurchase IP debt and equity while 20% or less can be used to fund certain other transition costs.

     Construction expenditures for the years 1995 through 1997 were approximately $620.5 million, including $17.5 million of AFUDC. IP estimates that it will spend approximately $225 million for construction expenditures in 1998. IP construction expenditures for the period 1998-2002 are expected to total about $1 billion. Additional expenditures may be required during this period to accommodate transitional expenditures related to a competitive environment, environmental compliance costs and system upgrades, which cannot be determined at this time.

     IP's capital expenditures for the years 1998 through 2002, in addition to its construction expenditures, are expected to include $129 million for nuclear fuel and $291 million for mandatory debt retirement.

     See "Note 3 - Commitments and Contingencies" for additional information. Internal cash generation will meet substantially all construction and capital requirements.

Environmental  Matters
See "Note 3 - Commitments and Contingencies" for a discussion of environmental matters that impact or could potentially impact IP.

Tax Matters
See "Note 6 - Income Taxes" for a discussion of effective tax rates and other tax issues.

Illinois Power Company
RESPONSIBILITY FOR INFORMATION

The consolidated financial statements and all information in this annual report are the responsibility of management. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements. In the opinion of management, the consolidated financial statements fairly reflect Illinois Power's financial position, results of operations and cash flows.

Illinois Power believes that its accounting and internal accounting control systems are maintained so that these systems provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing the consolidated financial statements. The consolidated financial statements have been audited by Illinois Power's independent accountants, Price Waterhouse LLP, in accordance with generally accepted auditing standards. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of the examination of the consolidated financial statements. In addition to the use of independent accountants, Illinois Power maintains a professional staff of internal auditors who conduct financial, procedural and special audits. To assure their independence, both Price Waterhouse LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

The Audit Committee is composed of members of the Board of Directors who are not active or retired employees of Illinois Power. The Audit Committee meets with Price Waterhouse LLP and the internal auditors and makes recommendations to the Board of Directors concerning the appointment of the independent accountants and services to be performed. Additionally, the Audit Committee meets with Price Waterhouse LLP to discuss the results of their annual audit, Illinois Power's internal accounting controls and financial reporting matters. The Audit Committee meets with the internal auditors to assess the internal audit work performed, including tests of internal accounting controls.

Larry D.  Haab  Chairman,  President
and Chief Executive Officer



Larry F. Altenbaumer
Senior Vice President
and Chief Financial Officer

Illinois  Power  Company
REPORT OF INDEPENDENT ACCOUNTANTS
PRICE WATERHOUSE  LLP
To the Board of Directors  and  Shareholders  of Illinois  Power Company

In our opinion, the consolidated financial statements of Illinois Power Company and its subsidiaries appearing on pages a-11 through a-31 of this report present fairly, in all material respects, the financial position of Illinois Power Company and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.  These  financial  statements  are the  responsibility  of  Illinois
Power's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, Illinois Power discontinued applying the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulations," for its generation segment of the business in December 1997.

Price Waterhouse LLP
St. Louis, Missouri
February 12, 1998

Illinois Power Company
CONSOLIDATED STATEMENTS OF INCOME


                                                                                                       (Millions of dollars)
For the Years Ended December 31,                                                             1997        1996        1995
Operating Revenues
Electric                                                                                 $  1,244.4  $  1,202.9  $  1,252.6
Electric interchange                                                                          175.6       137.6       116.3
Gas                                                                                           353.9       348.2       272.5
  Total                                                                                     1,773.9     1,688.7     1,641.4
Operating Expenses and Taxes
Fuel for electric plants                                                                      232.4       248.1       273.9
Power purchased                                                                               217.9        65.2        59.5
Gas purchased for resale                                                                      207.7       202.6       138.8
Other operating expenses                                                                      290.5       249.9       259.7
Maintenance                                                                                   111.7        99.7       100.0
Enhanced retirement and severance                                                               -           -          37.8
Depreciation and amortization                                                                 198.8       190.0       186.5
General taxes                                                                                 133.8       131.3       135.0
Income taxes                                                                                  102.4       140.5       125.8
  Total                                                                                     1,495.2     1,327.3     1,317.0
Operating income                                                                              278.7       361.4       324.4
Other Income and Deductions, Net                                                               (4.2)       (6.3)         .3
Income before interest charges                                                                274.5       355.1       324.7
Interest Charges
Interest expense                                                                              128.7       133.0       148.0
Allowance for borrowed funds used during construction                                          (5.0)       (6.5)       (6.0)
  Total                                                                                       123.7       126.5       142.0
Net income before extraordinary item                                                          150.8       228.6       182.7
Extraordinary item net of income tax benefit of $118.0 million (Note 1)                      (195.0)        -           -
Net income (loss)                                                                             (44.2)      228.6       182.7
Less - Preferred dividend requirements                                                         21.5        22.3        23.7
Plus - Carrying amount over (under) consideration paid for redeemed preferred stock              .2         (.7)       (3.5)
Net income (loss) applicable to common stock                                             $    (65.5) $    205.6  $    155.5

See notes to consolidated financial statements which are an integral part of these statements.

Illinois Power company
CONSOLIDATED BALANCE SHEETS

                                                                                                            (Millions of dollars)
December 31,                                                                                                    1997       1996
Assets
Utility Plant, at original cost
Electric (includes construction work in progress of $214.3 million and $212.5 million, respectively)        $  6,690.4 $  6,335.4
Gas (includes construction work in progress of $10.7 million and $21.2 million, respectively)                    663.0      646.1
                                                                                                               7,353.4    6,981.5
Less - accumulated depreciation                                                                                2,808.1    2,419.7
                                                                                                               4,545.3    4,561.8
Nuclear fuel in process                                                                                            6.3        5.3
Nuclear fuel under capital lease                                                                                 126.7       96.4
                                                                                                               4,678.3    4,663.5
Investments and Other Assets                                                                                       5.9       14.5
Current Assets
Cash and cash equivalents                                                                                         17.8       12.5
Accounts receivable (less allowance for doubtful accounts of $5.5 million and $3.0 million, respectively)
  Service                                                                                                        115.6      138.8
  Other                                                                                                           16.6       51.1
Accrued unbilled revenue                                                                                          86.3      106.0
Materials and supplies, at average cost
  Fossil fuel                                                                                                     12.6        7.9
  Gas in underground storage                                                                                      29.3       27.2
  Operating materials                                                                                             75.4       77.1
Prepayments and other                                                                                             61.2       23.7
                                                                                                                 414.8      444.3
Deferred Charges
Deferred Clinton costs                                                                                             -        103.9
Recoverable income taxes                                                                                           -        101.3
Other                                                                                                            192.5      241.0
                                                                                                                 192.5      446.2
                                                                                                            $  5,291.5 $  5,568.5
Capital and Liabilities
Capitalization
Common stock - No par value, 100,000,000 shares authorized; 75,643,937 shares issued, stated at             $  1,424.6 $  1,424.6
Retained earnings                                                                                                 89.5      245.9
Less - Capital stock expense                                                                                       7.3        8.2
Less - 9,428,645 and 3,410,897 shares of common stock in treasury, respectively, at cost                         207.7       86.2
  Total common stock equity                                                                                    1,299.1    1,576.1
Preferred stock                                                                                                   57.1       96.2
Mandatorily redeemable preferred stock                                                                           197.0      197.0
Long-term debt                                                                                                 1,617.5    1,636.4
  Total capitalization                                                                                         3,170.7    3,505.7
Current Liabilities
Accounts payable                                                                                                 102.7      149.7
Notes payable                                                                                                    376.8      310.0
Long-term debt and lease obligations maturing within one year                                                     87.5       47.7
Dividends declared                                                                                                22.9       24.7
Taxes accrued                                                                                                     27.5       46.0
Interest accrued                                                                                                  33.0       34.3
Other                                                                                                             78.7       43.1
                                                                                                                 729.1      655.5
Deferred Credits
Accumulated deferred income taxes                                                                                980.6    1,048.0
Accumulated deferred investment tax credits                                                                      208.3      215.5
Other                                                                                                            202.8      143.8
                                                                                                               1,391.7    1,407.3
                                                                                                            $  5,291.5 $  5,568.5


(Commitments and Contingencies Note 3)
See notes to consolidated financial statements which are an integral part of these statements.

Illinois Power company
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             (Millions of dollars)
For the Years Ended December 31,                                                                       1997      1996      1995
Cash Flows from Operating Activities
Net income (loss)                                                                                   $  (44.2) $  228.6  $  182.7
Items not requiring (providing) cash -                                                                 202.1     195.3     190.0
  Depreciation and amortization                                                                         (5.0)     (6.5)     (6.0)
  Allowance for funds used during construction                                                          29.4      64.2      42.0
  Deferred income taxes                                                                                  -         -        37.8
  Enhanced retirement and severance                                                                    195.0       -         -
  Extraordinary item
Changes in assets and liabilities -                                                                     57.7     (35.2)     38.7
  Accounts and notes receivable                                                                         19.7     (16.9)    (10.2)
  Accrued unbilled revenue                                                                              (5.1)     (1.2)     22.8
  Materials and supplies                                                                               (31.2)     29.8     (14.0)
  Accounts payable                                                                                        .3     (14.8)    (10.1)
  Interest accrued and other, net                                                                      418.7     443.3     473.7
Net cash provided by operating activities
Cash Flows from Investing Activities                                                                  (223.9)   (187.3)   (209.3)
Construction expenditures                                                                               5.0       6.5       6.0
Allowance for funds used during construction                                                            27.8       5.0      (7.5)
Other investing activities                                                                            (191.1)   (175.8)   (210.8)
Net cash used in investing activities
Cash Flows from Financing Activities                                                                 (114.6)   (107.9)   (100.5)
Dividends on common stock and preferred stock                                                        (121.5)    (18.9)    (67.3)
Repurchase of common stock
Redemptions -                                                                                        (164.1)   (355.8)   (213.6)
  Short-term debt                                                                                    (160.8)   (153.7)     (5.2)
  Long-term debt                                                                                      (39.0)    (29.5)   (134.5)
  Preferred stock
Issuances -                                                                                            231.0     306.2     209.5
  Short-term debt                                                                                      150.0       -         -
  Long-term debt                                                                                         -       100.0       -
  Preferred stock                                                                                       (3.3)       .3       5.1
Other financing activities                                                                            (222.3)   (259.3)   (306.5)
Net cash used in financing activities                                                                    5.3       8.2     (43.6)
Net change in cash and cash equivalents                                                                 12.5       4.3      47.9
Cash and cash equivalents at beginning of year                                                       $  17.8  $   12.5  $    4.3
Cash and cash equivalents at end of year


Illinois Power company
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                                         (Millions of dollars)
For the Years Ended December 31,                                                   1997      1996        1995
Balance at beginning of year                                                     $  245.9  $  129.6  $   51.1
Net income (loss) before dividends and carrying amount adjustment                   (44.2)    228.6     182.7
                                                                                    201.7     358.2     233.8
Less -
  Dividends -
  Preferred stock                                                                    21.7      22.6      23.6
  Common stock                                                                       90.7      86.6      77.1
  Investment transfer to Illinova                                                     -         2.4       -
Plus -
  Carrying amount over (under) consideration paid for redeemed preferred stock         .2       (.7)     (3.5)
                                                                                   (112.2)   (112.3)   (104.2)
Balance at end of year                                                           $   89.5  $  245.9  $  129.6

See notes to consolidated financial statements which are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies
Principles of Consolidation IP is a subsidiary of Illinova, a holding company. IP is engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the state of Illinois. The consolidated financial statements include the accounts of IP, a combination electric and gas utility, Illinois Power Capital, L.P. and IPFI. See "Note 9 - Preferred Stock" for additional information.

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

IP's principal accounting policies are:

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

Amortization of Nuclear Fuel IP leases nuclear fuel from the Fuel Company under a capital lease. Amortization of nuclear fuel (including related financing costs) is determined on a unit of production basis. A provision for spent fuel disposal costs is charged to fuel expense based on kwh generated. See "Note 3 - Commitments and Contingencies" for discussion of decommissioning and nuclear fuel disposal costs.

Unamortized Debt Discount, Premium and Expense Discount, premium and expense associated with long-term debt are amortized over the lives of the related issues. Costs related to refunded debt for business segments under the provisions of FAS 71 are amortized over the lives of the related new debt issues or the remaining life of the old debt if no new debt is issued. Costs related to refunded debt for the generating segment are expensed when incurred.

Revenue and Energy Cost IP records revenue for services provided but not yet billed to more closely match revenues with expenses. Unbilled revenues represent the estimated amount customers will be billed for service delivered from the time meters were last read to the end of the accounting period. Operating revenues include related taxes that have been billed to customers in the amount of $71 million in 1997, $68 million in 1996 and $66 million in 1995. The costs of fuel for the generation of electricity, purchased power and gas purchased for resale are recovered from customers pursuant to the electric fuel and purchased gas adjustment clauses. Accordingly, allowable energy costs that are to be passed on to customers in a subsequent accounting period are deferred. The recovery of costs deferred under these clauses is subject to review and approval by the ICC. In September 1997, IP filed a petition with the ICC that stipulated customers will not be charged for certain additional costs of energy incurred as a result of Clinton being out of service. During 1997, as a result of this stipulation, IP did not collect $36.3 million of fuel costs. IP will also forego recovery of additional fuel costs in 1998 for the duration of the Clinton outage. Under the petition, fuel costs charged to customers will be no higher than average 1995-1996 levels until Clinton is back in service operating at least at a 65% capacity factor for two consecutive months.

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

     IP is included in Illinova's consolidated federal income tax return. Income taxes are allocated to the individual companies based on their respective taxable income or loss. See "Note 6 - Income Taxes" for additional discussion.

Preferred Dividend Requirements Preferred dividend requirements reflected in the Consolidated Statements of Income are recorded on the accrual basis.

Consolidated Statements of Cash Flows Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less. Capital lease obligations not affecting cash flows increased by $30 million, $31 million and $19 million during 1997, 1996 and 1995, respectively. Income taxes and interest paid are as follows:

                                                 Years ended December 31,
(Millions of dollars)                1997          1996             1995
Income taxes                       $   94.3      $   65.9         $   65.7
Interest                           $  140.0      $  147.4         $  152.4

Interest Rate Cap Generally, premiums paid for purchased interest rate cap agreements are being amortized to interest expense over the terms of the caps. Unamortized premiums are included in Current Assets, "Prepayments and other," in the Consolidated Balance Sheets. Amounts to be received under the cap agreements are accrued and recognized as a reduction in interest expense.

Transactions with Illinova In addition to transfers of capital reflected in the Consolidated Statements of Retained Earnings, IP provided approximately $122 million, $81 million and $34 million in funds to Illinova for operations and investments during 1997, 1996 and 1995, respectively. Illinova is paying IP interest on these funds at a rate equal to that which Illinova would have paid had it used a currently outstanding line of credit. In addition, Illinova and IP have recorded an intercompany payable and receivable, respectively, for approximately $10.2 million, $14.3 million and $18.4 million in 1997, 1996 and 1995, respectively, in order to recognize the effect on the Employees' Stock Ownership Plan of the conversion of IP common stock to Illinova common stock concurrent with the formation of Illinova. This was a noncash transaction. See "Note 10 - Common Stock and Retained Earnings" for additional information.

New Pronouncements The FASB issued FAS 128, "Earnings Per Share" in February 1997, effective for financial statements issued after December 15, 1997. FAS 128 establishes standards for computing and presenting EPS and replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. No new requirements are imposed on IP by FAS 128.

     The FASB issued FAS 129, "Disclosure of Information about Capital Structure" in February 1997, effective for financial statements for periods ending after December 15, 1997. FAS 129 establishes standards for disclosing information about an entity's capital structure and contains no change in disclosure requirements for entities that were previously subject to the requirements of Accounting Principles Board Opinions 10 and 15 and FAS 47. No new requirements are imposed on IP by FAS 129.

     The FASB issued FAS 130, "Reporting Comprehensive Income" in June 1997, effective for fiscal years beginning after December 15, 1997. FAS 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. IP continues to analyze FAS 130 and does not expect it to have a significant impact on its financial statements presentation.

     The FASB issued FAS 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997, effective for periods beginning after December 15, 1997. FAS 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise." FAS 131 establishes standards for the way public business enterprises report financial and descriptive information about their reportable operating segments in their financial statements. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. IP continues to evaluate the provisions of FAS 131 and determine the impact of the revised disclosure requirements on its 1998 financial statements.

Note  2 - Clinton  Power  Station
Clinton  Operations
In September 1996, a leak in a recirculation pump seal caused IP operations personnel to shut down Clinton. Clinton has not resumed operation.

     In January and again in June 1997, the NRC named Clinton among plants having a trend of declining performance. In June 1997, IP committed to conduct an ISA to thoroughly assess Clinton's performance. The ISA was conducted by a team of 30 individuals with extensive nuclear experience and no substantial previous involvement at Clinton. Their report concluded that the underlying reasons for the performance problems at Clinton were ineffective leadership throughout the organization in providing standards of excellence, complacency throughout the organization, barrier weaknesses and weaknesses in teamwork. In late October, a team commissioned by the NRC performed an evaluation to validate the ISA results. In December, this team concluded that the findings of the ISA accurately characterized Clinton's performance deficiencies and their causes.

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

     The FERC approved an amended PCA in July 1997. The amended PCA obligates Soyland to purchase all of its capacity and energy needs from IP for at least 10 years. The amended PCA provides that a contract cancellation fee be paid by Soyland to IP in the event that a Soyland member terminates its membership from Soyland. In May 1997, three distribution cooperative members terminated membership by buying out of their long-term wholesale power contracts with Soyland. As a result, Soyland paid a fee of $20.8 million to IP in June 1997. Fee proceeds of $2.9 million were used to offset the costs of acquiring Soyland's share of Clinton with the remaining $17.9 million recorded as interchange revenue.

     In December 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA. The fee of approximately $70 million will be deferred and recognized as interchange revenue over the initial term of the PCA. The payment is contingent on Soyland obtaining the necessary financing and regulatory approvals in 1998.

Clinton  Cost and Risks
Clinton was placed in service in 1987 and represents approximately 20.3% of IP's installed generation capacity. The investment in Clinton represented approximately 57% of IP's total assets at December 31, 1997. See "Note 1 - Summary of Significant Accounting Policies" for additional information.

     IP's  Clinton-related  costs  represented  38%  of  its  total  1997  other
operating,   maintenance  and  depreciation   expenses.   Clinton's   equivalent
availability was 0%, 66% and 76% for 1997, 1996 and 1995, respectively.

     Ownership of an operating nuclear generating unit exposes IP to significant risks, including increased and changing regulatory, safety and environmental requirements and the uncertain future cost of closing and dismantling the unit. IP expects to be allowed to continue to operate Clinton; however, if any unforeseen or unexpected developments would prevent it from doing so, IP would be materially adversely affected. See "Note 3 - Commitments and Contingencies" for additional information.

Note 3 - Commitments and Contingencies
Commitments
IP estimates that it will spend approximately $225 million for construction expenditures in 1998. IP construction expenditures for the period 1998-2002 are expected to total about $1 billion. Additional expenditures may be required during this period to accommodate transitional expenditures related to a competitive environment, environmental compliance costs and system upgrades, which cannot be determined at this time.

     IP's capital expenditures for the years 1998 through 2002, in addition to its construction expenditures, are expected to include $129 million for nuclear fuel and $291 million for mandatory debt retirement.

     In addition, IP has substantial commitments for the purchase of coal under long-term contracts. Estimated coal contract commitments for 1998 through 2002 are $619 million (excluding price escalation provisions). Total coal purchases for 1997, 1996 and 1995 were $181 million, $184 million and $168 million, respectively. IP has contracts with various natural gas suppliers and interstate pipelines to provide natural gas supply, transportation and leased storage. Estimated committed natural gas, transportation and leased storage costs (including pipeline transition costs) for 1998 through 2002 total $56 million. Total natural gas purchased for 1997, 1996 and 1995 was $185 million, $207 million and $150 million, respectively.

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

Fuel Cost Recovery On September 29, 1997, the ICC approved an IP petition that stipulates customers will not be charged for certain additional costs of energy incurred as a result of Clinton being out of service. Under the petition, fuel costs charged to customers will be no higher than average 1995 - 1996 levels until Clinton is back in service operating at least at a 65% capacity factor for two consecutive months. See "Note 2 - Clinton Power Station" for additional information about Clinton.

     As a result of Illinois deregulation legislation, IP may choose to eliminate application of the UFAC. IP's base rates would still include a component for some level of recovery of fuel costs, but IP would not be able to pass through to customers increased costs of purchasing fuel, emission allowances or replacement power. On elimination of the UFAC, base rates will include a fixed fuel cost factor equivalent to the average 1995 - 1996 fuel cost levels. Future recovery of fuel costs is uncertain, as IP will decrease base electric rates to residential customers beginning August 1998 and certain customers will be free to choose their electric generation suppliers beginning in October 1999. The extent to which fuel costs are recovered will depend on a number of factors including the future market prices for wholesale and retail energy, when Clinton returns to service, and whether IP elects to eliminate the UFAC.

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

     IP may be subject to other risks that may not be insurable, or the amount of insurance carried to offset the various risks may not be sufficient to meet potential liabilities and losses. There is also no assurance that IP will be able to maintain insurance coverage at its present level. Under those circumstances, such losses or liabilities may have a substantial adverse effect on IP's financial position.

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

     IP concluded a site-specific study in 1996 to estimate the costs of dismantlement, removal and disposal of Clinton. This study resulted in projected decommissioning costs of $538 million (1996 dollars) or $969 million (2026 dollars, assuming a 2% inflation factor). Regulatory approval of this increased decommissioning cost level was received in August 1997. This estimate is the basis used for funding decommissioning costs through rates charged to IP's customers and through the PCA with Soyland.

     External decommissioning trusts, as prescribed under Illinois law and authorized by the ICC, accumulate funds for the future decommissioning of Clinton based on the expected service life of the plant. For the years 1997, 1996 and 1995, IP contributed $5.3 million, $3.9 million and $5.0 million, respectively, to its external nuclear decommissioning trust funds. The balances in these nuclear decommissioning funds at December 31, 1997 and 1996, were $62.5 million and $41.4 million, respectively. Decommissioning funds are recorded as assets on the balance sheet. A decommissioning liability approximately equivalent to trust assets is also recorded. IP recognizes earnings and expenses from the trust fund as changes in its assets and liabilities relating to these funds occur.

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

     Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the permanent storage and disposal of spent nuclear fu el. The DOE currently charges one mill ($0.001) per net kwh (one dollar per MWH) generated and sold for future disposal of spent fuel. IP is recovering these charges through rates. In 1996, the District of Columbia Circuit Court of Appeals issued an order, at the request of nuclear-owning utilities and state regulatory agencies, confirming DOE's unconditional obligation to take responsibility for spent nuclear fuel commencing in 1998, even if it has no permanent repository at that time.
Notwithstanding this decision, which the DOE did not appeal, the DOE has indicated to all nuclear utilities that it may experience delay in performance. The impact of any such delay on IP will depend on many factors, including the duration of such delay and the cost and feasibility of interim, on-site storage.

Environmental Matters
Clean Air Act To comply with the SO2 emission reduction requirements of Phase I (1995 - 1999) of the Acid Rain Program of the 1990 Clean Air Act Amendments, IP continues to purchase emission allowances. An emission allowance is the authorization by the U.S. EPA to emit one ton of SO2. The ICC approved IP's Phase I Acid Rain Compliance Plan in September 1993, and IP is continuing to implement that plan. IP has acquired sufficient emission allowances to meet most of its anticipated needs for 1998 and 1999 and will purchase the remainder on the spot market. In 1993, the Illinois General Assembly passed and the governor signed legislation authorizing, but not requiring, the ICC to permit expenditures and revenues from emission allowance purchases and sales to be included in rates charged to customers as a cost of fuel. In December 1994, the ICC approved the recovery of emission allowance costs through the UFAC. See the subcaption "Fuel Cost Recovery" above for discussion of the UFAC. IP's compliance plan will defer, until at least 2000, any need for scrubbers or other capital projects associated with SO2 emission reductions. Phase II (2000 and beyond) SO2 emission reduction requirements of the Acid Rain Program could require additional actions and may result in capital expenditures and the purchase of emission allowances.

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

Global Warming On December 11, 1997, international negotiations to reduce greenhouse gas emissions concluded with the adoption of the Kyoto Protocol. This Protocol requires the United States to reduce greenhouse gas emissions to 7% below 1990 levels during the years 2008 through 2012 and to make further reductions thereafter. This Protocol must be ratified by the United States Senate. United States Senate Resolution 98 (passed 95-0) indicates the Senate would not ratify an agreement that fails to involve all countries or would damage the United States economy. Ratification will be a major political issue as the Protocol does not contain key elements that Senate Resolution 98 said would be necessary for ratification. It is anticipated that ratification will be delayed until after 1998.

     IP will face major changes in how it generates electricity if the Kyoto Protocol is ratified, or if the Protocol's reduction goals are incorporated into other environmental regulations. IP would have to repower some generating units and change from coal to natural gas in other units to reduce greenhouse gas emissions. IP estimates that compliance with these proposed regulations may require significant capital outlays and annual operating expenses which could have a material adverse impact on IP.

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

Electric and Magnetic Fields The possibility that exposure to EMF emanating from power lines, household appliances and other electric sources may result in adverse health effects continues to be the subject of litigation and governmental, medical and media attention. Litigants also have claimed that EMF concerns justify recovery from utilities for the loss in value of real property exposed to power lines, substations and other such sources of EMF. The number of EMF cases has declined in the last few years as more national and international science commissions have concluded that an EMF health risk has not been established. Additional research is being conducted to attempt to resolve continuing scientific uncertainties. On July 3, 1997, President Clinton signed legislation extending the National EMF Research and Public Information Dissemination Program through 1998. Research results, policy decisions and public information developments will continue into 1999. It is too soon to tell what, if any, impact these actions may have on IP's financial position. IP continues its commitment to address customer and employee concerns related to the EMF issue.

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

     The FERC approved an amended PCA in July 1997. The amended PCA obligates Soyland to purchase all of its capacity and energy needs from IP for at least 10 years (the initial term of the PCA) and includes a provision that allows Soyland to pay its base capacity charges in advance. The amended PCA also provides that a contract cancellation fee will be paid by Soyland to IP in the event that a Soyland Cooperative member terminates its membership from Soyland. In May 1997, three distribution cooperative members terminated their membership by buying out of their respective long-term wholesale power contracts with Soyland. As a result, Soyland paid a fee of $20.8 million to IP in June 1997 to reduce its future base capacity charges.

     In December, 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA. The fee of approximately $70 million will be deferred and recognized as interchange revenue over the initial term of the PCA. The payment will be contingent on Soyland obtaining the necessary financing and regulatory approvals in 1998.

Nuclear Fuel Lease See "Note 7 - Capital Leases" for discussion of contingencies related to IP's nuclear fuel lease.

Internal Revenue Service Audit The Internal Revenue Service is currently auditing IP's federal income tax returns for the years 1991 through 1993. At this time, the outcome of the audit cannot be determined; however, management does not expect that the results will have a material adverse effect on IP's financial position or results of operations. For a detailed discussion of income taxes, see "Note 6 - Income Taxes."

Note 4 - Lines of Credit and Short-Term Loans
IP has total lines of credit represented by bank commitments amounting to $354 million, all of which were unused at December 31, 1997. These lines of credit are renewable in May 1998, August 1998 and May 2002. These bank commitments support the amount of commercial paper outstanding at any time, limited only by the amount of unused bank commitments, and are available to support other IP activities.

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

     For the years 1997, 1996 and 1995, IP had short-term borrowings consisting of bank loans, commercial paper, extendible floating rate notes and other short-term debt outstanding at various times as follows:

(Millions of dollars, except rates)               1997      1996     1995
Short-term borrowings
  at December 31,                              $  376.8  $  310.0  $  359.6
Weighted average interest
  rate at December 31,                              6.0%      5.7%      6.0%
Maximum amount
  outstanding
  at any month end                             $  376.8  $  310.0  $  359.6
Average daily borrowings
  outstanding during
  the year                                     $  284.4  $  261.9  $  306.5
Weighted average interest
  rate during the year                              5.8%      5.6%      6.2%

     Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on floating-rate debt. IP has two variable rate interest rate cap agreements covering up to $114.6 million of commercial paper. These agreements entitle IP to receive from a counterparty on a quarterly basis the amount, if any, by which IP's interest payments on a nominal amount of commercial paper exceed the interest rate set by the cap. On December 31, 1997, the cap rates were set at 7.75% and 8.0% while the current market rate available to IP was 5.8%.

     IP also has a $50 million interest rate swap in effect through October 1998 where IP pays 5.92% and receives the LIBOR variable rate, payable quarterly.

Note  5 - Facilities  Agreements
On March 13, 1997, the NRC issued an order approving transfer to IP of the Clinton operating license related to Soyland's 13.2% ownership obligations in connection with the transfer from Soyland to IP of all of Soyland's interest in Clinton pursuant to an agreement reached in 1996. Soyland's title to the plant and directly related assets such as nuclear fuel was transferred to IP on May 1, 1997. Soyland's nuclear decommissioning trust assets were transferred to IP on May 19, 1997, consistent with IP's assumption of all of Soyland's ownership obligations including those related to decommissioning.

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

Note 6 -  Income  Taxes
Deferred tax assets and liabilities were comprised of the following:

                                                    Balances as of December 31,
(Millions of dollars)                                       1997        1996
Deferred tax assets:
Current:
  Misc. book/tax recognition differences               $     11.2  $      7.7
Noncurrent:
  Depreciation and other property related                    46.2        42.0
  Alternative minimum tax                                   156.8       198.5
  Tax credit and net operating loss
    carryforward                                              -          32.8
  Unamortized investment tax credit                         116.9       120.9
  Misc. book/tax recognition differences                     40.3        65.8
                                                            360.2       460.0
    Total deferred tax assets                          $    371.4  $    467.7

Deferred tax liabilities:
Current:
  Misc. book/tax recognition differences               $       .9  $     11.3
Noncurrent:
  Depreciation and other property related                 1,348.0     1,350.1
  Deferred Clinton costs                                      -          58.2
  Misc. book/tax recognition differences                     (7.1)       99.7
                                                          1,340.9     1,508.0
    Total deferred tax liabilities                     $  1,341.8  $  1,519.3


Income taxes included in the Consolidated Statements of Income consist of the following components:

                                           Years Ended December 31,
(Millions of dollars)                     1997       1996      1995
Current taxes-
  Included in operating
    expenses and taxes                 $   72.7  $   79.2  $   98.6
  Included in other income
    and deductions                          (.7)    (14.5)    (20.3)
  Total current taxes                      72.0      64.7      78.3
Deferred taxes-
  Included in operating
  expenses and taxes
    Property related differences            9.2      60.4      62.2
    Alternative minimum tax                41.7       1.1       2.9
    Gain/loss on reacquired debt             .4      (1.6)     (1.9)
    Net operating loss
      carryforward                          -         -         (.2)
    Enhanced retirement
      and severance                          .5       2.6     (15.0)
    Misc. book/tax recognition
      differences                         (16.7)      6.1     (13.9)
    Included in other income
      and deductions
        Property related differences        (.4)     10.2       9.7
        Misc. book/tax recognition
          differences                       1.5       1.7       2.2
    Total deferred taxes                   36.2      80.5      46.0
Deferred investment
tax credit-net
  Included in operating
    expenses and taxes                     (7.3)     (7.3)     (6.9)
  Total investment tax credit              (7.3)     (7.3)     (6.9)
Total income taxes from
  continuing operations                $  100.9  $  137.9  $  117.4
Income tax -
  Extraordinary item
    Current tax expense                   (17.8)      -         -
    Deferred tax expense                 (100.2)      -         -
    Total extraordinary item             (118.0)      -         -
Total income taxes                     $  (17.1) $  137.9  $  117.4

     The reconciliations of income tax expense to amounts computed by applying the statutory tax rate to reported pretax income from continuing operations for the period are set below:

                                                       Years Ended December 31,
(Millions of dollars)                               1997      1996      1995
Income tax expense at the
  federal statutory tax rate                     $   88.1  $  128.3  $  105.0
Increases/(decreases) in taxes resulting from-
  State taxes,
    net of federal effect                            11.8      13.7      14.0
  Investment tax credit
    amortization                                     (7.3)     (7.3)     (6.9)
Depreciation not normalized                          11.3       9.4       7.4
Interest expense on
    preferred securities                             (6.9)     (6.9)     (3.7)
Other-net                                             3.9        .7       1.6
Total income taxes from
  continuing operations                          $  100.9  $  137.9  $  117.4

     Combined federal and state effective income tax rates were 40.1%, 37.6% and 39.1% for the years 1997, 1996 and 1995, respectively.

     IP is subject to the provisions of the Alternative Minimum Tax System. As a result, IP has an Alternative Minimum Tax credit carryforward at December 31, 1997, of approximately $156.8 million. This credit can be carried forward indefinitely to offset future regular income tax liabilities in excess of the tentative minimum tax.

     The Internal Revenue Service is currently auditing IP's consolidated federal income tax returns for the years 1991 through 1993. At this time, the outcome of the audit cannot be determined; however, the results of the audit are not expected to have a material adverse effect on IP's consolidated financial position or results of operations.

     Because of the passage of HB 362, IP's electric generation business no longer meets the criteria for application of FAS 71. As required by FAS 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71", the income tax effects of the write-off of regulatory assets and liabilities related to electric generation are reflected in the extraordinary item for the cumulative effect of a change in accounting principle.

Note 7 - Capital  Leases
The Fuel Company, which is 50% owned by IP, was formed in 1981 for the purpose of leasing nuclear fuel to IP for Clinton. Lease payments are equal to the Fuel Company's cost of fuel as consumed (including related financing and administrative costs). Billings under the lease agreement during 1997, 1996 and 1995 were $4 million, $35 million and $41 million, respectively, including financing costs of $4 million, $5 million and $7 million, respectively. IP is required to pay financing costs whether or not fuel is consumed. IP is obligated to make subordinated loans to the Fuel Company at any time the obligations of the Fuel Company that are due and payable exceed the funds available to the Fuel Company. Lease terms stipulate that in the event that Clinton is out of service for 24 consecutive months, IP will be obligated to purchase Clinton's incore nuclear fuel for $62 million from the Fuel Company. IP has an obligation for nuclear fuel disposal costs of leased nuclear fuel. See "Note 3 - Commitments and Contingencies" for discussion of decommissioning and nuclear fuel disposal costs. Nuclear fuel lease payments are included with "Fuel for electric plants" on IP's Consolidated Statements of Income.

     At December 31, 1997 and 1996, current obligations under capital lease for nuclear fuel are $18.7 million and $36.9 million, respectively.

     Over the next five years estimated payments under capital leases are as follows:

                                                       (Millions of dollars)
1998                                                        $           23.5
1999                                                                    44.3
2000                                                                    23.9
2001                                                                    21.5
2002                                                                    16.7
Thereafter                                                              12.8
                                                                       142.7
Less-Interest                                                           16.0
  Total                                                            $   126.7

Note 8 - Long-Term Debt

                                                                                                              (Millions of dollars)
December 31,                                                                                                 1997            1996
First mortgage bonds-
  6 1/2%       series due 1999                                                                     $  72.0                 $  72.0
  6.60%        series due 2004 (Pollution Control Series A)                                            6.3                     6.5
  7.95%        series due 2004                                                                        72.0                    72.0
  6%           series due 2007 (Pollution Control Series B)                                           18.7                    18.7
  7 5/8%       series due 2016 (Pollution Control Series F, G and H)                                   -                     150.0
  8.30%        series due 2017 (Pollution Control Series I)                                           33.8                    33.8
  7 3/8%       series due 2021 (Pollution Control Series J)                                           84.7                    84.7
  8 3/4%       series due 2021                                                                        57.1                    57.1
  5.70%        series due 2024 (Pollution Control Series K)                                           35.6                    35.6
  7.40%        series due 2024 (Pollution Control Series L)                                           84.1                    84.1
  Total first mortgage bonds                                                                         464.3                   614.5
New mortgage bonds-
  6 1/8%       series due 2000                                                                        40.0                    40.0
  5 5/8%       series due 2000                                                                       110.0                   110.0
  6 1/2%       series due 2003                                                                       100.0                   100.0
  6 3/4%       series due 2005                                                                        70.0                    70.0
  8%           series due 2023                                                                       229.0                   229.0
  7 1/2%       series due 2025                                                                       177.0                   177.0
  Adjustable rate series due 2028 (Pollution Control Series M, N and O)                              111.8                   111.8
  Adjustable rate series due 2032 (Pollution Control Series P, Q and R)                              150.0                     -
  Total new mortgage bonds                                                                           987.8                   837.8
  Total mortgage bonds                                                                             1,452.1                 1,452.3
Medium-term notes, series A                                                                           68.0                    78.5
Variable rate long-term debt due 2017                                                                 75.0                    75.0
  Total other long-term debt                                                                         143.0                   153.5
                                                                                                   1,595.1                 1,605.8
Unamortized discount on debt                                                                         (16.8)                  (18.1)
  Total long-term debt excluding capital lease obligations                                         1,578.3                 1,587.7
  Obligations under capital leases                                                                   126.7                   96.4
                                                                                                   1,705.0                 1,684.1
Long-term debt and lease obligations maturing within one year                                        (87.5)                  (47.7)
  Total long-term debt                                                                     $       1,617.5            $    1,636.4

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

For the years 1998, 1999, 2000, 2001 and 2002, IP has long-term debt maturities and cash sinking fund requirements in the aggregate of (in millions) $68.8, $72.8, $150.8, $.8 and $.8, respectively. These amounts exclude capital lease requirements. See "Note 7 - Capital Leases."

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

Note 9 - Preferred Stock

                                                                                                             (Millions of dollars)
December 31,                                                                                          1997                    1996
Serial Preferred Stock, cumulative, $50 par value-
Authorized 5,000,000 shares; 1,139,110 and 1,221,700 shares outstanding, respectively
  Series      Shares             Redemption Prices
  4.08%       283,290             $   51.50                                                       $   14.1               $    15.0
  4.26%       136,000                 51.50                                                            6.8                     7.5
  4.70%       176,000                 51.50                                                            8.8                    10.0
  4.42%       134,400                 51.50                                                            6.7                     7.5
  4.20%       167,720                 52.00                                                            8.4                     9.0
  7.75%       241,700                 50.00 after July 1, 2003                                        12.1                    12.1
   Net premium on preferred stock                                                                       .2                      .2
  Total Preferred Stock, $50 par value                                                           $    57.1               $    61.3

Serial Preferred Stock, cumulative, without par value-
Authorized 5,000,000 shares; 0 and 698,200 shares outstanding, respectively
  Series      Shares      Redemption Prices
    A           -                 -                                                             $      -                 $    34.9
  Total Preferred Stock, without par value                                                      $      -                 $    34.9

Preference Stock, cumulative, without par value-
Authorized 5,000,000 shares; none outstanding                                                          -                       -
  Total Serial Preferred Stock, Preference Stock and Preferred Securities                       $     57.1               $    96.2

Company Obligated Mandatorily Redeemable Preferred Securities of:
Illinois Power Capital, L.P.
Monthly Income Preferred Securities, cumulative, $25 liquidation preference-
3,880,000 shares authorized and outstanding                                                     $     97.0               $    97.0

Illinois Power Financing I
Trust Originated Preferred Securities, cumulative, $25 liquidation preference-
4,000,000 shares authorized and outstanding                                                          100.0                   100.0

  Total Mandatorily Redeemable Preferred Stock                                                  $    197.0               $   197.0


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

Note 10 - Common Stock
and Retained  Earnings
On May 31, 1994, common shares of IP began trading as common shares of Illinova. Illinova is the sole shareholder of IP common stock.

     In 1997, IP repurchased 6,017,748 shares of its common stock from Illinova. In 1996 and 1995, IP repurchased 714,811 shares and 2,696,086 shares, respectively, of its common stock from Illinova. Under Illinois law, such shares may be held as treasury stock and treated as authorized but unissued, or may be canceled by resolution of the Board of Directors. IP holds the common stock as treasury stock and deducts it from common equity at the cost of the shares.

     IP employees participate in an ESOP that includes an incentive compensation feature which is tied to achievement of specified corporate performance goals. This arrangement began in 1991 when IP loaned $35 million to the Trustee of the Plans, which used the loan proceeds to purchase 2,031,445 shares of IP's common stock on the open market. The loan and common shares were converted to Illinova instruments with the formation of Illinova in May 1994. These shares are held in a suspense account under the Plans and are being distributed to the accounts of participating employees as the loan is repaid by the Trustee with funds contributed by IP, together with dividends on the shares acquired with the loan proceeds. IP financed the loan with funds borrowed under its bank credit agreements.

     For the year ended December 31, 1997, 91,282 common shares were allocated to salaried employees and 83,418 shares to employees covered under the Collective Bargaining Agreement through the matching contribution feature of the ESOP arrangement. Under the incentive compensation feature, 70,720 common shares were allocated to employees for the year ended December 31, 1997. During 1997, IP contributed $5.0 million to the ESOP and, using the shares allocated method, recognized $3.3 million of expense. Interest paid on the ESOP debt was approximately $1.3 million in 1997 and dividends used for debt service were approximately $2.3 million.

     In 1992, the Board of Directors adopted and the shareholders approved a Long-Term Incentive Compensation Plan (the Plan) for officers or employee members of the Board, but excluding directors who are not officers or employees. The types of awards that may be granted under the Plan are restricted stock, incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalents and other stock-based awards. The Plan provides that any one or more types of awards may be granted for up to 1,500,000 shares of Illinova's common stock. The following table outlines the activity under this plan at December 31, 1997. Of the options granted in 1992, 1993, 1994 and 1995 in the table below, 7,500, 10,500, 4,400 and 6,500 options, respectively, have been forfeited and are not exercisable. An additional 20,000 options were exercised in January 1998.

Year        Options     Grant          Year         Expiration     Options
Granted     Granted     Price       Exercisable        Date        Exercised
1992         62,000   $ 23 3/8         1996           6/10/01        38,000
1993         73,500   $ 24 1/4         1997           6/09/02            -
1994         82,650   $ 20 7/8         1997           6/08/03            -
1995         69,300   $ 24 7/8         1998           6/14/04            -
1996         80,500   $ 29 3/4         1999           2/07/05            -
1997         82,000   $ 26 1/8         2000           2/12/07            -

     In October 1995, the FASB issued FAS 123, "Accounting for Stock-Based Compensation" effective for fiscal years beginning after December 15, 1995. Based on the current and anticipated use of stock options, the impact of FAS 123 is not material on the current period and is not envisioned to be material in any future period. IP continues to account for its stock options in accordance with Accounting Principle Board Opinion No. 25.

     The provisions of Supplemental Indentures to IP's General Mortgage Indenture and Deed of Trust contain certain restrictions with respect to the declaration and payment of dividends. IP was not limited by any of these restrictions at December 31, 1997. Under the Restated Articles of Incorporation, common stock dividends are subject to the preferential rights of the holders of preferre d and preference stock.

Note 11 -Pension and Other Benefit Costs
Illinova offers certain benefit plans to the employees of all of its subsidiaries. IP is sponsor and administrator of all of the benefit plans. IP is reimbursed by the other Illinova subsidiaries for their share of the expenses of the benefit plans. The discussion and amounts below represent the plans in total, including the amounts attributable to the other subsidiaries.

     IP has defined-benefit pension plans covering all officers and employees. Benefits are based on years of service and compensation. IP's funding policy is to contribute annually at least the minimum amount required by government funding standards, but not more than can be deducted for federal income tax purposes.

     Pension costs, a portion of which have been capitalized for 1997, 1996 and 1995, include the following components:

                                                      Years Ended December 31,
(Million of dollars)                                   1997     1996     1995
Service cost on benefits
  earned during the year                             $  10.1  $  10.2  $  10.4
Interest cost on projected
  benefit obligation                                    27.9     26.8     23.6
Return on plan assets                                  (95.6)   (42.2)   (58.3)
Net amortization and deferral                           61.5      9.4     29.6
Effect of enhanced retirement
  program                                                -        -       15.7
Net periodic pension cost                            $   3.9  $   4.2  $  21.0

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

     The plans' assets consist primarily of common stocks, fixed income securities, cash equivalents, alternative investments and real estate. The actuarial present values of accumulated plan benefits at January 1, 1997 and 1996, were $375 million and $361 million, respectively, including vested benefits of $353 million and $337 million, respectively. The pension cost for 1997, 1996 and 1995 was calculated using a discount rate of 8.0%, 7.75% and 8.75%, respectively; future compensation increases of 4.5% for 1997, 1996 and 1995; and a return on assets of 9.5% for 1997 and 1996, and 9.0% for 1995. The unrecognized net asset at transition and the unrecognized prior service cost are amortized on a straight-line basis over the average remaining service period of employees who are expected to receive benefits under the plan. IP made cash contributions of $5 million in 1997, $6 million in 1996 and $2 million in 1995.

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

     IP has established two separate trusts for those retirees who were subject to a collectively bargained agreement and all other retirees to fund retiree health care and life insurance benefits. IP's funding policy is to contribute annually an amount at least equal to the revenues collected for the amount of postretirement benefit costs allowed in rates. The plan assets consist of common stocks and fixed income securities at December 31, 1997 and 1996. The estimated funded status of the plans at December 31, 1997 and 1996, using weighted average discount rates of 7.0% and 8.0%, respectively, and a return on assets of 9.0%, was as follows:

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

Note 12 -  Segments  of Business
Illinois Power Company is a public utility engaged in the generation, transmission, distribution and sale of electric energy, and the distribution, transportation and sale of natural gas. The following is a summary of operations:

                                                                                                               (Millions of dollars)
                                          1997                           1996                           1995
                                                   Total                           Total                          Total
                              Electric     Gas     Company    Electric    Gas     Company    Electric   Gas      Company
Operation information -
Operating revenues          $  1,420.0 $  353.9 $  1,773.9 $  1,340.5 $  348.2 $  1,688.7 $  1,368.9 $  272.5 $  1,641.4
Operating expenses,
  excluding provision
  for income taxes             1,081.3    311.5    1,392.8      886.2    300.5    1,186.7      946.2    245.0    1,191.2
Pre-tax operating income         338.7     42.4      381.1      454.3     47.7      502.0      422.7     27.5      450.2
AFUDC                              4.9       .1        5.0        6.3       .2        6.5        5.5       .5        6.0
Pre-tax operating income,
  including AFUDC           $    343.6 $   42.5 $    386.1 $    460.6 $   47.9 $    508.5 $    428.2 $   28.0 $    456.2
  Other deductions, net                                5.7                            9.0                            8.1
  Interest charges                                   128.7                          133.0                          148.0
  Provision for
    income taxes                                     100.9                          137.9                          117.4
  Net income                                         150.8                          228.6                           182.7
  Extraordinary item
    (net of taxes)                                  (195.0)                           -                              -
  Preferred dividend
    requirements                                     (21.5)                         (22.3)                          (23.7)
  Carrying value over
    (under) consideration
    paid for redeemed
    preferred stock                                     .2                            (.7)                          (3.5)
Net income (loss) applicable
  to common stock                                   $(65.5)                        $205.6                         $155.5
Other information -
  Depreciation                171.5 $     24.1 $    195.6 $    164.0 $     22.5 $   186.5 $    161.4 $   21.6     $183.0
  Capital expenditures     $  201.3 $     22.6 $    223.9 $    164.0 $     23.3 $   187.3 $    185.7 $   23.6     $209.3
Investment information -
  Identifiable assets*     $4,508.1 $    453.8    4,961.9 $  4,577.1 $    481.9 $ 5,059.0 $  4,580.4 $    446.3 $5,026.7
  Nonutility plant and
    other investments                                 5.7                            14.3                           16.2
  Assets utilized for
    overall operations                              323.9                           495.2                          524.3
Total assets                                     $5,291.5                        $5,568.5                       $5,567.2

Note 13 - Fair Value of Financial Instruments
                                        1997                   1996
                                Carrying    Fair        Carrying    Fair
(Millions of dollars)           Value       Value       Value       Value
Nuclear decommissioning
  trust funds               $     62.5 $     62.5 $     41.4 $     41.4
Cash and cash equivalents         17.8       17.8       12.5       12.5
Mandatorily redeemable
  preferred stock                197.0      202.7      197.0      199.3
Long-term debt                 1,578.3    1,627.6    1,587.7    1,629.3
Notes payable                    376.8      376.8      310.0      310.0

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

Mandatorily Redeemable Preferred Stock and Long-Term Debt The fair value of mandatorily redeemable preferred stock and long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered for debt of the same remaining maturities, as advised by IP's bankers.

Notes Payable The carrying amount of notes payable approximates fair value due to the short maturity of these instruments.

Note 14 - Quarterly Consolidated Financial Information and Common Stock Data (unaudited)

                                                                                                               (Millions of dollars)
                                                    First Quarter         Second Quarter      Third Quarter           Fourth Quarter
                                                        1997                  1997               1997                     1997
Operating revenues                                  $   472.8             $  415.3             $   497.1               $   388.7
Operating income                                         88.9                 82.6                 101.8                     5.4
Net income (loss) before extraordinary item              55.0                 51.4                  71.9                   (27.5)
Net income (loss) after extraordinary item               55.0                 51.4                  71.9                  (222.5)
Net income (loss) applicable to common stock             49.5                 46.0                  67.5                  (228.5)
Cash dividends declared on common stock                  23.5                 23.2                  22.2                    22.2
Cash dividends paid on common stock                      23.5                 23.5                  23.2                    22.2


                                                   First Quarter          Second Quarter       Third Quarter          Fourth Quarter
                                                       1996                    1996               1996                      1996
Operating revenues                                  $   446.7             $   365.7          $   458.4                 $   417.9
Operating income                                         88.1                  74.9              133.3                      65.1
Net income                                               49.1                  48.7              100.6                      30.2
Net income applicable to common stock                    43.5                  42.5               94.8                      24.8
Cash dividends declared on common stock                  21.2                  21.2               21.2                      23.5
Cash dividends paid on common stock                      21.2                  21.2               21.2                      21.2

Illinois Power Company
SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                              (Millions of dollars)
                                                     1997          1996        1995         1994         1993          1987
Operating revenues
  Electric                                     $   1,244.4   $   1,202.9  $   1,252.6  $   1,177.5  $   1,135.6   $     910.8
  Electric interchange                               175.6         137.6        116.3        110.0        130.8          92.4
  Gas                                                353.9         348.2        272.5        302.0        314.8         308.7
  Total operating revenues                        $1,773.9      $1,688.7  $   1,641.4  $   1,589.5  $   1,581.2   $   1,311.9
Extraordinary item net of income tax benefit   $    (195.0)  $       -    $       -    $       -    $       -     $       -
Net income (loss) after extraordinary item     $     (44.2)  $     228.6  $     182.7  $     180.3  $     (56.1)  $     289.6
Effective income tax rate                             40.1%         37.6%        39.1%        38.4%       (72.4)%        19.1%
Net income (loss) applicable to common stock   $     (65.5)  $     205.6  $     155.5  $     161.8  $     (82.2)  $     251.9
Cash dividends declared on common stock        $      91.1   $      87.1  $      77.9  $      49.1  $      30.2   $     178.5
Cash dividends paid on common stock                   92.4          84.8         75.3         60.5         60.5         176.2
Total assets                                   $   5,291.5   $   5,568.5  $   5,567.2  $   5,595.8  $   5,445.1   $   5,922.7
Capitalization
  Common stock equity                          $   1,299.1   $   1,576.1  $   1,478.1  $   1,466.0  $   1,342.8   $   1,841.4
  Preferred stock                                     57.1          96.2        125.6        224.7        303.7         315.2
  Mandatorily redeemable
    preferred stock                                  197.0         197.0         97.0        133.0         48.0         160.0
  Long-term debt                                   1,617.5       1,636.4      1,739.3      1,946.1      1,926.3       2,279.2
  Total capitalization                            $3,170.7      $3,505.7  $   3,440.0  $   3,769.8  $   3,620.8   $   4,595.8
Retained earnings (deficit)                    $      89.5   $     245.9  $     129.6  $      51.1  $     (71.0)  $     554.8
Capital expenditures                           $     223.9   $     187.3  $     209.3  $     193.7  $     277.7   $     263.5
Cash flows from operations                     $     418.7   $     443.3  $     473.7  $     280.2  $     396.6   $     232.3
AFUDC as a percent of earnings
  applicable to common stock                          (7.6)%         3.2%         3.9%         5.7%       N/A            80.2%
Ratio of earnings to fixed charges                     1.24          3.40         2.77         2.73          .80          2.51

Illinois Power Company
SELECTED STATISTICS

                                                         1997       1996       1995       1994       1993       1987
Electric Sales in KWH (Millions)
Residential                                             4,734      4,782      4,754      4,537      4,546      4,241
Commercial                                              3,943      3,894      3,804      3,517      3,246      2,862
Industrial                                              8,403      8,493      8,670      8,685      8,120      7,323
Other                                                     426        367        367        536        337        910
            Sales to ultimate consumers                17,506     17,536     17,595     17,275     16,249     15,336
Interchange                                             7,230      5,454      4,444      4,837      6,015      3,682
Wheeling                                                3,253        928        642        622        569          -
            Total electric sales                       27,989     23,918     22,681     22,734     22,833     19,018
Electric Revenues (Millions)
Residential                                               489   $    483   $    500   $    471   $    463   $    352
Commercial                                                325        318        321        295        269        209
Industrial                                                376        360        392        378        360        325
Other                                                      40         38         37         30         40         25
            Revenues from ultimate consumers            1,230      1,199      1,250      1,174      1,132        911
Interchange                                               176        138        116        110        131         92
Wheeling                                                   14          4          3          3          3          -
            Total electric revenues                    $1,420   $  1,341   $  1,369   $  1,287   $  1,266   $  1,003
Gas Sales in Therms (Millions)
Residential                                            $  343        427        356        359        371        332
Commercial                                                147        177        144        144        148        137
Industrial                                                 47         99         88         81         78         96
            Sales to ultimate consumers                   537        703        588        584        597        565
Transportation of customer-owned gas                      309        251        273        262        229        327
            Total gas sold and transported                846        954        861        846        826        892
Interdepartmental sales                                    19          9         21          5          7          5
            Total gas delivered                           865        963        882        851        833        897
Gas Revenues (Millions)
Residential                                            $  238   $    216   $    173   $    192   $    200   $    192
Commercial                                                 77         79         60         66         68         66
Industrial                                                 20         40         24         31         34         34
            Revenues from ultimate consumers              335        335        257        289        302        292
Transportation of customer-owned gas                        9          7          8          9          8         15
Miscellaneous                                              10          6          7          4          5          2
            Total gas revenues                       $    354   $    348   $    272   $    302   $    315   $    309
System peak demand (native load) in kw (thousands)      3,532      3,492      3,667      3,395      3,415      3,083
Firm peak demand (native load) in kw (thousands)        3,469      3,381      3,576      3,232      3,254      2,923
Net generating capability in kw (thousands)             3,289      4,148      3,862      4,121      4,045      3,400
Electric customers (end of year)                      580,257    549,957    529,966    553,869    554,270    542,848
Gas customers (end of year)                           405,710    389,223    374,299    388,170    394,379    384,091
Employees (end of year)                                 3,655      3,635      3,559      4,350      4,540      4,616


500 south 27th street, decatur, illinois 62521 n http://www.illinova.com unlocking the power 1997
This entire report is printed on recycled paper