Form 10-K, Exhibit 13
period 1998-12-31
ILLINOVA CORP
filed 1999-03-29
CIK 914755

1998  INFORMATION  STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS
Notice of Annual Meeting of Shareholders


Information Statement Table of Contents
Notice of Annual Meeting.............................  2
Information Statement................................  3
Appendix: 1998 Annual Report to Shareholders.........a-1


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

     Shareholders of record at the close of business on March 8, 1999, will be entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,




Leah Manning Stetzner,
Vice President, General Counsel
and Corporate Secretary

Decatur, Illinois
March 31, 1999


IMPORTANT
Only shareholders of Illinois Power are entitled to attend the Annual Meeting. Shareholders will be admitted on verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) at the admission desk.


Information Statement


FIRST SENT OR GIVEN TO SECURITY HOLDERS ON OR ABOUT MARCH 31, 1999.

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

   On March 8, 1999 ("Record Date"), Illinova Corporation ("Illinova") beneficially owned all of the 62,892,213 shares of Illinois Power Common Stock then outstanding and there were 1,139,110 shares of Illinois Power Preferred Stock then outstanding, none of which was held by Illinova.


VOTING RIGHTS

Shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. Shareholders who are present at the Annual Meeting will be entitled to one vote for each share of Illinois Power Preferred Stock which they held of record at the close of business on the Record Date.

   All shareholders will be entitled to 10 votes (the number of directors to be elected) for each of their shares for candidates nominated to serve as directors. Shareholders may cast all of their votes for any one candidate whose name has been placed in nomination prior to the voting, or distribute their votes among two or more such candidates. Shareholders will be entitled to one vote for each share of Preferred Stock held of record at the close of business on the Record Date when voting on other matters presented for consideration at the Annual Meeting.


ANNUAL REPORT AND INFORMATION STATEMENT

Accompanying this Information Statement, which includes Consolidated Financial Statements, is a Notice of Annual Meeting of Shareholders and the Summary Annual Report to Shareholders covering operations of Illinova for the year 1998. This Information Statement and accompanying documents are first being mailed to shareholders on or about March 31, 1999.


BOARD OF DIRECTORS

Information Regarding the Board of Directors
The Board of Directors held six Board meetings in 1998. All directors attended at least 75 percent of the aggregate meetings of the Board and Committees of which they were members during 1998. The Board has four standing committees: the Audit Committee, the Finance Committee, the Compensation and Nominating Committee, and the Nuclear Operations Committee.

   The duties and members of the standing committees are:

Audit Committee
     1) Review with the Chairman, President and Chief Executive Officer and the independent accountants the scope and adequacy of Illinois Power's system of internal controls;

     2) Review the scope and results of the annual examination performed by the independent accountants;

     3)   Review the activities of Illinois Power's internal auditors;

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

     2) Review Illinois Power's banking relationships, short-term borrowing arrangements, dividend policies, arrangements with the transfer agent and registrar, and investment objectives;

     3) Review the performance of Illinois Power's pension and other trust funds, evaluate fund managers, and make recommendations to the Board concerning such matters;

     4) Review Illinois Power's risk management programs, including insurance coverage, and make recommendations to the Board; and

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

Compensation and Nominating Committee
     1) Review performance of and recommend salaries plus other forms of compensation for elected Illinois Power officers and the Board of Directors;

     2) Review Illinois Power's benefit plans for elected Illinova officers and make recommendations to the Board;

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

Nuclear Operations Committee
     1)   Review the safety, reliability and quality of nuclear operations;

     2)   Review the effectiveness of the management of nuclear operations;

     3)   Review the strategic plan for nuclear operations;

     4)   Review various nuclear reports; and

     5)   Report its findings to the Board.

     The Nuclear Operations Committee met six times during 1998.

     This Committee consists of the following members of the Board: Joe J. Stewart (Chairman), J. Joe Adorjan, Charles E. Bayless, Walter D. Scott, Ronald
L. Thompson, and Walter M. Vannoy.

Board Compensation
The Outside Directors of Illinois Power, all of whom also serve on the Board of Illinova, receive a total retainer fee of $18,000 per year for their service on these boards. Outside Directors who also chair Board Committees receive an additional $2,500 per year. Outside Directors receive a grant of 650 shares of Illinova Common Stock on the date of each Annual Shareholders Meeting. Outside Directors elected to the Board between Annual Shareholders Meetings are paid $850 for each Board and Committee meeting attended prior to the first Annual Shareholders Meeting after their election to the Board. Other than the foregoing, there are no attendance-based fees.

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

   Illinova has a Deferred Compensation Plan for Certain Directors. Outside Directors of Illinois Power may elect to defer all or any portion of their fees and stock grants until termination of their services as directors. Deferred fees and grants are converted into stock units representing shares of Illinova Common Stock with the value of each stock unit based on the last reported sales price of such stock. Additional credits are made to the participating director's account in dollar amounts equal to the dividends paid on the Common Stock which the director would have received if the director had been the record owner of the shares represented by stock units, and these amounts are converted into additional stock units. On termination of the participating directors' services as directors, payment of deferred fees and stock grants is made in shares of Illinova Common Stock in an amount equal to the aggregate number of stock units credited to their accounts.

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


ELECTION OF DIRECTORS

Illinois Power's entire Board of Directors is elected at each Annual Meeting of Shareholders. Directors hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. At the Annual Meeting a vote will be taken on a proposal to elect the 10 directors nominated by Illinois Power's Board of Directors. Their names and certain additional information are set forth on the following pages. If any nominee should become unable to serve as a director, another nominee may be selected by the current Board of Directors.

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


SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The table below shows shares of Illinova Common Stock beneficially owned as of December 31, 1998, by each director nominee and the executive officers named in the Summary Compensation Table. All of Illinois Power's Common Stock is owned by Illinova. To the best of Illinois Power's knowledge, no owner holds more than 5 percent of Illinois Power Preferred Stock.


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


EXECUTIVE COMPENSATION
The following table sets forth a summary of the compensation of the Chief Executive Officer, the retired Chief Executive Officer, and the four other most highly compensated executive officers of Illinois Power for the years indicated. The compensation shown includes all compensation paid for service to Illinois Power, its parent and subsidiaries.

                                                      Summary Compensation Table
                                                                                                       Long-Term Compensation

                                                        Annual Compensation                            Awards

                                                                                 Other        Restricted    Securities    All Other
                                                                  Bonus          Annual      Stock Awards   Underlying  Compensation
Name and Principal Position            Year        Salary          (1)        Compensation       (2)          Options       (4)
LARRY D. HAAB                          1998      $ 338,625       $16,931       $ 46,025      $      0       27,000 shs.       $2,660
  Retired Chairman, President          1997        514,952        41,840         16,557        41,840       20,000 shs.        2,614
  and Chief Executive Officer          1996        493,709        69,267         15,973        69,267       22,000 shs.        2,615
  of Illinova and Illinois Power

CHARLES E. BAYLESS                     1998      $ 272,372      $137,500       $  2,868      $309,625(3)   165,000 shs.       $    0
  Chairman, President and
  Chief Executive Officer of
  Illinova and Illinois Power

PAUL L. LANG                           1998      $ 250,875      $ 24,304       $  7,705      $ 24,304        8,000 shs.       $2,697
  Senior Vice President                1997        242,325        10,602          8,305        10,601        6,500 shs.        2,615
  of Illinois Power                    1996        233,450        19,747          8,863        19,747        6,500 shs.        2,595

LARRY F. ALTENBAUMER                   1998      $ 244,375      $ 19,855       $  7,010      $ 19,855       10,000 shs.       $2,500
  Chief Financial Officer,             1997        232,048         8,992          9,521         8,992        6,500 shs.        1,985
  Treasurer and Controller             1996        222,374        19,832          8,459        19,832        7,500 shs.        1,976
  of Illinova, and Senior
  Vice President and Chief
  Financial Officer of
  Illinois Power

LEAH MANNING STETZNER                  1998      $ 191,375      $ 15,310       $  6,083      $ 15,310        5,000 shs.       $2,100
  General Counsel and                  1997        175,862         5,276          7,277         5,276        4,000 shs.        2,006
  Corporate Secretary of               1996        168,674        11,880          7,080        11,879        4,500 shs.        1,996
  Illinova, and Vice President,
  General Counsel and
  Corporate Secretary of
  Illinois Power

ROBERT A. SCHULTZ                      1998      $ 187,395      $ 14,956       $  7,002      $ 14,956        5,000 shs.       $2,700
  Vice President of                    1997        185,560             0          8,480             0        6,000 shs.        2,214
  Illinois Power                       1996        176,170        23,604          6,957        23,604        6,500 shs.        2,114

     (1) The amounts shown in this column are the cash award portion of grants made to these individuals under the Executive Incentive Compensation Plan ("Compensation Plan") for 1998, including amounts deferred under the Executive Deferred Compensation Plan. See the Compensation Plan description in footnote (2) below.

     (2) This table sets forth stock unit awards for 1998 under the Compensation Plan. One-half of each year's award under this plan is converted into stock units representing shares of Illinova Common Stock based on the closing price of Common Stock on the last trading day of the award year. The other one-half of the award is cash and is included under Bonus in the Summary Compensation Table. Stock units awarded in a given year, together with cash representing the accumulated dividend equivalents on those stock units, become fully vested after a three-year holding period. Stock units are converted into cash based on the closing price of Common Stock on the first trading day of the distribution year. Participants (or beneficiaries of deceased participants) whose employment is terminated by retirement on or after age 55, disability, or death receive the present value of all unpaid awards on the date of such termination. Participants whose employment is terminated for reasons other than retirement, disability, or death forfeit all unvested awards. In the event of a termination of employment within two years after a change in control of Illinova, without good cause or by any participant with good reason, all awards of the participant become fully vested and payable. As of December 31, 1998, named executive officers were credited with the following total aggregate number of unvested stock units under the Compensation Plan since its inception, valued on the basis of the closing price of Common Stock on December 31, 1998: Mr. Haab, 5,420 units valued at $135,513; Mr. Lang, 2,402 units valued at $60,069; Mr. Altenbaumer, 2,157 units valued at $53,927; Ms. Stetzner, 1,826 units valued at $45,663; Mr. Schultz, 1,390 units valued at $34,740. Although stock units have been rounded, valuation is based on total stock units, including partial shares.

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


                                                         OPTION GRANTS IN 1998

                                                                       Individual Grants

                          Number of Securities    % of Total Options
                           Underlying Options     Granted to Employees     Exercise or Base                           Grant Date
                              Granted (1)                in 1998          Price Per Share (1)    Expiration Date   Present Value (2)
Larry D. Haab                   27,000                      9.5%              $29.094               2/11/2008           $129,600

Charles E. Bayless              50,000(3)                  17.5%               30.25                6/23/2008            261,500
                               115,000(4)                  40.3%               30.25                6/23/2008            478,400

Paul L. Lang                     8,000                      2.8%               29.094               2/11/2008             38,400

Larry F. Altenbaumer            10,000                      3.5%               29.094               2/11/2008             48,000

Leah Manning stetzner            5,000                      1.7%               29.094               2/11/2008             24,000

Robert A. Schultz                5,000                      1.7%               29.094               2/11/2008             24,000



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


                                       AGGREGATED OPTION AND FISCAL YEAR-END OPTION VALUE TABLE

                                   Number of Securities Underlying Unexercised        Value of Unexercised In-the-Money
                                           Options at Fiscal Year-End                    Options at Fiscal Year-End
Name                                        Exercisable/Unexercisable                   Exercisable/Unexercisable (1)

Larry D. Haab                                76,900 shs./69,000 shs.                            $129,712/$0

Charles E. Bayless                                0 shs./165,000 shs.                                 $0/$0

Paul L. Lang                                 24,300 shs./21,000 shs.                            $ 41,487/$0

Larry F. Altenbaumer                         24,300 shs./24,000 shs.                            $ 41,487/$0

Leah Manning stetzner                        13,300 shs./13,500 shs.                            $ 24,047/$0

Robert A. Schultz                            10,750 shs./17,500 shs.                            $ 16,594/$0

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

     At December 31, 1998, for purposes of both the Retirement Plan and the Supplemental Plan, Messrs. Bayless, Lang, Altenbaumer, Ms. Stetzner and Mr.
Schultz had completed 0, 17, 26, 9 and 17 years of credited service, respectively. As of the date of his retirement, Mr. Haab had completed 33 years of credited service.


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

     For future years, Mr. Bayless will participate in the Executive Incentive Compensation Plan and the Long-Term Incentive Compensation Plan. Mr. Bayless was provided with a Retention Agreement comparable to those issued to other named Executives. Mr. Bayless will be entitled to a supplemental pension which fully vests on December 31, 2004. Supplemental pension will pay an equivalent of 40 percent of his highest 36 consecutive months of his final 60 months of base pay and bonus, less any payment made through the qualified pension plan. To compensate for benefits or payments he was entitled to from his previous employer but will not receive because of his departure, a $500,000 loan was made to Mr. Bayless. This loan, plus all applicable taxes resulting from its receipt, will be forgiven in 20 percent increments over a period of five years.


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


COMPENSATION AND NOMINATING COMMITTEE REPORT ON OFFICER COMPENSATION

The five-member Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Outside Directors. The Committee's role includes an assessment of the Company's Compensation Strategy, a review of the performance of the elected officers and the establishment of specific officer salaries subject to Board approval. The Committee established performance goals for the officers and approves payments to officers made pursuant to the Annual Incentive Compensation Plan and recommends grants under the Long-Term Incentive Compensation Plan approved by the shareholders in 1992. The Committee also reviews other forms of compensation and benefits, making recommendations to the Board on changes whenever appropriate. The Committee carries out these responsibilities with assistance from an executive compensation consulting firm and with input from the Chief Executive Officer and management as it deems appropriate.


OFFICER COMPENSATION PHILOSOPHY

Illinova's compensation philosophy reflects a commitment to compensate officers competitively with other companies while rewarding executives for achieving levels of operational and financial excellence consistent with continuous improvement.


     In 1998 it was determined that the company would broaden its competitive reference beyond the regulated utility industry in order to compete sufficiently for talent in the changing industry. Illinova's current compensation policy is to provide a total compensation opportunity targeted to the median of the appropriate comparable markets in which it competes for executive talent. Thus the comparison markets will consist of Utility Industry, Independent Power Producers, Energy Marketing and Trading Companies, and General Industry
companies. The S&P Utilities Index covers the utility industry widely and includes electric and gas utilities.

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


LONG-TERM INCENTIVE COMPENSATION (LTIC) PLAN

Awards under the LTIC Plan are calibrated to median utility industry and the general industry and are based on corporate performance as well as individual officer's contributions to corporate performance subject to the review of this Committee. The LTIC value granted to the officers for 1998 represent an award based on market levels as well as on Illinova, Illinois Power, and individual performance as evaluated by the Chairman and reviewed by the Committee. In 1998, it was determined that awards under the LTIC plan be delivered in two components. One-half of each officer's LTIC plan award is delivered in the form of stock options granted at fair market value on the date of the award. The other half of the LTIC plan award is distributed to officers in cash based on Illinova's Shareholder Value-Added (SVA) performance relative to a peer group of utility companies, as measured in overlapping three-year periods. SVA measures Illinova's return on the Company's weighted average cost of capital. SVA performance at the median of the peer group will result in target award levels. Performance above the median will result in payouts greater than target to a maximum of two times target; performance significantly below the median results in no payouts. Since 1996 represented the first year of the SVA plan's first three-year measurement cycle, no awards are due to be paid out under the plan until 1999. Based on performance, no award was earned in 1998 for payment in 1999. No future payments will be made as a result of the SVA program.

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


COMPENSATION AND NOMINATING COMMITTEE

Ronald L. Thompson, Chairman
J. Joe Adorjan
Robert M. Powers
Marilou von Ferstel
John D. Zeglis


INDEPENDENT AUDITORS

The Board of Directors of Illinois Power has selected PricewaterhouseCoopers as independent auditors for 1999. A representative of that firm will be present at the Annual Meeting and available to make a statement and to respond to questions.


OTHER MATTERS

Illinova's 1998 Summary Annual Report to Shareholders was mailed to Illinois Power's shareholders on or about March 31, 1999. Copies of Illinois Power's Annual Report on Form 10-K will be available to shareholders, after its filing with the Securities and Exchange Commission on or before March 31, 1999. Requests should be addressed to Investor Relations, G-21, IIllinois Power, 500 South 27th Street, Decatur, Illinois 62521-2202.

     Under the Securities and Exchange Commission rules, a shareholder proposal submitted for inclusion in next year's proxy statement must be received at Illinois Power's executive offices not later than November 10, 1999.

     A shareholder proposal submitted for presentation at the Annual Meeting in 2000 will be considered untimely if notice of the proposal is received by Illinois Power after January 24, 2000.


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

By Order of the Board of Directors,




Leah Manning Stetzner,
Vice President, General Counsel and Corporate Secretary

Decatur, Illinois
March 31, 1999


Appendix: 1998 Annual Report to Shareholders


TABLE OF CONTENTS
Management's Discussion and Analysis...................  a-2
Responsibility for Information......................... a-17
Report of Independent Accountants...................... a-18
Consolidated Statements of Income...................... a-19
Consolidated Balance Sheets............................ a-20
Consolidated Statements of Cash Flows.................. a-21
Consolidated Statements of Retained Earnings........... a-21
Notes to Consolidated Financial Statements............. a-22
Selected Consolidated Financial Data................... a-48
Selected Illinois Power Company Statistics............. a-49


ABBREVIATIONS USED THROUGHOUT THIS REPORT

AICPA           American Institute of Certified Public Accountants
AFUDC           Allowance for Funds Used During Construction
Baldwin         Baldwin Power Station
Clinton         Clinton Power Station
DOE             U.S. Department of Energy
EITF            Emerging Issues Task Force of the
                Financial  Accounting Standards Board
EMF             Electric  and  Magnetic  Fields
EPS             Earnings  Per Share
ESOP            Employees'  Stock Ownership  Plan
FAS             Statement of Financial  Accounting  Standards
FASB            Financial Accounting  Standards  Board
FERC            Federal  Energy  Regulatory  Commission
Fuel Company    Illinois Power Fuel Company
Hennepin        Hennepin Power Station
ICC             Illinois Commerce Commission
Illinova        Illinova Corporation
IP              Illinois Power Company
IPFI            Illinois  Power  Financing I
IPSPT           Illinois  Power  Special  Purpose  Trust
ISA             Integrated  Safety  Assessment
ISO             Independent  System  Operator
IT              Information Technology
ITC             Investment  Tax  Credits
kw              Kilowatt
kwh             Kilowatt-Hour
MAIN            Mid-America  Interconnected  Network
MGP             Manufactured-Gas  Plant
MIPS            Monthly Income  Preferred  Securities
MISO            Midwest  Independent   Transmission  System Operator, Inc.
MW              Megawatt
MWH             Megawatt-Hour
NAES            North American Energy Services Company
NERC            North American Electric Reliability Council
NOPR            Notice of Proposed Rulemaking
NOx             Nitrogen  Oxide
NRC             U.S.  Nuclear  Regulatory  Commission
NWPA            Nuclear Waste Policy Act of 1992
P.A. 90-561     Electric  Service  Customer Choice
                and Rate Relief Law of 1997
PCA             Power  Coordination  Agreement
PECO            PECO Energy Company
ROE             Return on Equity
S&P             Standard  & Poor's
SCR             Selective  Catalytic Reduction
SEC             U.S.  Securities and Exchange  Commission
SFP             Secondary  Financial Protection
SO2             Sulfur Dioxide
SOP             Statement of Position
Soyland         Soyland Power Cooperative,  Inc.
TOPrS           Trust Originated Preferred Securities
UFAC            Uniform Fuel Adjustment Clause
UGAC            Uniform Gas Adjustment Clause
U.S. EPA        U.S. Environmental Protection Agency
VaR             Value-at-Risk
Vermilion       Vermilion Power Station
Wood River      Wood River Power Station


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

     Illinois Power Company is a subsidiary of Illinova Corporation, a holding company. Illinova Generating Company, Illinova Energy Partners, Inc., Illinova Insurance Company, and Illinova Business Enterprises, Inc. are wholly owned subsidiaries of Illinova. IP is engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois.


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

   Under P.A. 90-561, customers with demand greater than 4 MW at a single site, and customers with at least 10 sites which aggregate at least 9.5 MW in total demand are allowed to choose electric generation suppliers ("direct access") starting in October 1999. Direct access for the remaining non-residential customers will occur in two phases: customers representing one-third of the remaining load in the non-residential class in October 1999 and customers representing the entire remaining non-residential load on December 31, 2000. Direct access will be available to all residential customers in May 2002. IP remains obligated to serve all customers who continue to take service from IP at tariff rates and remains obligated to provide delivery service to all customers at regulated rates. In 1999, rates for delivery services for non-residential customers will be established in proceedings mandated by P.A. 90-561. The transition charges departing customers must pay to IP are not designed to hold IP completely harmless from resulting revenue loss, because of the mitigation factor described below. IP will be able to estimate the revenue impact of customer choice more accurately when its delivery service charges are established.

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

2) Utilities are provided the opportunity to lower their financing and capital costs through the issuance of "securitized" bonds, also called transitional funding instruments; and

3) Utilities are permitted to seek rate relief in the event the change in law leads to their ROE falling below a specified minimum based on a prescribed test. Utilities are also subject to an "over-earnings" test which requires them, in effect, to share with customers earnings in excess of specified levels. See "Note 4 -- Commitments and Contingencies" for a more detailed description of the earnings floor and ceiling.

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


CLINTON POWER STATION

See "Note 3 -- Clinton Power Station" for a discussion of Clinton.

   Due to uncertainties of deregulated generation pricing in Illinois and to various operation and management factors, IP's Board of Directors voted in December 1998 to sell or close Clinton. This decision resulted in an impairment of Clinton-related assets and accrual of exit-related costs. The impairment and accrual of related charges resulted in a $1,327.2 million, net of income taxes, charge against earnings.

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

   See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for additional information.


ACCOUNTING MATTERS

1998: Concurrent with the decision to exit Clinton operations, as discussed above, IP's Board of Directors also voted to effect a quasi-reorganization in which IP's consolidated accumulated deficit in retained earnings of $1,369.4 million was eliminated. A quasi-reorganization is an accounting procedure whereby a company adjusts its accounts to obtain a "fresh start." In a quasi-reorganization, a company restates its assets and liabilities to their fair value, adopts accounting pronouncements issued but not yet adopted, and eliminates any remaining deficit in retained earnings by a transfer from other paid-in capital.

     See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for additional information.

     See "Note 4 -- Commitments and Contingencies" for a discussion of decommissioning.

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

     See "Note 4 -- Commitments and Contingencies" for a discussion of Fuel Cost Recovery.

     See "Note 6 -- Facilities Agreements" for a discussion of Soyland and the Soyland PCA.


POWER SUPPLY AND RELIABILITY

See "Note 4 -- Commitments and Contingencies" for a discussion of Power Supply and Reliability.


YEAR 2000

Passing from 1999 into 2000 creates a risk that computer-dependent processes will fail because the date will be read as "1900." IP began its Year 2000 project in November 1996. A central organization is providing overall guidance and coordination among the business groups, meeting monthly to share information, conducting internal project reviews, and producing monthly status reports to all levels of IP management. Bi-monthly Year 2000 readiness reports are provided to IP's Board of Directors.

     The Year 2000 project involves evaluation and testing of software, hardware, and business processes, including mainframe and personal computer software and hardware, process computer software and hardware, end-user computing, telecommunications and networks, vendor-purchased packages, embedded systems, facility control systems, vendors/suppliers, financial institutions, and electronic interfaces with outside agencies.

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

     NERC's second status report presented to the DOE on January 11, 1999, stated that "with more than 44% of mission-critical components tested through November 30, 1998, findings continue to indicate that transition through critical Year 2000 (Y2k) rollover dates is expected to have minimal impact on electric system operations in North America." IP's electric system operations Year 2000 completion status through November 30, 1998 is at 57%, which compares favorably to the average status of all utilities reported to NERC.

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

   The total cost for achieving Year 2000 readiness for IP is estimated to be approximately $20.6 million through 1999. Through the end of 1998, $8.4 million, or 41%, of the total $20.6 million had been spent. Expenditures in 1999 are expected to be higher than in 1998 due to $9.1 million yet to be spent for Clinton.

   IP has recently initiated contingency planning efforts. This work is planned for completion by June 30, 1999. The majority of the work already completed involves IP's role in MAIN's contingency planning efforts for electric systems operations in accordance with NERC's guidelines.

   The primary contingency planning activities in 1999 involve IP's "mission critical" business processes. Contingency plans will be developed in accordance with industry guidelines such as those of NERC and the General Accounting Office and will require senior management review and approval. These plans will address business continuity and the ability to maintain and deliver essential products and services to customers in the event of unexpected Year 2000 problems.

   IP is currently assessing potential worst-case scenarios. Such a scenario might include one or both of the following events: winter storms coupled with a significant Year 2000 system problem that compounds emergency response efforts and/or loss of a major telecommunications carrier that causes disruptions in dispatching generation, dispatching emergency response crews, and communicating with financial institutions.

   Contingency plans will address the above scenarios as well as any other potential scenarios that could affect the ability to serve customers and maintain the financial viability of IP.

   IP is taking a proactive role in working with vendors and suppliers with respect to Year 2000 issues. Each business group within IP has taken responsibility for contacting vendors for each of the "mission critical" and "important to operations" items supplied by them. Each vendor is requested to provide detailed information on Year 2000 functionality and operability on products supplied by them. In addition, the Purchasing and Material Control Group has sent letters to more than 3,600 IP vendors used in recent years. These letters provide an overview of the Year 2000 problem and ask the vendors to provide a summary of their Year 2000 efforts so that IP can gain a better understanding of their ability to provide products and services beyond January 1, 2000.

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

   IP is also taking numerous steps to keep customers informed of the status of the Year 2000 efforts. IP can best address customers' concerns by providing open, forthright communications on a timely basis. Year 2000 communication efforts are multi-faceted to deal with all classes of customers, from residential to major industries.


CONSOLIDATED RESULTS OF OPERATIONS

1998

IP is comprised of five business groups. The business groups and their principal services are as follows:

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

- IP Support Services Business Group -provides specialized support functions, including information technology, human resources, environmental resources, purchasing and materials management, and public affairs.


     These business groups review information monthly that provides contribution margin, cash flow, and return on net invested capital measures. These measures for Customer Service were favorable. Generally, the other business groups reflected unfavorable results as the Clinton restart activity and the summer supply situation negatively impacted their outcomes.


Customer Service
Transmission, Distribution and Sale of Electric Energy: The Customer Service Business Group derives its revenues through regulated tariffs. Its source of electricity is the Wholesale Energy Business Group; electricity was provided to the Customer Service Business Group at a fixed 2.5 cents per kwh.

   Retail electric revenues, excluding interchange sales, decreased 1.6% due to decreased sales to residential and commercial customers and the 15% residential rate decrease mandated by P.A. 90-561, which became effective August 1, 1998. Also contributing to the decrease in revenue was a voluntary one-time August rate reduction of 7.5% for residential and small commercial customers.

Transmission, Distribution and Sale of Natural Gas: Revenues are derived through regulated tariffs. Revenues from gas sales and transportation were down 18.6%, while therms sold and transported were down 8.9%. The decrease in therm sales was caused by milder than usual weather. The margin on gas sales and transportation decreased 5.5%, resulting from decreases in both therms sold and therms transported, partially offset by decreased gas costs.

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


Nuclear
IP's only nuclear generating station, Clinton, did not generate electricity during 1998. Its only revenues were those paid by customers under tariff riders to fund the decommissioning trust. Nuclear's results were unfavorably affected by higher operating and maintenance expenses and capital expenditures associated with the Clinton outage. Additionally, Nuclear was assessed a cost of 1.43 cents (which represents a higher level of costs over internal pricing due to market conditions) times its actual historical average generation to simulate the cost of replacement power.

Other
Included in this category are the Financial Business Group and the Support Services Business Group. These segments did not individually meet the minimum threshold requirements for separate disclosure.

   See "Note 13 -- Segments of Business" for additional information regarding IP's segments.

Overview

(Millions of dollars)                    1998         1997        1996

Net income (loss) applicable
  to common stock                     $ (1,376)     $   (65)     $  206
Net income (loss) applicable
  to common stock excluding
  Clinton plant impairment
  loss in 1998, extraordinary
  item in 1997 and carrying
  amount over (under)
  consideration paid for
  redeemed preferred stock
  in 1997 and 1996                    $    (49)     $   129      $  206


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

1997: The decrease in 1997 earnings compared to 1996 was due primarily to the extraordinary item related to discontinued application of FAS 71 for the generation segment, higher operation and maintenance expenses due to the extended outage at Clinton, higher power purchased costs due to outages at Clinton and Wood River, and an increase in uncollectible accounts expense.

1996: The increase in 1996 earnings per share over 1995 was due primarily to the one-time charge in 1995 for the enhanced retirement and severance programs, lower operations expense due to the reduction in number of employees, and lower financing costs.

   Regulators historically have determined IP's rates for electric service: the ICC at the retail level and FERC at the wholesale level. The ICC determines IP's rates for gas service. These rates have been designed to recover the cost of service and allow shareholders the opportunity to earn a reasonable rate of return. As described under "Competition" above, P.A. 90-561 phases in a competitive marketplace for electric generation while maintaining cost-based regulation for electric delivery services and gas service, protecting the financial integrity of the company during the transition period. Future electric and natural gas sales, including interchange sales, will continue to be affected by an increasingly competitive marketplace, changes in the regulatory environment, transmission access, weather conditions, competing fuel sources, interchange market conditions, plant availability, fuel cost recoveries, customer conservation efforts, and the overall economy.

Electric Operations: For the years 1996 through 1998, electric revenues, including interchange, increased 32.9% and the gross electric margin decreased 22.5% as follows:


(Millions of dollars)                    1998         1997        1996

Electric revenues                     $1,224.2     $1,244.4    $1,202.9
Interchange revenues                     557.2        175.6       137.6
Fuel cost & power
  purchased                             (985.4)      (450.3)     (313.3)

   Electric margin                    $  796.0      $ 969.7    $1,027.2


The components of annual changes in electric revenues were:

(Millions of dollars)                    1998         1997        1996

Price                                 $  (65.5)    $  (11.5)     $ (7.2)
Volume and other                          35.1          9.7         6.4
Fuel cost recoveries                      10.2         43.3       (48.9)
  Revenue increase
    (decrease)                        $  (20.2)    $   41.5      $(49.7)

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

   Power purchased increased $517.3 million. This amount consisted of higher prices resulting in an increase of $274 million, a $215 million increase to serve increased volumes of interchange sales, and market losses of $28 million recorded on forward power purchase and sales contracts. Income from interchange sales was $382 million higher than in 1997 due to increased sales volumes and higher prices. Although IP's margin on volumes between 1998 and 1997 resulted in IP being a net seller, higher prices resulted in a $135 million net purchase margin. See "Note 4 -- Commitments and Contingencies" for additional information.

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

Gas Operations: For the years 1996 through 1998, gas revenues, including transportation, decreased 17.3%, while the gross margin on gas revenues decreased 5.1% as follows:


(Millions of dollars)                    1998         1997        1996

Gas revenues                           $ 281.1      $ 345.2     $ 341.4
Gas cost                                (149.6)      (207.7)     (202.6)
Transportation revenues                    6.7          8.7         6.8

  Gas margin                           $ 138.2      $ 146.2     $ 145.6


(Millions of therms)
Therms sold                                503          537         703
Therms transported                         267          309         251

  Total consumption                        770          846         954


Changes in the cost of gas purchased for resale were:

(Millions of dollars)                    1998         1997        1996

Gas purchased for resale
  Cost                                 $  (5.3)     $   8.0      $ 49.0
  Volume                                 (23.2)       (30.0)        8.5
  Gas cost recoveries                    (29.6)        27.1         6.3

  Total increase (decrease)            $ (58.1)     $   5.1      $ 63.8

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

General Taxes: The decrease in general taxes of $10.6 million in 1998 is primarily the result of P.A. 90-561, which shifted the revenue tax burden from IP to its customers. The decrease was partially offset by costs to fund a program, provided for in P.A. 90-561, that helps low-income customers avoid shutoffs. The 1997 and 1996 changes in general taxes were negligible.

Clinton  Plant  Impairment   Loss:  See  "Note  2  --  Clinton   Impairment  and
Quasi-Reorganization " for additional information.

Miscellaneous--Net: The 1996 through 1998 changes in miscellaneous-net were negligible.

Interest Charges: Total interest charges, including AFUDC and preferred dividend requirements, increased $.8 million in 1998, decreased $3.4 million in 1997, and decreased $20.8 million in 1996. The increase in 1998 was negligible. The decrease in 1997 is primarily due to the continued benefits of IP refinancing efforts and capitalization reductions, partially offset by increased IP short-term borrowings and lower AFUDC. The 1996 decrease was due to lower short-term interest rates and the impact of IP refinancing efforts and capitalization reduction during 1996.

Inflation: Inflation, as measured by the Consumer Price Index, was 1.6%, 2.3%, and 3.0% in 1998, 1997, and 1996, respectively. IP recovers historical rather than current plant costs in its regulated rates.


FINANCIAL CONDITION

Liquidity and Capital Resources
IP's financial condition is a product of its historical capital structure, the terms of its existing indebtedness, various regulatory considerations, and the cash flow generated by its businesses. In general, IP historically has been able to either generate sufficient funds or raise sufficient funds at investment grade credit quality to meet all of its financial needs. IP's sources of funds and primary non-operating uses of funds are described below. See "Note 9 -- Long-Term Debt" and "Note 10 -- Preferred Stock" for additional information regarding IP's outstanding indebtedness.

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

Cash Requirements and Cash Flow: IP needs cash for operating expenses, interest and dividend payments, debt and certain IP preferred stock retirements, construction programs, and decommissioning. IP has met these needs with internally generated funds and external financings, including debt and revolving lines of credit. The timing and amount of external financings depend primarily on cash needs, economic conditions, financial market conditions, and capitalization ratio objectives.

   Cash flows from operations during 1998 were supplemented by external financings to meet ongoing operating requirements and to service existing common and preferred stock dividends, debt requirements, and IP's construction requirements. Liquidity at IP has decreased in 1998 as a result of higher than expected costs for purchased power and for Clinton expenditures, coupled with lower electric revenues resulting from the rate decrease mandated by P.A. 90-561.

   IP expects that future cash flows, supplemented by external financing, will continue to be adequate to meet operating requirements and to service existing debt, preferred dividends, anticipated construction requirements, and decommissioning costs.

Dividends: Illinova is a holding company and depends upon its subsidiaries for its non-financing cash flow. IP, as the provider of substantially all of this cash flow, typically pays dividends on its common stock to provide Illinova cash for operations. Contingent on IP meeting a free cash flow test, the ICC has authorized IP to periodically repurchase its common stock from Illinova. IP did not satisfy the test at year-end 1998 and does not anticipate satisfying the test in 1999.

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

   IP is also limited in its payment of dividends by the Illinois Public Utilities Act, which requires retained earnings equal to or greater than the amount of any proposed dividend declaration or payment and by the Federal Power Act, which precludes declaration or payment of dividends by electric utilities "out of money properly stated in a capital account." At December 31, 1998, IP had a zero balance in retained earnings and was thus unable to declare a dividend on its common or preferred stock. Payment of preferred dividends on February 1, 1999, was made out of a trust created in November 1998 for this purpose. IP's retained earnings balance is expected to grow sufficiently during 1999 to support payment of IP common and scheduled preferred dividends. Illinova will secure payment of IP preferred dividends through 1999.

   IP periodically reviews its dividend policies based on several factors, including its present and anticipated future use of cash, level of retained earnings, and business strategy.

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

                                          Standard     Duff &    Fitch
                               Moody's    & Poor's     Phelps    IBCA

First/New mortgage
  bonds                         Baa1        BBB          BBB+     BBB+
Preferred stock                 baa2        BB+          BBB-     BBB-
Commercial paper                P-2         A-2          D-2      F2
Transitional funding
  trust notes                   Aaa         AAA          AAA      AAA

   Under current market conditions, these ratings would afford IP the ability to
issue  additional  securities  through  external  financing.   IP  has  adequate
short-term and intermediate-term bank borrowing capacity.

   In April 1994, S&P lowered IP's mortgage bond rating to BBB from BBB+. In July 1996, Moody's upgraded IP's securities, raising mortgage bond ratings from Baa2 to Baa1 and preferred stock ratings from baa3 to baa2. In July 1998, both Moody's and S&P revised their ratings outlook for IP. Moody's rating went from stable to negative and S&P from positive to stable, reflecting effects of the extended Clinton outage and unprecedented prices for purchased power during late June 1998. In November 1998, Fitch IBCA affirmed the ratings of IP's first and new mortgage bonds at BBB+ and IP's preferred stock at BBB-. Fitch IBCA also established a new commercial paper rating of F2 for IP.

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

Recent Financing: Changes in principal amounts of capital sources for 1998, 1997, and 1996, including normal maturities and elective redemptions, were as follows:

(Millions of dollars)                     1998         1997        1996

Long-term debt                              64          (11)       (154)
Preferred stock                             --          (39)         71
Transitional funding
  trust notes*                             864           --          --

Total increase (decrease)               $  928       $ (50)       $ (83)

*See discussion of "Securitization."

   The amounts shown in the preceding table for debt retirements do not include all mortgage sinking fund requirements. IP has generally met these requirements by pledging property additions as permitted under IP's 1943 Mortgage and Deed of Trust and the 1992 New Mortgage. For additional information, see "Note 9 -- Long-Term Debt" and "Note 10 -- Preferred Stock."

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

   On September 16, 1998, IP filed a SEC Form S-3 shelf registration statement for this $864 million offering. On September 30, 1998, the Internal Revenue Service issued to IP a private letter ruling that, among other things, the notes will be obligations of IP for federal income tax purposes. Interest paid on the notes generally will be taxable to a United States Noteholder as ordinary interest income.

   IP has used funds from this offering to redeem all principal amounts outstanding of its 6.60% Pollution Control First Mortgage Bonds due 2004 ($6.0 million), its 8.75% First Mortgage Bonds due 2021 ($57.1 million), and its 8.00% New Mortgage Bonds due 2023 ($229 million). A redemption notice was issued in December 1998, and the 8.75% First Mortgage Bonds and the 8.00% New Mortgage Bonds were called January 11, 1999. Through March 9, 1999, IP has also used funds from the IPSPT issuance to repurchase in the open market $36.8 million principal amount of its 6.5% First Mortgage Bonds due 1999, $55.9 million principal amount of its 7.95% First Mortgage Bonds due 2004, and $28.5 million principal amount of its 7.50% New Mortgage Bonds due 2025. In addition, IP repurchased $6.6 million, net of premiums and discounts, of various series of preferred stock and MIPS. IP has used another $49.3 million from the IPSPT to repurchase approximately 2.3 million of its shares from Illinova.

Preferred Stock: At a special meeting in May 1998, IP preferred shareholders voted on a proposal to amend the Articles of Incorporation to remove a limitation on the amount of unsecured debt IP can issue. A majority of votes cast favored the proposal, but not the two-thirds majority required.

Capital Expenditures: Construction expenditures for 1996 through 1998 were approximately $723 million, including $14.7 million of AFUDC. IP estimates that it will spend approximately $370 million for construction expenditures in 1999. IP construction expenditures for 1999 through 2003 are expected to total approximately $1.2 billion. In light of the December 1998 decision to exit Clinton and resulting Clinton impairment entries, no nuclear construction is included in the above estimates.

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

   In addition to IP's construction expenditures, IP capital expenditures for 1999 through 2003 are expected to include $522 million for mandatory debt retirements. In addition, IPSPT has long-term debt maturities of $86.4 million in each of the above years.

Decommissioning: Because of IP's Board of Directors' decision to exit Clinton, IP must be prepared to fund the cost of decommissioning the plant. Assuming the most conservative immediate decommissioning method, IP estimates it will cost approximately $376 million between 1999 and 2003. IP currently has $84 million in decommissioning trust funds and would expect this amount to be used as well as $37 million in additional collections from customers, including interest on the trust, during this time period. In addition, IP will need to fund approximately $255 million from other sources. IP is pursuing insurance and other options, including a delayed decommissioning method which requires significantly less cash in the next few years.

   IP continues to pursue discussions with various parties interested in purchasing Clinton. In the event of a sale of Clinton, IP expects to incur some amount of obligation to provide decommissioning funds. The timing and amount of such obligations cannot be determined at this time.

   See "Note 4 -- Commitments and Contingencies" for additional information. Internally generated cash, supplemented by external financing, will meet all decommissioning, construction, and capital requirements.

Environmental Matters: See "Note 4 -- Commitments and Contingencies" for a discussion of environmental matters that impact or could potentially impact IP. Tax Matters See "Note 7 -- Income Taxes" for a discussion of effective tax rates and other tax issues.


MARKET RISK

Risk Management: IP is exposed to both non-trading and trading market risks. Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices, and other relevant market rate or price changes. Non-trading market risks include interest rate risk, equity price risk, and commodity price risk. Trading market risk is comprised of commodity price risk. For a discussion of credit risk exposure, see "Note 15 -- Financial and Other Derivative Instruments." IP's risk management policy allows the use of derivative financial instruments to manage its financial exposures. Market risk is measured through various means, including VaR models. VaR represents the potential losses for an instrument or portfolio resulting from hypothetical adverse changes in market factors for a specified time period and confidence level. It does not represent the maximum possible loss or an expected loss that may occur. Future gains and losses will differ from those estimated, based on actual fluctuations in market rates, operating exposures, and the timing thereof, and changes in the portfolio of derivative financial instruments during the year.

Interest Rate Risk: IP is exposed to interest rate risk as a result of financing through its issuance of fixed or variable-rate debt, including commercial paper issuances or bank notes. Interest rate risk is the exposure of an entity's financial condition to adverse movements in interest rates. Interest rate exposure is managed according to policy by limiting variable-rate exposure to a certain percentage of capitalization, utilizing derivative instruments when deemed appropriate, and monitoring the effects of market changes in interest rates. At December 31, 1998, there were no derivative financial instruments in use related to interest rate risk.

   IP's debt portfolio VaR was calculated quarterly based on variance/covariance methodology using the RiskMetrics FourFifteen(TM) model. VaR was calculated based on a 95 percent confidence factor and a holding period of one business day. Interest rate risk as measured by VaR for 1998 follows:

                             Low        High    Average
(Millions of dollars)        VaR        VaR       VaR

IP                         $ 6.7       $14.2     $ 9.9


Other Market Risk: IP is exposed to equity price risk. Equity price risk is the risk of loss on equity investments from unfavorable movements in equity prices. IP maintains trust funds, as required by the NRC, to fund certain costs of nuclear decommissioning. See "Note 4 -- Commitments and Contingencies." As of December 31, 1998, these funds were invested in domestic and international equity securities, fixed income securities, and cash and cash equivalents. By maintaining a portfolio that includes equity investments, IP is maximizing the return to be used to fund nuclear decommissioning, which in the long term will correlate better with inflationary increases in decommissioning costs. The equity securities included in the corporation's portfolio are exposed to price fluctuation in equity markets, and the fixed-rate, fixed-income securities are exposed to market risk as a result of fluctuations in interest rates. IP actively monitors its portfolio by benchmarking the performance of its investments against equity and fixed-income indexes. It maintains and periodically reviews established target allocations of the trust assets approved in the investment policy statements. Nuclear decommissioning costs have historically been recovered through IP's electric rates and the Soyland PCA. Therefore, fluctuations in equity prices or interest rates have not affected the earnings of the corporation. In the future, changes in the investments' fair value will be reflected in the regulatory asset for probable future collections from customers of decommissioning costs, and fluctuations in interest rates will be reflected in earnings.

Commodity Price Risk: Commodity price risk is the risk of loss arising from adverse movements in commodity prices. IP is exposed to the impact of market fluctuations in the price of electricity. Established policies and procedures are employed to manage its risks associated with those market fluctuations using various commodity derivatives, including futures, forwards, swaps and options. IP is exposed to trading commodity price risk through its energy trading business and non-trading commodity price risk through its energy generation business. To measure, monitor, and manage its commodity price risk, IP utilizes "Monte Carlo" simulations of both trading and non-trading positions based on a 95 percent confidence level. At December 31, 1998, trading VaR utilizing a four-day holding period was $1.3 million. Non-trading VaR utilizing a one-year holding period was $13.7 million.


SAFE HARBOR

Certain of the statements contained in this report, including those in Management's Discussion and Analysis, are forward-looking. Other statements, particularly those using words like "expect," "intend," "predict," "estimate," and "believe," also are forward-looking. Although IP believes these statements are accurate, its business is dependent on various regulatory issues, general economic conditions and future trends, and these factors can cause actual results to differ materially from the forward-looking statements that have been made. In particular:

- IP's activities are heavily regulated by both the federal government and the State of Illinois. This regulation has changed substantially over the past several years. The impacts of these changes include reductions in rates pursuant to P.A. 90-561 and a phasing in of the opportunity for an increasing number of customers to choose alternative energy suppliers. In addition, future regulatory changes are certain to occur and their nature and impact cannot be predicted.

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

- IP is exploring various strategies to best respond to its changing business and regulatory environment. These strategies include acquisitions, focused growth of unregulated businesses, and other options. Although IP would only plan to undertake transactions that it believes are in the best interests of its shareholders, there can be no certainty that any transaction will fulfill these expectations.

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

- IP does not currently foresee any inability to obtain necessary financing on reasonably favorable terms. However, events can occur in the Company's business operations or in general economic conditions that could negatively impact the Company's financial flexibility. In addition, restructuring activities, such as the formation of an Illinova unregulated generation subsidiary, can introduce other factors that could impact the Company's financial flexibility. Further, the sale or shutdown of Clinton will substantially reduce the Company's ability to issue indebtedness under its existing mortgages. While the Company does not foresee any of these events resulting in significant difficulties in obtaining future financing on reasonably favorable terms, there can be no assurances that difficulties will not occur.


- The impact of environmental regulations on utilities is significant; and the expectation is that more stringent requirements will be introduced over time. Although IP believes it is in substantial compliance with all current regulations, IP cannot predict the future impact of environmental compliance. However, if more stringent requirements are introduced they are likely to have a negative financial effect.

- IP actively purchases and sells electricity and natural gas futures and similar contracts with respect thereto. While IP has adopted various risk management practices intended to minimize the risk of significant loss, trading in assets of these types is inherently risky and these risk management practices cannot guarantee that losses will not occur.

- Although IP believes that it will complete its Year 2000 preparation in a timely fashion, there can be no assurances that it will, or that unforeseen problems will not arise. The consequences of Year 2000 problems are so varied that IP can not predict this ultimate impact, if any. All forward-looking statements in this report are based on information that currently is available. IP disclaims any obligation to update any forward-looking statement.


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

   The consolidated financial statements have been audited by Illinois Power's independent accountants, PricewaterhouseCoopers LLP, in accordance with generally accepted auditing standards. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of the examination of the consolidated financial statements. In addition to the use of independent accountants, Illinois Power maintains a professional staff of internal auditors who conduct financial, procedural, and special audits. To assure their independence, both PricewaterhouseCoopers LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

   The Audit Committee is composed of members of the Board of Directors who are not active or retired employees of Illinois Power. The Audit Committee meets with PricewaterhouseCoopers LLP and the internal auditors and makes recommendations to the Board of Directors concerning the appointment of the independent accountants and services to be performed. Additionally, the Audit Committee meets with PricewaterhouseCoopers LLP to discuss the results of their annual audit, Illinois Power's internal accounting controls and financial reporting matters. The Audit Committee meets with the internal auditors to assess the internal audit work performed, including tests of internal accounting controls.




Charles E. Bayless
Chairman, President
and Chief Executive Officer




Larry F. Altenbaumer
Senior Vice President
and Chief Financial Officer


ILLINOIS POWER COMPANY
Report of Independent Accountants

In our opinion, the accompanying consolidated balance sheets and the related statements of income, statements of cash flows and statements of retained earnings present fairly, in all material respects, the financial position of Illinois Power Company and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit requires examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

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




PricewaterhouseCoopers LLP
St. Louis, Missouri
February 26, 1999


Illinois Power Company
C O N S O L I D A T E D   S T A T E M E N T S   O F    I N C O M E
-------------------------------------------------------------------------------------------------------------------------

                                                                                                    (Millions of dollars)
-------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                 1998              1997            1996
Operating Revenues
Electric                                                                    $  1,224.2         $ 1,244.4        $ 1,202.9
Electric interchange                                                             557.2             175.6            137.6
Gas                                                                              287.8             353.9            348.2
-------------------------------------------------------------------------------------------------------------------------
         Total                                                                 2,069.2           1,773.9          1,688.7
-------------------------------------------------------------------------------------------------------------------------

Operating Expenses and Taxes
Fuel for electric plants                                                         250.2             232.4            248.1
Power purchased                                                                  735.2             217.9             65.2
Gas purchased for resale                                                         149.6             207.7            202.6
Other operating expenses                                                         381.6             290.5            249.9
Maintenance                                                                      156.3             111.7             99.7
Depreciation and amortization                                                    203.6             198.8            190.0
General taxes                                                                    123.2             133.8            131.3
Income taxes                                                                     (30.9)            102.4            140.5
Income tax - impairment loss                                                    (853.6)              -                -
Clinton plant impairment loss (Note 2)                                         2,341.2               -                -
-------------------------------------------------------------------------------------------------------------------------
         Total                                                                 3,456.4           1,495.2          1,327.3
-------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                       (1,387.2)            278.7            361.4
-------------------------------------------------------------------------------------------------------------------------

Other Income
ITC - Clinton impairment                                                         160.4               -                 -
Miscellaneous - net                                                                2.6               3.0              1.5
-------------------------------------------------------------------------------------------------------------------------
         Total                                                                   163.0               3.0              1.5
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before interest charges                                         (1,224.2)            281.7            362.9
-------------------------------------------------------------------------------------------------------------------------

Interest Charges
Interest expense                                                                 134.9             135.9            140.8
Allowance for borrowed funds used during construction                             (3.2)             (5.0)            (6.5)
-------------------------------------------------------------------------------------------------------------------------
         Total                                                                   131.7             130.9            134.3
-------------------------------------------------------------------------------------------------------------------------

Net income (loss) before extraordinary item                                   (1,355.9)            150.8            228.6
Extraordinary item net of income tax benefit
    of $ 118.0 million (Note 1)                                                    -              (195.0)             -
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                             (1,355.9)            (44.2)           228.6
Less - Preferred dividend requirements                                            19.8              21.5             22.3
Plus - Carrying amount over (under) consideration
       paid for redeemed preferred stock                                           -                 0.2             (0.7)
-------------------------------------------------------------------------------------------------------------------------
 Net income (loss) applicable to common stock                               $ (1,375.7)         $  (65.5)        $  205.6
-------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements which are an integral part of these statements. Prior years restated to conform to new financial format.



Illinois Power Company
C O N S O L I D A T E D   B A L A N C E   S H E E T S
--------------------------------------------------------------------------------------------------------------

                                                                                         (Millions of dollars)
--------------------------------------------------------------------------------------------------------------
December 31,                                                                           1998            1997
ASSETS
Utility Plant
Electric (includes construction work in progress
      of $177.7 million and $214.3 million, respectively)                           $ 5,481.8        $ 6,690.4
Gas (includes construction work in progress of
      $15.3 million and $10.7 million, respectively)                                    686.9            663.0
--------------------------------------------------------------------------------------------------------------
                                                                                      6,168.7          7,353.4
Less -- accumulated depreciation                                                      1,713.7          2,808.1
--------------------------------------------------------------------------------------------------------------
                                                                                      4,455.0          4,545.3
Nuclear fuel in process                                                                   -                6.3
Nuclear fuel under capital lease                                                         20.3            126.7
--------------------------------------------------------------------------------------------------------------
                                                                                      4,475.3          4,678.3
--------------------------------------------------------------------------------------------------------------
Investments and Other Assets                                                              2.6              5.9
--------------------------------------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                                                               504.5             17.8
Accounts receivable (less allowance for doubtful accounts
      of $5.5 million)
      Service                                                                           105.9            115.6
      Other                                                                              32.5             16.6
Accrued unbilled revenue                                                                 82.6             86.3
Materials and supplies, at average cost
      Fossil fuel                                                                        25.6             12.6
      Gas in underground storage                                                         28.9             29.3
      Operating materials                                                                35.9             75.4
Assets from commodity price risk management activities                                   26.0              -
Prepayments and other                                                                    42.8             61.2
--------------------------------------------------------------------------------------------------------------
                                                                                        884.7            414.8
--------------------------------------------------------------------------------------------------------------
Deferred Charges
Transition period cost recovery                                                         783.0              -
Other                                                                                   284.2            192.5
--------------------------------------------------------------------------------------------------------------
                                                                                      1,067.2            192.5
--------------------------------------------------------------------------------------------------------------
                                                                                    $ 6,429.8        $ 5,291.5
--------------------------------------------------------------------------------------------------------------
CAPITAL and LIABILITIES
Capitalization
Common stock -- No par value, 100,000,000 shares
      authorized; 75,643,937 shares issued, stated at                               $ 1,382.4        $ 1,424.6
Retained earnings                                                                         -               89.5
Less -- Capital stock expense                                                             7.3              7.3
Less -- 12,751,724 and 9,428,645 shares of common stock in treasury,
      respectively, at cost                                                             286.4            207.7
--------------------------------------------------------------------------------------------------------------
      Total common stock equity                                                       1,088.7          1,299.1
Preferred stock                                                                          57.1             57.1
Mandatorily redeemable preferred stock                                                  199.0            197.0
Long-term debt                                                                        2,158.5          1,617.5
--------------------------------------------------------------------------------------------------------------
      Total capitalization                                                            3,503.3          3,170.7
--------------------------------------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                                                        216.2            102.7
Notes payable                                                                           147.6            376.8
Long-term debt and lease obligations maturing within
      one year                                                                          506.6             87.5
Dividends declared                                                                        -               22.9
Taxes accrued                                                                            29.4             27.5
Interest accrued                                                                         34.9             33.0
Liabilities from commodity price risk management activities                              61.6              -
Other                                                                                    86.2             78.7
--------------------------------------------------------------------------------------------------------------
                                                                                      1,082.5            729.1
--------------------------------------------------------------------------------------------------------------
Deferred Credits
Accumulated deferred income taxes                                                       978.7            980.6
Accumulated deferred investment tax credits                                              39.6            208.3
Decommissioning liability                                                               567.4             62.5
Other                                                                                   258.3            140.3
--------------------------------------------------------------------------------------------------------------
                                                                                      1,844.0          1,391.7
--------------------------------------------------------------------------------------------------------------
                                                                                    $ 6,429.8        $ 5,291.5
--------------------------------------------------------------------------------------------------------------
(Commitments and Contingencies Note 4)
See notes to  consolidated  financial  statements  which are an integral part of these statements. Prior year restated to conform to new financial format.



ILLINOIS POWER COMPANY
C O N S O L I D A T E D   S T A T E M E N T S   O F    C A S H   FL O W S
----------------------------------------------------------------------------------------------------------------------

                                                                                                 (Millions of dollars)
----------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                             1998              1997              1996
Cash Flows from Operating Activities
Net  income (loss)                                                        ($1,355.9)          ($44.2)           $228.6
Items not requiring (providing) cash--
      Depreciation and amortization                                           203.4            202.1            195.3
      Allowance for funds used during construction                             (3.2)            (5.0)            (6.5)
      Deferred income taxes                                                   (37.8)            29.4             64.2
      Extraordinary item                                                        -              195.0              -
      Impairment loss, net of tax                                           1,327.2              -                -
Changes in assets and liabilities--
      Accounts and notes receivable                                            11.9             57.7            (35.2)
      Accrued unbilled revenue                                                  3.7             19.7            (16.9)
      Materials and supplies                                                  (15.9)            (5.1)            (1.2)
      Accounts payable                                                         38.3            (31.2)            29.8
      Deferred revenue                                                         87.4              -                -
      Interest accrued and other, net                                          51.0              0.3            (14.8)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     310.1            418.7            443.3
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Construction expenditures                                                    (311.5)          (223.9)          (187.3)
Allowance for funds used during construction                                    3.2              5.0              6.5
Other investing activities                                                      5.1             27.8              5.0
----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                        (303.2)          (191.1)          (175.8)
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Dividends on common stock and preferred stock                                (126.1)          (114.6)          (107.9)
Repurchase of common stock                                                    (78.6)          (121.5)           (18.9)
Redemptions--
      Short-term debt                                                        (560.5)          (164.1)          (355.8)
      Long-term debt                                                         (188.3)          (160.8)          (153.7)
      Preferred stock                                                           -              (39.0)           (29.5)
Issuances--
      Short-term debt                                                         331.3            231.0            306.2
      Long-term debt                                                        1,116.5            150.0              -
      Preferred stock                                                           -                -              100.0
      Other financing activities                                              (14.5)            (3.3)             0.3
----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                           479.8           (222.3)          (259.3)
----------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                       486.7              5.3              8.2
Cash and cash equivalents at beginning of year                                 17.8             12.5              4.3
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $504.5            $17.8            $12.5
----------------------------------------------------------------------------------------------------------------------



ILLINOIS POWER COMPANY
Consolidated Statements of Retained Earnings
--------------------------------------------------------------------------------------------------------------------------

                                                                                                     (Millions of dollars)
--------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                       1998            1997            1996
Balance at beginning of year                                                       $   89.5        $  245.9        $ 129.6
Net income (loss) before dividends and carrying amount adjustment                  (1,355.9)          (44.2)         228.6
--------------------------------------------------------------------------------------------------------------------------
                                                                                   (1,266.4)          201.7          358.2
--------------------------------------------------------------------------------------------------------------------------
Less-
      Dividends-
          Preferred stock                                                              20.1            21.7           22.6
          Common stock                                                                 82.9            90.7           86.6
          Investment transfer to Illinova                                               -               -              2.4
Plus-
      Carrying amount over (under) consideration
         paid for redeemed preferred stock                                              -               0.2           (0.7)
      Quasi-Reorganization adjustment (Note 2)                                      1,327.2             -              -
      Transfer from other paid-in capital to
         eliminate retained earnings deficit (Note 2)                                  42.2             -              -
--------------------------------------------------------------------------------------------------------------------------
                                                                                    1,266.4         (112.2)         (112.3)
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                             $    -          $   89.5        $ 245.9
--------------------------------------------------------------------------------------------------------------------------
See notes to  consolidated  financial  statements  which are an integral part of these statements.



Notes to Consolidated Financial Statements

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IP is a subsidiary of Illinova, a holding company. IP is engaged in the generation, transmission, distribution, and sale of electric energy and the distribution, transportation, and sale of natural gas in the state of Illinois. The consolidated financial statements include the accounts of IP; Illinois Power Securitization Limited Liability Company, a special purpose LLC whose sole member is IP; IPSPT, a special purpose trust whose sole owner is Illinois Power Securitization Limited Liability Company; Illinois Power Capital, L.P.; and IPFI. See "Note 9 -- Long-Term Debt" and "Note 10 -- Preferred Stock" for additional information.

   All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. Preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Actual results could differ from those estimates.

Clinton Impairment and Quasi-Reorganization: In December 1998, IP's Board of Directors decided to exit the nuclear portion of the business by either sale or shutdown of Clinton. FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that all long-lived assets for which management has committed to a plan of disposal be reported at the lower of carrying amount or fair value less cost to sell. Consequently, IP wrote off the value of Clinton and accrued Clinton-related exit costs, which resulted in an accumulated deficit in retained earnings.

   IP's Board of Directors also voted in December 1998 to effect a quasi-reorganization. A quasi-reorganization is an accounting procedure that eliminates an accumulated deficit in retained earnings and permits the company to proceed on much the same basis as if it had been legally reorganized. A quasi-reorganization involves restating a company's assets and liabilities to their fair values, with the net amount of these adjustments added to or deducted from the deficit. Any remaining deficit in retained earnings is then eliminated by a transfer from paid-in capital, giving the company a "fresh start" with a zero balance in retained earnings.

     For  additional  information,   see  "Note  2  --  Clinton  Impairment  and
Quasi-Reorganization."


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

IP's principal accounting policies are:

Regulatory Assets: Regulatory assets represent probable future revenues to IP associated with certain costs that are expected to be recovered from customers through the ratemaking process. Significant regulatory assets are as follows:

(Millions of dollars)                             1998         1997

Unamortized losses on reacquired debt           $ 40.1       $ 32.3
Manufactured-gas plant
  site cleanup costs                            $ 44.7       $ 64.8
DOE decontamination and
  decommissioning fees                            --         $  6.3
Transition period cost recovery                 $783.0         --
Clinton decommissioning cost recovery           $ 72.3         --


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

   After 1998's write-off of Clinton, costs which would have been considered capital additions at Clinton will be expensed. See "Note 2 -- Clinton Impairment and Quasi-Reorganization."

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

   Depreciation of Clinton has been discontinued in 1999. See "Note 2 -- Clinton Impairment and Quasi-Reorganization."

Amortization of Nuclear Fuel: IP leases nuclear fuel from the Fuel Company under a capital lease. Amortization of nuclear fuel (including related financing costs) is determined on a unit of production basis. A provision for spent fuel disposal costs is charged to fuel expense based on kwh generated. See "Note 4 -- Commitments and Contingencies" for discussion of decommissioning and nuclear fuel disposal costs. See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for discussion of the effect of the Clinton impairment on nuclear fuel.

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

   Prior to December 31, 1998, investment tax credits used to reduce federal income taxes had been deferred and were being amortized to income over the service life of the property that gave rise to the credits. As a result of IP's decision to exit Clinton operations, all previously deferred investment tax credits associated with nuclear property were recorded as a credit to income at December 31, 1998. For further discussion of Clinton-related investment tax credits, see "Note 2 -- Clinton Impairment and Quasi-Reorganization."

   IP is included in Illinova's consolidated federal income tax return. Income taxes are allocated to the individual companies based on their respective taxable income or loss. See "Note 7 -- Income Taxes" for additional discussion.


Preferred Dividend Requirements: Preferred dividend requirements reflected in the Consolidated Statements of Income are recorded on the accrual basis.


Consolidated Statements of Cash Flows: Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less. Capital lease obligations not affecting cash flows increased by $5 million, $30 million, and $31 million during 1998, 1997, and 1996, respectively. Income taxes and interest paid are as follows:

                                               Years ended December 31,
(Millions of dollars)                       1998        1997      1996

Income taxes                             $  14.6     $  94.3    $  65.9
Interest                                 $  151.6    $ 140.0    $ 147.4


New Accounting Pronouncements: Implementation of a quasi-reorganization requires the adoption of any accounting standards that had not yet been adopted because their required implementation date had not occurred. All applicable accounting standards were adopted as of December 1998. For additional information, see "Note 2 -- Clinton Impairment and Quasi-Reorganization."

   The FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities" in June 1998. FAS 133 supersedes FAS 80, "Accounting for Futures Contracts," FAS 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and FAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS 133 was adopted early in connection with the requirements for quasi-reorganization accounting. It did not have a significant impact on IP's 1998 financial statements. For additional information, see "Note 15 -- Financial and Other Derivative Instruments."

   The EITF reached a final consensus on Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" in November 1998, effective for fiscal years beginning after December 15, 1998. EITF Issue 98-10 creates a distinction between energy trading and non-trading activities and establishes guidance for the accounting treatment of contracts used in energy trading activities. The EITF concluded that contracts involved in energy trading activities should be measured at fair value as of the balance sheet date with gains and losses included in earnings. EITF Issue 98-10 was adopted early in connection with the requirements for quasi-reorganization accounting. It did not have a significant impact on IP's 1998 financial statements.

     For additional information, see "Note 15 -- Financial and Other Derivative Instruments."

   The Accounting Standards Executive Committee of the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" in March 1998, effective for financial statements for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Specifically, the nature of the costs incurred, not the timing of their occurrence, determines whether costs are capitalized or expensed. SOP 98-1 was adopted early in connection with the requirements for quasi-reorganization accounting. SOP 98-1 did not have a significant impact on IP's 1998 financial statements.

   The Accounting Standards Executive Committee of the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" in April 1998, effective for financial statements for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was adopted early in connection with the requirements for quasi-reorganization accounting. SOP 98-5 did not have a significant impact on IP's 1998 financial statements.

   The FASB issued FAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" in February 1998, effective for periods beginning after December 15, 1997. FAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are not as useful as they were when they were originally adopted. The statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. IP has complied with the requirements of FAS 132. See "Note 12 -- Pension and Other Benefits Costs."


NOTE 2 -- CLINTON IMPAIRMENT AND QUASI-REORGANIZATION

In December 1998, IP's Board of Directors voted to exit Clinton operations, resulting in an impairment of Clinton-related assets and accrual of exit-related costs. The impairment and accrual of costs resulted in a $1,327.2 million, net of income taxes, charge against earnings. Concurrent with the decision to exit Clinton, IP's Board of Directors also voted to effect a quasi-reorganization, in which IP's consolidated accumulated deficit in retained earnings of $1,369.4 million was eliminated. A quasi-reorganization is an accounting procedure whereby a company adjusts its accounts to obtain a "fresh start." In a quasi-reorganization, a company restates its assets and liabilities to their fair value, adopts accounting pronouncements issued but not yet adopted, and eliminates any remaining deficit in retained earnings by a transfer from other paid-in capital.

Background
IP owns one nuclear generating station, Clinton, a 930-megawatt unit that represents approximately 20 percent of IP's generating capacity. Significant Clinton write-offs have weakened earnings and led to a 10-year decline in IP's retained earnings balance. Clinton has not operated since September 1996. See "Note 3 -- Clinton Power Station" for additional information.

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

   Beginning in late 1997 and continuing through 1998, IP's management prepared detailed evaluations of the expected shareholder value from various options related to Clinton. These analyses ultimately identified that either the sale or closure of Clinton would create more shareholder value than its continued operation. Management determined that this strategic decision would provide a fundamental change necessary for IP to achieve success in the new environment of deregulation and competition.

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

   In December 1998, IP's Board of Directors voted to exit Clinton operations and proceed with the quasi-reorganization. The decision to implement the quasi-reorganization did not require the approval of shareholders.

   IP is pursuing potential opportunities to sell Clinton. However, substantial uncertainty exists with regard to the ability to convert any tentative agreement into an executable transaction. As a result, IP has accounted for the Clinton exit based on the expectation of plant closure as of August 31, 1999. See "Note 3 -- Clinton Power Station" for additional information.

Clinton Impairment and Accrual of Exit Costs
Prior to impairment, the book value of Clinton plant, including construction work in progress, nuclear fuel, and materials and supplies, net of accumulated depreciation, was $2,594.4 million. FAS 121 requires that assets to be disposed of be stated at the lower of their carrying amount or their fair value. The fair value of Clinton is estimated to be zero. This estimate is consistent with possible management decisions to sell or close Clinton. The adjustment of Clinton plant, nuclear fuel, and materials and supplies to fair value resulted in impairments of $1,385.6 million, $68.4 million, and $25.9 million, respectively, for a total impairment loss of $1,479.9 million, net of accumulated depreciation, income taxes, and ITC. Nuclear fuel and materials and supplies of $23.2 million remain on IP's books after the impairment, given management's expectation that such amounts will be consumed in 1999 prior to Clinton's ultimate disposal. The impairment of Clinton plant, nuclear fuel, and materials and supplies was recognized as a charge to earnings. Consistent with Clinton's estimated fair value of zero and the provisions of FAS 121, depreciation of Clinton has been discontinued. Clinton depreciation expense was $94.4 million in 1998.

   Concurrent with the decision to exit Clinton operations, IP accrued the estimated cost to decommission the facility. Recognition of this liability, net of previously accrued amounts, resulted in a $293.5 million, net of income taxes, charge to earnings. This liability is based on the DECON method of decommissioning. The DECON method requires the prompt removal of radioactive materials from the site following the cessation of operations and results in significant expenditures in the early years of the decommissioning process. IP expects to complete decommissioning in 2028. The ultimate disposition of Clinton, as well as the decommissioning method chosen, could have a material impact on IP's ultimate decommissioning liability. See "Note 4 -- Commitments and Contingencies."

   Also concurrent with the decision to exit Clinton operations, IP recorded $4.3 million, net of income taxes, of contract termination fees for nuclear fuel contracts and $46.5 million, net of income taxes, of costs to transition the plant from an operating mode to a decommissioning mode. In addition, IP recorded employee severance costs of $25.8 million, net of income taxes; pension curtailment benefits of $(7.2) million, net of income taxes; and other postretirement benefit costs of $.4 million, net of income taxes. See "Note 12 -- Pension and Other Benefits Costs" for additional information. These costs were recognized as charges to earnings. Costs to transition the plant from an operating mode to a decommissioning mode and employee severance costs would be paid within 11 months of the expected plant closure date of August 31, 1999.

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

   P.A. 90-561 contains floor and ceiling provisions for utilities' allowed ROE. During the transition period, a utility may request an increase in its base rates if its ROE falls below a specified minimum based on a prescribed test. Utilities are also subject to an overearnings test which requires sharing of earnings in excess of specified levels with customers. See "Note 4 -- Commitments and Contingencies" for additional information.

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

   IP also recorded a regulatory asset of $43.6 million, net of income taxes, reflecting probable future collections from customers of decommissioning costs. This regulatory asset was also recognized as a credit to earnings, offsetting a portion of the Clinton impairment. This regulatory asset is also based on P.A. 90-561, which allows for continued recovery of decommissioning costs over the originally anticipated 27-year remaining life of Clinton. See "Note 4 -- Commitments and Contingencies" for additional information.

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

   IP determined that the book value of its mandatorily redeemable preferred stock and long-term debt attributable to the generation portion of the business required an adjustment to fair value of $16.4 million, net of income taxes. This adjustment to fair value was recognized as a decrease in retained earnings. The book value of current assets and liabilities equals fair value and therefore required no adjustments. IP's electric transmission and distribution assets and its gas distribution assets are still subject to cost-based rate regulation and therefore required no adjustment.

Early Adoption of Accounting Pronouncements
As part of the quasi-reorganization, IP was required to adopt all existing accounting pronouncements. The following accounting pronouncements, which have future mandatory adoption dates, were adopted in connection with the quasi-reorganization:

-    FAS 133, "Accounting for Derivatives and Hedging Activities"

-    EITF 98-10, "Accounting for Energy Trading and Risk Management Activities"

- SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use"

-    SOP 98-5, "Reporting on the Costs of Start-up Activities"

   The effect of adopting the accounting pronouncements was $5.0 million, net of income taxes, which was recognized as a direct charge to retained earnings. See "Note 1 -- Summary of Significant Accounting Policies" and "Note 15 -- Financial and Other Derivative Instruments."

Remaining Deficit in Retained Earnings
After the revaluation of other assets and liabilities to their fair value and the early adoption of accounting pronouncements, the accumulated deficit in retained earnings was $42.2 million, which was eliminated by a transfer from other paid-in capital.

   A summary of consolidated retained earnings and the effects of the Clinton impairment and quasi-reorganization on the retained earnings balance follows:

(Millions of dollars)

Retained  earnings at December  31, 1998,
  prior to Clinton  impairment  and
  quasi-reorganization                                               $   (42.2)
-------------------------------------------------------------------------------
Clinton impairment (charged)/credited to earnings:
  Clinton  plant, nuclear fuel, and materials
  and supplies*                                                       (1,479.9)
  Decommissioning costs, net of regulatory asset*                       (249.9)
  Other exit costs*                                                      (69.8)
-------------------------------------------------------------------------------
                                                                      (1,799.6)
  Transition period cost recovery*                                       472.4
-------------------------------------------------------------------------------
Total Clinton impairment                                              (1,327.2)
-------------------------------------------------------------------------------
Accumulated deficit in retained earnings                              (1,369.4)
-------------------------------------------------------------------------------
Quasi-reorganization (charged)/credited to retained earnings:
  Generation assets fair value adjustment*                             1,348.6
  Mandatorily redeemable preferred stock and
    long-term debt fair value adjustment*                                (16.4)
  Early adoption of accounting pronouncements*                            (5.0)
-------------------------------------------------------------------------------
Total quasi-reorganization                                             1,327.2
-------------------------------------------------------------------------------
Retained earnings deficit at December 31, 1998                           (42.2)
Transfer from other paid-in capital                                       42.2
-------------------------------------------------------------------------------
Retained earnings balance at December 31, 1998,
  after quasi-reorganization                                         $     0.0
-------------------------------------------------------------------------------
*Amounts are net of income taxes.

   See "Note 1 -- Summary of Significant Accounting Policies" for a discussion of other accounting issues.


NOTE 3--CLINTON POWER STATION

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

   Public meetings with the NRC to review remaining restart issues are occurring approximately every two or three weeks. Major on-site NRC inspections to evaluate key plant areas were initiated in February and are still in progress.

Transfer of Soyland's Ownership Share to IP
For discussion of the transfer of Soyland's ownership share to IP, see "Note 6 -- Facilities Agreements."

Clinton Cost and Risks
IP's Clinton-related costs represented 41% of IP's total 1998 other operating and maintenance expenses. Clinton's equivalent availability was 0% for 1998 and 1997 and 66% for 1996.

     Currently, commercial reprocessing of spent nuclear fuel is not allowed in the United States. The NWPA was enacted to establish a government policy on disposal of spent nuclear fuel and/or high-level radioactive waste. Although the DOE has failed to comply with its obligation under the NWPA to provide spent nuclear fuel retrieval and storage by 1998, IP has on-site underwater storage capacity that will accommodate its spent fuel storage needs for approximately 10 years. IP is currently an equity partner with seven other utilities in an effort to develop a private temporary repository. A spent fuel storage license was filed with the NRC in 1997, initiating a process which will take the NRC up to three years to complete. Safe, dry, on-site storage is technologically feasible but is subject to licensing and local permitting requirements, for which there may be effective opposition. See "Note 4 -- Commitments and Contingencies" for additional information.

     Ownership of a nuclear generating unit exposes IP to significant risks, including increased and changing regulatory, safety and environmental requirements, and the uncertain future cost of closing and dismantling the unit.

Exiting the Nuclear Business
In December 1998, IP's Board of Directors voted to exit the nuclear business by selling Clinton or closing it permanently. IP has entered into discussions with parties interested in purchasing Clinton. Principal concerns of interested parties are plant restart, funding the decommissioning liability, terms of any purchase agreement for power generated by Clinton including the length of the agreement and price of the electricity sold, market price projections for electricity in the region, property tax obligations of the purchaser, and income tax issues. These concerns create substantial uncertainty with regard to the ability to convert any tentative agreement into an executable transaction. In light of these significant uncertainties with respect to IP's ability to sell Clinton, IP is preparing to permanently decommission the facility. See "Note 4 -- Commitments and Contingencies" and "Note 2 -- Clinton Impairment and Quasi-Reorganization" for additional information.


NOTE 4 -- COMMITMENTS AND CONTINGENCIES

Commitments
IP estimates that it will spend approximately $370 million for construction expenditures in 1999. IP construction expenditures for the period 1999 through 2003 are expected to total about $1.2 billion. With the planned sale or shutdown of Clinton, no nuclear construction is included in the above estimates. Nuclear construction will be expensed. In addition, in March 1999, IP will be required to deposit $62 million in cash with the Fuel Company Trustee for noteholders and take title to the partially depleted nuclear fuel in the reactor at Clinton. Additional expenditures may be required during this period to accommodate transitional expenditures related to a competitive environment, environmental compliance costs and system upgrades, which cannot be determined at this time.

     IP's capital expenditures for 1999 through 2003, in addition to IP construction expenditures, are expected to include $522 million for mandatory debt retirement. In addition, IPSPT has long-term debt maturities of $86.4 million in each of the above years.

     In addition, IP has substantial commitments for the purchase of coal and coal transportation under long-term contracts. Estimated coal contract commitments for 1999 through 2003 are $664 million (excluding price escalation provisions). Total coal purchases were $210 million in 1998, $181 million in 1997, and $184 million in 1996. IP has contracts with various natural gas suppliers and interstate pipelines to provide natural gas supply, transportation and leased storage. Estimated committed natural gas, transportation and leased storage costs for 1999 through 2003 total $81 million. Total natural gas purchased was $157 million in 1998, $185 million in 1997, and $207 million in 1996. IP anticipates that all gas-related costs will be recoverable under IP's UGAC. See the subcaption "Fuel Cost Recovery" below for discussion of the UFAC. IP has accrued contract cancellation fees of $7.1 million to cover minimum purchase commitments under uranium procurement, conversion, and enrichment contracts. For more information, see "Note 2 -- Clinton Impairment and Quasi-Reorganization." IP is committed to purchase approximately $9 million of emission allowances in 1999 and has contingent commitments for up to $5.5 million in additional 1999 emission allowances purchases, depending on whether certain options are exercised.

Fuel Cost Recovery: On March 6, 1998, IP initiated an ICC proceeding for elimination of the UFAC. This established a new base fuel cost recoverable under IP's electric tariffs which includes a component for recovery of fuel costs, but not a direct pass-through of such costs. Elimination of the UFAC exposes IP to the risks and opportunities of market price volatility and operating efficiencies. By eliminating the UFAC, IP eliminated exposure for potential disallowed fuel and purchased power costs for the periods after December 31, 1996. Whether electric energy production costs will continue to be recovered depends on a number of factors, including the number of customers served, demand for electric service, and changes in fuel cost components. Furthermore, IP's base electric rates to residential customers were reduced beginning in August 1998 and certain customers will be free to choose their electric generation suppliers beginning in October 1999. These variables will be influenced, in turn, by market conditions, availability of generating capacity, future regulatory proceedings, and environmental protection costs, among other things. IP's electric customers are receiving refunds totaling $15.1 million during the first quarter of 1999 related to fuel cost disallowances as the final phase of the elimination of the UFAC. These refunds close the ICC review process related to the UFAC cost pass-through for the four years 1989, 1994, 1995, and 1996.

Utility Earnings Cap: P.A. 90-561 also contains floor and ceiling provisions regarding ROE. During the transition period ending in 2006 (or 2008 at the option of the utility), a utility may request an increase in its base rates if the two-year average of its earned ROE is below the two-year average of the same two years of the monthly average yields of 30-year U.S. Treasury bonds. Conversely, if during the transition period the two-year average of its earned ROE exceeds the two-year average for the same two years of the monthly average yields of the 30-year U.S. Treasury bonds for annual periods ending September 30, plus 5.5% in 1999 or 6.5% in 2000 through 2004, the utility must refund to customers 50 percent of the "overearnings." Regulatory asset amortization is included in the calculation of ROE for the ceiling, or overearnings, test but is not included in the calculation for the floor test.

Insurance: IP maintains insurance for certain losses involving the operation of Clinton. For physical damage to the plant, IP purchases $1.6 billion of insurance coverage from an industry-owned mutual insurance company. In the event of a major nuclear accident with an estimated cost of reactor stabilization and site decontamination exceeding $100 million, NRC regulations require that insurance proceeds be dedicated and used first to return the reactor to and maintain it in a safe and stable condition, and second to decontaminate the reactor station site. Coverage is provided for a shortfall in the Decommissioning Trust Fund if premature decommissioning of the reactor is required due to an accident. If insurance limits are not exhausted by the above coverages, the remaining coverage is applied to property damage and a portion of the value of the undamaged property. If a major nuclear accident occurred at Clinton, claims for property damage and other costs could exceed the limits of current or available insurance coverage.

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

     IP may be subject to other risks that are not insurable, or its insurance coverage to offset the various risks may be insufficient to meet potential liabilities and losses. There is no assurance that IP will be able to maintain insurance coverage at its present level. Under those circumstances, such losses or liabilities could have a material adverse effect on IP's financial position.

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

                                                        Years Ended December 31,

(Millions of dollars)                                1998        1997       1996

Market value,
  beginning of period                             $  62.5     $  41.4    $  32.7
Company contributions                                 6.5         5.3        3.9
Appreciation in market value                         15.1        15.8        4.8
--------------------------------------------------------------------------------
Market value, end of period                       $  84.1     $  62.5    $  41.4
--------------------------------------------------------------------------------

   In December 1998, IP's Board of Directors voted to exit Clinton operations which resulted in an impairment of Clinton-related assets and accrual of exit-related costs. As a result of the decision to exit Clinton operations, IP accrued the estimated cost to decommission the facility. IP recognized the present value of the decommissioning liability for Clinton not previously accrued, in the amount of $293.5 million, net of income taxes. IP also recorded a regulatory asset for the present value of the estimated future collections from customers for decommissioning costs in the amount of $43.6 million, net of taxes. A discount rate of 5.10%, the 30-year Treasury bond rate at December 31, 1998, was used to calculate the regulatory asset and decommissioning liability. The ultimate disposition of Clinton, as well as the decommissioning method chosen, could have a material impact on the total decommissioning liability.

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

                                                           (Millions of dollars)

1999                                                                     $  21.0
2000                                                                        63.9
2001                                                                        79.3
2002                                                                       105.0
2003                                                                       107.0
  Thereafter                                                               405.8
--------------------------------------------------------------------------------
Total estimated liability                                                  782.0
Discount at 5.10%                                                          214.6
--------------------------------------------------------------------------------
Total discounted liability                                               $ 567.4
--------------------------------------------------------------------------------

   Under the NWPA, the DOE is responsible for the permanent storage and disposal of spent nuclear fuel. The DOE currently charges one mill ($0.001) per net kwh (one dollar per MWH) generated and sold for future disposal of spent fuel. IP is recovering these charges through rates. In 1996, at the request of nuclear-owning utilities and state regulatory agencies, the District of Columbia Circuit Court of Appeals issued an order confirming DOE's unconditional obligation to take responsibility for spent nuclear fuel commencing in 1998. The DOE argued that it had no such obligation because of its inability to site and license a permanent repository. Notwithstanding this decision, which the DOE did not appeal, the DOE has indicated to all nuclear utilities that it will experience delay in performance. The impact of any such delay on IP will depend on many factors, including the duration of such delay and the cost and feasibility of interim, on-site storage. Nuclear plant owners and others are pursuing litigation against DOE at the D.C. Circuit Court of Appeals, the Federal Court of Claims, federal district court, and in administrative proceedings. These lawsuits are focused on establishing DOE liability for damages caused by its failure to perform, the scope of those damages, and other remedies. IP is participating in such litigation before the D.C. Circuit Court of Appeals. To date, the unconditional nature of DOE's obligation has been upheld but no court has yet quantified damages or ordered specific performance. The outcome of these lawsuits is uncertain. See "Note 3 -- Clinton Power Station" for additional information.

Power Supply and Reliability: Electricity was in short supply during the 1998 summer cooling season because of an unusually high number of plant outages in the Midwest region. IP bought generation and transmission capacity to prevent firm load curtailment and took additional steps to avoid power outages, including upgrading transmission lines and equipment, readying emergency procedures, and returning to service five units that had been in cold shutdown. Expenses incurred as a result of the shortage have had a material adverse impact on IP.

   The electric energy market experienced unprecedented prices for power purchases during the last week of June 1998. IP's power purchases for 1998 were $517 million higher than 1997 due to summer price spikes resulting in a $274 million increase in power purchased, additional purchases of $215 million to serve increased volumes of interchange sales, and market losses of $28 million recorded on forward power purchase and sales contracts as part of the wholesale trading business. Income from interchange sales was $382 million higher than in 1997 due to increased sales volumes and higher prices. Although IP's margin on volumes between 1998 and 1997 resulted in IP being a net seller, higher prices resulted in a $135 million net purchase margin. For more information, see subcaption below titled "IP Wholesale Energy Markets" and "Note 15 -- Financial and Other Derivative Instruments."

   IP expects to have in excess of 400 MW of additional generation on line for the summer of 1999. This includes approximately 235 MW from five oil-fired units which were brought up from cold shutdown during the summer of 1998 and 176 MW from four natural gas turbines that IP plans to install before the summer of 1999. Total cost for the two projects is estimated at $87 million. IP also plans to refurbish nine gas turbines already in service at a cost of $13 million. At an October 1998 public ICC proceeding on reliability, IP said that even though it expects Clinton to be available by summer 1999, for purposes of advance coverage of anticipated summer demand it is assuming Clinton will not be operating. However, IP expects to have sufficient generating capacity to serve firm load during the periods of peak summer demand using demand-side and supply-side initiatives taken in response to the 1998 regional supply crisis. If generation is lost or demand is at unprecedented levels, firm load could be curtailed. In addition, the restructuring of the Soyland PCA agreement is also expected to free up an additional 287 MW of capacity. For more information, see "Note 7 -- Facilities Agreements" concerning the Soyland PCA.

IP Wholesale Energy Markets: IP buys and sells electricity in the Midwest, Southern, and Northeastern U.S. markets. In the normal course of business, IP incurs price exposure on the electricity bought or sold. Where the markets allow, IP will hedge such exposure through the use of electricity futures, forward, and option contracts with qualified counterparties. In 1998, market losses of approximately $33 million were recorded in connection with these agreements based on forward market prices. Of this amount, approximately $28 million was charged to purchased power. The remaining $5 million resulted from the early adoption of FAS 133 and was accounted for as part of the quasi-reorganization. The ultimate financial impact of these contracts will depend primarily on wholesale prices and IP's system availability. If system availability is limited and market conditions cause wholesale prices to rise to the levels seen in 1998, IP could incur significant costs to meet its wholesale contract obligations. For more information, see "Note 1 -- Summary of Significant Accounting Policies," subcaption New Accounting Pronouncements and "Note 2 -- Clinton Impairment and Quasi-Reorganization."

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

Global Warming: In December 1997, international negotiations to reduce greenhouse gas emissions concluded with the adoption of the Kyoto Protocol. This Protocol requires the United States to reduce greenhouse gas emissions to 7 percent below 1990 levels during the years 2008 through 2012 and to make further reductions thereafter. Before it can take effect, this Protocol must be ratified by the U.S. Senate. However, United States Senate Resolution 98, which passed 95-0 in July 1997, says the Senate would not ratify an agreement that fails to involve all countries or would damage the economy of the United States. Since the Protocol does not contain key elements that Senate Resolution 98 specifies are necessary, ratification will be a major political issue. It is anticipated that a ratification vote will be delayed until the current administration decides whether it can meet the provisions of Senate Resolution 98.

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

Electric and Magnetic Fields: The possibility that exposure to EMF emanating from power lines, household appliances, and other electric sources may result in adverse health effects continues to be the subject of litigation and governmental, medical, and media attention. Litigants have also claimed that EMF concerns justify recovery from utilities for the loss in value of real property adjacent to power lines, substations, and other such sources of EMF. The number of EMF cases has declined as national and international science commission studies have failed to confirm EMF health risks. Additional research is being conducted. On July 3, 1997, President Clinton signed legislation extending the National EMF Research and Public Information Dissemination Program through 1998. Research results, policy decision, and public information developments will continue into 1999. It is too soon to tell what impact, if any, these actions may have on IP's financial position.

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

Contingencies
Soyland: For more information, see "Note 6 -- Facilities Agreements" for discussion of Soyland contingencies.

Nuclear Fuel Lease: For more information, see "Note 8 -- Capital Leases" for discussion of contingencies related to IP's nuclear fuel lease.

Internal Revenue Service Audit: The Internal Revenue Service is currently auditing IP's federal income tax returns for the years 1994 through 1997. At this time, the outcome of the audit cannot be determined. Management does not expect that the results will have a material adverse effect on IP's financial position or results of operations. For a detailed discussion of income taxes, see "Note 7 -Income Taxes."


NOTE 5--LINES OF CREDIT AND SHORT-TERM LOANS

IP has total lines of credit represented by bank commitments amounting to $354 million, all of which were unused at December 31, 1998. These lines of credit are renewable in May 1999, November 1999 and May 2002. These bank commitments support the amount of commercial paper outstanding at any time, limited only by the amount of unused bank commitments, and are available to support IP activities. At December 31, 1998, the level of IP short-term debt was significantly lower than historical levels due to using the December securitization proceeds to redeem commercial paper and short-term borrowings. This level is expected to increase as funds are expended to redeem long-term debt and equity.

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

   For the years 1998, 1997, and 1996, IP had short-term borrowings consisting of bank loans, commercial paper, extendible floating rate notes, and other short-term debt outstanding at various times as follows:


(Millions of dollars, except rates)               1998       1997           1996

Short-term borrowings
  at December 31,                                $  147.6    $  376.8   $  310.0

Weighted average interest
  rate at December 31,                                6.0%        6.0%      5.7%

Maximum amount outstanding
  at any month end                               $  370.9    $  376.8   $  310.0

Average daily borrowings
  outstanding during
  the year                                       $  317.2    $  284.4   $  261.9

Weighted average interest
  rate during the year                                5.7%        5.8%      5.6%


NOTE 6--FACILITIES AGREEMENTS

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

   FERC approved an amended PCA between Soyland and IP in July 1997. The amended PCA obligates Soyland to purchase all of its capacity and energy needs from IP for at least 10 years. The amended PCA provides that a contract cancellation fee will be paid by Soyland to IP in the event that a Soyland member terminates its membership in Soyland. In May 1997, three distribution cooperative members terminated their membership by buying out of their respective long-term wholesale power contracts with Soyland. This action resulted in Soyland paying a fee of $20.8 million to IP in June 1997 to reduce its future base capacity charges. Fee proceeds of $2.9 million were used to offset IP's costs of acquiring Soyland's share of Clinton, and the remaining $17.9 million was recorded as interchange revenue. In December 1997, Soyland signed a letter of intent to pay in advance the remainder of its base capacity charges in the PCA, approximately $70 million. Soyland received the necessary financing and regulatory approvals in the second quarter of 1998. IP received $30 million and $40 million from Soyland during the first and second quarters of 1998, respectively. The prepayment was deferred and is being recognized as interchange revenue evenly over the initial term of the PCA, September 1, 1996, through August 31, 2006. In December 1998, Soyland and IP signed an agreement to restructure the PCA in which IP acts as an agent for Soyland in obtaining and scheduling power and energy and related transmission from other parties. The two parties intend to establish a final agreement in March 1999.


NOTE 7 -- INCOME TAXES

Deferred tax assets and liabilities were comprised of the following:

                                                     Balances as of December 31,

(Millions of dollars)                                           1998       1997

Deferred tax assets:
--------------------------------------------------------------------------------
Current:
  Misc. book/tax recognition differences                $     9.2      $   11.2
--------------------------------------------------------------------------------
Noncurrent:
  Depreciation and other property related                   150.4          46.2
  Alternative minimum tax                                   140.5         156.8
  Unamortized investment tax credit                          18.1         116.9
  Misc. book/tax recognition differences                    375.0          40.3
--------------------------------------------------------------------------------
                                                            684.0         360.2
--------------------------------------------------------------------------------
    Total deferred tax assets                           $   693.2       $ 371.4
--------------------------------------------------------------------------------

Deferred tax liabilities:
--------------------------------------------------------------------------------
Current:
  Misc. book/tax recognition differences                $      .1       $    .9
--------------------------------------------------------------------------------
Noncurrent:
  Depreciation and other property related                 1,292.8       1,348.0
  Misc. book/tax recognition differences                    369.9          (7.1)
--------------------------------------------------------------------------------
                                                          1,662.7       1,340.9
--------------------------------------------------------------------------------
    Total deferred tax liabilities                      $ 1,662.8     $ 1,341.8
--------------------------------------------------------------------------------

     Income taxes included in the Consolidated Statements of Income consist of the following components:

                                                        Years Ended December 31,

(Millions of dollars)                      1998            1997            1996

Current taxes--
  Included in operating
    expenses and taxes                 $     7.6      $     72.7          $79.2
  Included in other income
    and deductions                          (4.2)            (.7)         (14.5)
--------------------------------------------------------------------------------
    Total current taxes                      3.4            72.0           64.7
--------------------------------------------------------------------------------

Deferred taxes--
  Included in operating
  expenses and taxes
    Property related differences           (30.0)            9.2           60.4
    Alternative minimum tax                 16.4            41.7            1.1
    Gain/loss on reacquired debt             3.4              .4           (1.6)
    Clinton plant impairment              (853.6)           --             --
    Enhanced retirement
      and severance                         --                .5            2.6
    Misc. book/tax recognition
      differences                          (20.0)          (16.7)           6.1

   Included in other income
   and deductions
     Property related differences             .3             (.4)          10.2
     Misc. book/tax recognition
       differences                            .3             1.5            1.7
--------------------------------------------------------------------------------

     Total deferred taxes                 (883.2)           36.2            80.5
--------------------------------------------------------------------------------
Deferred investment tax
credit--net
  Included in operating
    expenses and taxes                      (8.3)           (7.3)          (7.3)
  Included in other income
    and deductions--
      Clinton plant impairment            (160.4)           --              --
--------------------------------------------------------------------------------
    Total investment
      tax credit                          (168.7)           (7.3)          (7.3)
--------------------------------------------------------------------------------
Total income taxes from
  continuing operations                 (1,048.5)          100.9          137.9
--------------------------------------------------------------------------------
Income tax--
  Extraordinary item
    Current tax expense                     --             (17.8)          --
    Deferred tax expense                    --            (100.2)          --
--------------------------------------------------------------------------------
    Total extraordinary item                --            (118.0)          --
--------------------------------------------------------------------------------
Total income taxes                     $(1,048.5)      $   (17.1)       $ 137.9
--------------------------------------------------------------------------------

   The reconciliations of income tax expense to amounts computed by applying the statutory tax rate to reported pretax income from continuing operations for the period are set-out below:

                                                        Years Ended December 31,

(Millions of dollars)                      1998            1997            1996

Income tax expense at the
  federal statutory tax rate            $ (781.1)       $   88.1        $ 128.3

Increases/(decreases) in taxes
resulting from--
  State taxes,
    net of federal effect                 (172.6)           11.8           13.7
  Investment tax credit
    amortization                            (8.3)           (7.3)          (7.3)
  Clinton plant impairment                 (85.4)           --             --
  Depreciation not normalized                4.4            11.3            9.4
  Interest expense on
    preferred securities                    (6.8)           (6.9)          (6.9)
Other--net                                   1.3             3.9             .7
--------------------------------------------------------------------------------
Total income taxes from
  continuing operations                $(1,048.5)       $  100.9        $ 137.9
--------------------------------------------------------------------------------

     Combined federal and state effective income tax rates were 43.6%, 40.1%, and 37.6% for the years 1998, 1997, and 1996 respectively.

     IP is subject to the provisions of the Alternative Minimum Tax System. As a result, IP has an Alternative Minimum Tax credit carryforward at December 31, 1998, of approximately $140.5 million. This credit can be carried forward indefinitely to offset future regular income tax liabilities in excess of the tentative minimum tax.

     The Internal Revenue Service is currently auditing IP's consolidated federal income tax returns for the years 1994 through 1997. At this time, the outcome of the audit cannot be determined; however, the results of the audit are not expected to have a material adverse effect on IP's consolidated financial position or results of operations.

     The tax effect of the Clinton plant impairment and quasi-reorganization are
included  in  the  above  amounts.   See  "Note  2  --  Clinton  Impairment  and
Quasi-Reorganization" for additional information.

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


NOTE 8 -- CAPITAL LEASES

The Fuel Company, which is 50 percent owned by IP, was formed in 1981 for the purpose of leasing nuclear fuel to IP for Clinton. Lease payments are equal to the Fuel Company's cost of fuel as consumed (including related financing and administrative costs). Billings under the lease agreement were $4 million in 1998, $4 million in 1997, and $35 million in 1996, including financing costs of $4 million, $4 million, and $5 million, respectively. IP is required to pay financing costs whether or not fuel is consumed. IP is obligated to make subordinated loans to the Fuel Company at any time the obligations of the Fuel Company that are due and payable exceed the funds available to the Fuel Company. Lease terms stipulate that, in the event Clinton is out of service for 24 consecutive months, IP is obligated to purchase Clinton's incore nuclear fuel from the Fuel Company. In accordance with this provision, IP will purchase the fuel for $62.1 million in the first quarter of 1999. IP has an obligation for nuclear fuel disposal costs of leased nuclear fuel. See "Note 4 -- Commitments and Contingencies" for discussion of decommissioning and nuclear fuel disposal costs. Nuclear fuel lease payments are included with "Fuel for electric plants" on IP's Consolidated Statements of Income.

     Current obligations under capital lease for nuclear fuel were $62.1 million at December 31, 1998, and $18.7 million at December 31, 1997.


NOTE 9 -- LONG-TERM DEBT


                                                                                                     (Millions of dollars)
--------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                         1998            1997
--------------------------------------------------------------------------------------------------------------------------

First mortgage bonds--
      6 1/2%  series due 1999                                                                    $    72.0       $    72.0
      6.60%   series due 2004 (Pollution Control Series A)                                             -               6.3
      7.95%   series due 2004                                                                         39.0            72.0
      6.0%    series due 2007 (Pollution Control Series B)                                             -              18.7
      8.30%   series due 2017 (Pollution Control Series I)                                             -              33.8
      7 3/8%  series due 2021 (Pollution Control Series J)                                            84.7            84.7
      8 3/4%  series due 2021                                                                         57.1            57.1
      5.70%   series due 2024 (Pollution Control Series K)                                            35.6            35.6
      7.40%   series due 2024 (Pollution Control Series L)                                            84.1            84.1
--------------------------------------------------------------------------------------------------------------------------
     Total first mortgage bonds                                                                      372.5           464.3
--------------------------------------------------------------------------------------------------------------------------
New mortgage bonds--
      6 1/8%  series due 2000                                                                         40.0            40.0
      5.625%  series due 2000                                                                        110.0           110.0
      6.25%   series due 2002                                                                        100.0             -
      6.0%    series due 2003                                                                        100.0             -
      6 1/2%  series due 2003                                                                        100.0           100.0
      6 3/4%  series due 2005                                                                         70.0            70.0
      8.0%    series due 2023                                                                        229.0           229.0
      7 1/2%  series due 2025                                                                        148.5           177.0
      5.40%   series due 2028 (Pollution Control Series A)                                            18.7             -
      5.40%   series due 2028 (Pollution Control Series B)                                            33.8             -
      Adjustable rate series due 2028
             (Pollution Control Series M, N, and O)                                                  111.8           111.8
      Adjustable rate series due 2032
             (Pollution Control Series P, Q, and R)                                                  150.0           150.0
--------------------------------------------------------------------------------------------------------------------------
     Total new mortgage bonds                                                                      1,211.8           987.8
--------------------------------------------------------------------------------------------------------------------------
     Total mortgage bonds                                                                          1,584.3         1,452.1
--------------------------------------------------------------------------------------------------------------------------
Transitional Funding Trust Notes--
      5.39% due 2000                                                                                 110.0             -
      5.26% due 2001                                                                                 100.0             -
      5.31% due 2002                                                                                  80.0             -
      5.34% due 2003                                                                                  85.0             -
      5.38% due 2005                                                                                 175.0             -
      5.54% due 2007                                                                                 175.0             -
      5.65% due 2008                                                                                 139.0             -
 -------------------------------------------------------------------------------------------------------------------------
     Total transitional funding trust notes                                                          864.0             -
 -------------------------------------------------------------------------------------------------------------------------
Medium-term notes, series A                                                                            -              68.0
Variable rate long-term debt due 2017                                                                 75.0            75.0
--------------------------------------------------------------------------------------------------------------------------
     Total other long-term debt                                                                       75.0           143.0
--------------------------------------------------------------------------------------------------------------------------
                                                                                                   2,523.3         1,595.1
Adjustment to Fair Value                                                                              25.3             -
Unamortized discount on debt                                                                         (15.5)          (16.8)

--------------------------------------------------------------------------------------------------------------------------
     Total long-term debt excluding capital lease obligations                                      2,533.1         1,578.3
     Obligations under capital leases                                                                132.0           126.7
--------------------------------------------------------------------------------------------------------------------------
                                                                                                   2,665.1         1,705.0
Long-term debt and lease obligations maturing within one year                                       (506.6)          (87.5)
--------------------------------------------------------------------------------------------------------------------------
         Total long-term debt                                                                    $ 2,158.5       $ 1,617.5
--------------------------------------------------------------------------------------------------------------------------

In the above table, the "adjustment to fair value" is the total adjustments of debt to fair value in the quasi-reorganization. The adjustments to the fair value of each debt series will be amortized over its remaining life to interest expense. See "Note 2 -Clinton Impairment and Quasi-Reorganization" for more information.

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

     In January 1999, $57.1 million of 8.75% First Mortgage Bonds due 2021 and $229 million of 8% New Mortgage Bonds due 2023 were purchased through a redemption notice. IP also redeemed $5.4 million of 7.95% First Mortgage Bonds due 2004 in January 1999. In February 1999, IP redeemded $36.8 million of 6.5% First Mortgage Bonds due 1999 and $5 million of 7.95% First Mortgage Bonds due 2004.

     In 1989 and 1991, IP issued a series of fixed rate medium-term notes. At December 31, 1998, all these notes have matured and been retired. Interest rates on variable rate long-term debt due 2017 are adjusted weekly and ranged from 3.75% to 4.20% at December 31, 1998.

     For the years 1999, 2000, 2001, 2002, and 2003, IP has long-term debt maturities in the aggregate of (in millions) $72, $150, $0, $100, and $200, respectively. In addition, IPSPT has long-term debt maturities of $86.4 million in each of the above years. These amounts exclude capital lease requirements. See "Note 8 -- Capital Leases."

     At December 31, 1998, the aggregate total of unamortized debt expense and unamortized loss on reacquired debt was approximately $64.7 million.

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


NOTE 10 -- PREFERRED STOCK


                                                                                                               (Millions of dollars)

December 31,                                                                                             1998                  1997

Serial Preferred Stock, cumulative, $50 par value--
Authorized 5,000,000 shares; 1,139,110 shares outstanding
           Series           Shares        Redemption Prices
             4.08%          283,290           $   51.50                                               $  14.1               $  14.1
             4.26%          136,000               51.50                                                   6.8                   6.8
             4.70%          176,000               51.50                                                   8.8                   8.8
             4.42%          134,400               51.50                                                   6.7                   6.7
             4.20%          167,720               52.00                                                   8.4                   8.4
             7.75%          241,700               50.00 after July 1, 2003                               12.1                  12.1

             Net premium on preferred stock                                                                .2                    .2
-----------------------------------------------------------------------------------------------------------------------------------
  Total Preferred Stock, $50 par value                                                                $  57.1               $  57.1
-----------------------------------------------------------------------------------------------------------------------------------
Serial Preferred Stock, cumulative, without par value--
Authorized 5,000,000 shares; none outstanding                                                            --                    --
-----------------------------------------------------------------------------------------------------------------------------------
Preference Stock, cumulative, without par value--
Authorized 5,000,000 shares; none outstanding                                                            --                    --
-----------------------------------------------------------------------------------------------------------------------------------
   Total Serial Preferred Stock, Preference Stock and Preferred Securities                            $  57.1               $  57.1
-----------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily Redeemable Preferred Securities of:
Illinois Power Capital, L.P.
  Monthly Income Preferred Securities, cumulative, $25 liquidation preference--
  3,880,000 shares authorized and outstanding                                                         $  97.0               $  97.0

Illinois Power Financing I
  Trust Originated Preferred Securities, cumulative, $25 liquidation preference--
  4,000,000 shares authorized and outstanding                                                           100.0                 100.0
Adjustment to Fair Value                                                                                  2.0                  --
-----------------------------------------------------------------------------------------------------------------------------------
  Total Mandatorily Redeemable Preferred Stock                                                        $ 199.0               $ 197.0
-----------------------------------------------------------------------------------------------------------------------------------


     In the above table, only the MIPS and TOPrS were restated to their fair value in the quasi-reorganization. The serial preferred stock was not restated because it is equity rather than an asset or a liability. The increase in the value of the MIPS and the TOPrS will be amortized to interest expense over the remaining life of these securities. See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for more information.

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


NOTE 11 -- COMMON STOCK AND RETAINED EARNINGS

As of December 31, 1998, IP effected a quasi-reorganization in which IP's accumulated deficit in retained earnings of $1,369.4 million was eliminated by a $1,327.2 million restatement of other assets and liabilities to their fair value and a transfer of $42.2 million from additional paid-in capital. See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for additional information regarding the effects upon retained earnings.

     On May 31, 1994, common shares of IP began trading as common shares of Illinova. Illinova is the sole shareholder of IP common stock.

     On December 22, 1998, IPSPT issued $864 million of Transitional Funding Trust Notes, with IP as servicer. As of December 31, 1998, IP used $49.3 million of the funds to repurchase 2.3 million of its common shares from Illinova.

     In 1998, IP repurchased 3,323,079 shares of its common stock from Illinova. In 1997 and 1996, IP repurchased 6,017,748 shares and 714,811 shares, respectively, of its common stock from Illinova. Under Illinois law, such shares may be held as treasury stock and treated as authorized but unissued, or may be canceled by resolution of the Board of Directors. IP holds the common stock as treasury stock and deducts it from common equity at the cost of the shares.

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

     In October 1995, the FASB issued FAS 123, "Accounting for Stock-Based Compensation" effective for fiscal years beginning after December 15, 1995. Based on the current and anticipated use of stock options, the impact of FAS 123 is not material on the current period and is not envisioned to be material in any future period. As permitted by FAS 123, IP continues to account for its stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

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


NOTE 12 -- PENSION AND OTHER BENEFITS COSTS

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



                                                                                                               (Millions of dollars)
                                                                              Pension Benefits                    Other Benefits
                                                                           1998             1997             1998              1997

Change in benefit obligation
Benefit obligation at beginning of year                                  $ 417.6          $ 361.6          $  89.4          $  81.7
Service cost                                                                12.8             10.2              2.6              1.9
Interest cost                                                               30.4             28.2              6.3              5.9
Plan participants' contributions                                             -                -                0.4              0.4
Amendments                                                                   2.0              -                -                -
Actuarial (gain) / loss                                                     45.2             43.1              3.8              5.4
Benefits paid                                                              (32.8)           (25.5)            (7.0)            (5.9)
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                        $ 475.2          $ 417.6          $  95.5          $  89.4
------------------------------------------------------------------------------------------------------------------------------------

Change in plan assets
Fair value of plan assets at beginning of year                           $ 432.1          $ 357.2          $  49.7          $  34.3
Actual return on plan assets                                                73.7             95.6              9.2              8.0
Employer contribution                                                        4.5              4.8             11.4             12.9
Plan participants' contributions                                             -                -                0.4              0.4
Benefits paid                                                              (32.8)           (25.5)            (7.0)            (5.9)
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                 $ 477.5          $ 432.1          $  63.7          $  49.7
------------------------------------------------------------------------------------------------------------------------------------

Fair value of plan assets greater/(less) than benefit obligation         $   2.3          $  14.5          $ (31.8)         $ (39.7)
Unrecognized net actuarial (gain)/loss                                     (32.1)           (38.9)            (7.3)            (6.3)
Unrecognized prior service cost                                             17.6             17.4              -                -
Unrecognized net asset/liability at transition                             (21.9)           (26.1)            36.0             38.7
------------------------------------------------------------------------------------------------------------------------------------
Net amounts recognized                                                   $ (34.1)         $ (33.1)         $  (3.1)         $  (7.3)
------------------------------------------------------------------------------------------------------------------------------------

Net amounts recognized consist of:
Prepaid benefit cost                                                     $   1.9          $   1.9          $   -            $   -
Accrued benefit liability                                                  (36.0)           (35.0)            (3.1)            (7.3)
------------------------------------------------------------------------------------------------------------------------------------
Net amounts recognized                                                   $ (34.1)         $ (33.1)         $  (3.1)        $   (7.3)
------------------------------------------------------------------------------------------------------------------------------------


                                                                             Pension Benefits                    Other Benefits
                                                                           1998             1997             1998              1997
Weighted-average assumptions as of December 31
Discount rate                                                              7.0%             7.5%             7.0%              7.0%
Expected return on plan assets                                             9.5%             9.5%             9.5%              9.0%
Rate of compensation increase                                              4.5%             4.5%             5.5%              5.5%





                                                                                                               (Millions of dollars)
                                                                             Pension Benefits                       Other Benefits
                                                              1998         1997         1996         1998         1997         1996
Components of net periodic benefit cost
Service cost                                                $ 12.8       $ 10.2       $ 10.1        $ 2.6        $ 1.9        $ 2.2
Interest cost                                                 30.4         28.2         26.8          6.3          5.9          6.1
Expected return on plan assets                               (35.3)       (31.7)       (30.4)        (4.4)        (3.0)        (2.2)
Amortization of prior service cost                             1.9          1.9          1.9          -            -            -
Amortization of transitional liability/(asset)                (4.2)        (4.2)        (4.2)         2.7          2.7          2.7
Recognized net actuarial (gain)/loss                           -            4.2          -            -           (0.3)         -
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                   $  5.6       $  8.6       $  4.2       $  7.2       $  7.2       $  8.8
------------------------------------------------------------------------------------------------------------------------------------



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

   On December 9, 1998, IP's Board of Directors voted to exit Clinton operations. Concurrent with the decision to exit Clinton operations, IP accrued estimated employee severance and retention costs of $25.8 million, net of income taxes; pension curtailment benefits of $(7.2) million, net of income taxes; and other postretirement benefit costs of $.4 million, net of income taxes. These amounts are not reflected in the above tables. If the decision is made to permanently close Clinton, the number of Clinton employees would decrease from 950 to 240 over an 11-month transition period as the plant moves from an operating to a decommissioning mode. Employees expected to be released include engineering, plant technical and operational, office administration, and maintenance employees. See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for additional information.


NOTE 13 -- SEGMENTS OF BUSINESS

In 1997, the FASB issued FAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise," and establishes new standards for defining a company's segments and disclosing information about them.

   The new statement requires that segments be based on the internal structure and reporting of a company's operations. Because of the realignment of Illinois Power into five operating segments during 1998, Illinois Power has determined that it is not practicable to present the new segment information for 1997 and 1996 because it is not available and the cost to develop it is excessive. Therefore, the information for 1998 is presented under the format specified by FAS 131; the comparative information for 1998, 1997, and 1996 is presented in accordance with FAS 14.

1998
IP is comprised of five business groups. The business groups and their principal services are as follows:

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

   Of the above-listed segments, the IP Financial Business Group and the IP Support Services Business Group did not individually meet the minimum threshold requirements for separate disclosure and are combined in the Other category.

     Three measures were used to judge segment performance: contribution margin, cash flow, and return on net invested capital.


                                                                                 (Millions of dollars)


                                              Customer    Wholesale                            Total
1998                                           Service     Energy       Nuclear     Other     Company
------------------------------------------------------------------------------------------------------
Revenues from external customers              $1,505.7    $  557.2     $   6.3     $   -      $2,069.2
Intersegment revenue  (1)                          -         482.3        (2.4)        -         479.9
------------------------------------------------------------------------------------------------------
   Total revenue                               1,505.7     1,039.5         3.9         -       2,549.1
Depreciation and amortization expense             68.3        30.3        99.1         5.9       203.6
Other operating expenses(1)                      894.4       999.0       379.2         3.4     2,276.0
------------------------------------------------------------------------------------------------------
   Operating income (loss)                       543.0        10.2      (474.4)       (9.3)       69.5
Interest expense                                  70.4        13.8        59.3        (8.6)      134.9
AFUDC                                             (0.1)       (0.9)       (2.5)        0.3        (3.2)
------------------------------------------------------------------------------------------------------
   Net income (loss) before taxes                472.7        (2.7)     (531.2)       (1.0)      (62.2)
Income tax expense (benefit)                     194.4        (1.9)     (232.3)        5.4       (34.4)
Miscellaneous--net                                  0.5        (1.0)        0.1         3.2         2.8
Interest revenue                                   -           -           -          (1.9)       (1.9)
------------------------------------------------------------------------------------------------------
   Net income (loss) after taxes                 277.8         0.2      (299.0)       (7.7)      (28.7)
Preferred dividend requirement                     9.7         2.2         7.9         0.0        19.8
------------------------------------------------------------------------------------------------------
   Net income (loss)(2)                       $  268.1    $   (2.0)  $  (306.9)     $ (7.7)  $   (48.5)
Clinton plant impairment loss                                          1,327.2                 1,327.2
------------------------------------------------------------------------------------------------------
   Net income (loss) available to common      $  268.1    $   (2.0)  $(1,634.1)     $ (7.7)  $(1,375.7)
------------------------------------------------------------------------------------------------------
Other information --
   Total assets(3)                            $1,831.8    $3,039.0   $ 1,010.2      $548.8   $ 6,429.8
   Total expenditures for additions to
      long-lived assets                          124.4       116.0        62.5         8.6       311.5
------------------------------------------------------------------------------------------------------
Corporate Measures --
   Contribution margin(4)                     $  315.7    $    7.0   $  (268.5)     $(13.7)  $    40.5
   Cash flow(5)                                  237.4        27.2      (280.8)       23.1         6.9
   Return on net invested capital(6)             24.28%       0.33%      N/A         (2.65)%      1.01%

------------------------------------------------------------------------------------------------------

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


GEOGRAPHIC INFORMATION
                                                           (Millions of dollars)

December 31,                                1998          1997            1996

Revenues: (1)
  United States                           $2,069.2      $1,773.9        $1,688.7
--------------------------------------------------------------------------------
Long-lived assets: (2)
  United States                           $4,440.5      $4,534.1        $4,559.2
--------------------------------------------------------------------------------
(1) Revenues are attributed to geographic regions based on location of customer.

(2) Long-lived assets include plant, equipment, and investments in subsidiaries.


1998, 1997, and 1996
                                                                                                              (Millions of dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                      1998                          1997                           1996
                                                               Total                         Total                           Total
                                          Electric    Gas     Company    Electric    Gas     Company    Electric    Gas     Company
------------------------------------------------------------------------------------------------------------------------------------
Operation information -
   Operating revenues                    $1,781.4   $287.8   $2,069.2   $1,420.0   $353.9   $1,773.9   $1,340.5   $348.2   $1,688.7
   Operating expenses,
     excluding provision for
     income taxes                         1,747.6    252.1    1,999.7    1,081.3    311.5    1,392.8      886.2    300.5    1,186.7
   Clinton plant impairment loss          2,341.2      -      2,341.2        -        -          -          -        -          -
------------------------------------------------------------------------------------------------------------------------------------
   Pre-tax operating income              (2,307.4)    35.7   (2,271.7)     338.7     42.4      381.1      454.3     47.7      502.0
   AFUDC                                      3.1      0.1        3.2        4.9      0.1        5.0        6.3      0.2        6.5
------------------------------------------------------------------------------------------------------------------------------------
   Pre-tax operating income,
     including AFUDC                    $(2,304.3)  $ 35.8  $(2,268.5)    $343.6    $42.5     $386.1     $460.6   $ 47.9     $508.5
----------------------------------------------------------             ------------------             ------------------
   Other deductions, net                                          1.0                           (1.5)                           1.2
   Interest charges                                             134.9                          135.9                          140.8
   Income tax - Clinton impairment                           (1,014.0)                           -                              -
   Provision for income taxes                                   (34.5)                         100.9                          137.9
------------------------------------------------------------------------------------------------------------------------------------
   Net income                                                (1,355.9)                         150.8                          228.6
   Extraordinary item
     (net of taxes)                                               -                           (195.0)                           -
   Preferred dividend
     requirements                                               (19.8)                         (21.5)                         (22.3)
   Carrying value over
     (under) consideration
     paid for redeemed
     preferred stock                                              -                              0.2                           (0.7)
------------------------------------------------------------------------------------------------------------------------------------
   Net income (loss)
      applicable to common stock                            $(1,375.7)                        $(65.5)                        $205.6
------------------------------------------------------------------------------------------------------------------------------------
Other information -
   Depreciation                           $ 177.9   $ 25.7    $ 203.6     $171.5     $ 24.1   $195.6     $164.0   $ 22.5     $186.5
------------------------------------------------------------------------------------------------------------------------------------
   Capital expenditures                   $ 285.6   $ 25.9    $ 311.5     $201.3     $ 22.6   $223.9     $164.0   $ 23.3     $187.3
------------------------------------------------------------------------------------------------------------------------------------
Investment information -
   Identifiable assets*                 $ 5,169.0   $457.9   $5,626.9   $4,508.1     $453.8 $4,961.9   $4,577.1   $481.9    $5,059.0
----------------------------------------------------------             --------------------           ------------------------------
   Nonutility plant and
     other investments                                            2.3                            5.7                           14.3
   Assets utilized for
     overall operations                                         800.6                          323.9                          495.2
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                              $6,429.8                       $5,291.5                       $5,568.5
------------------------------------------------------------------------------------------------------------------------------------


* 1998: Utility plant, nuclear fuel, materials and supplies, prepaid and deferred energy costs, and transition period cost recovery.

     1997 and 1996: Utility plant, nuclear fuel, materials and supplies, deferred Clinton costs, and prepaid and deferred energy costs.


NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is presented in accordance with the requirements of FAS 107, "Disclosures about the Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies discussed below.

     Illinois Power has early-adopted FAS 133 due to the quasi-reorganization. Accordingly, assets and liabilities were adjusted to reflect current fair value. See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for more information.


                                                 1998              1997
                                    Carrying       Fair       Carrying     Fair
(Millions of dollars)                 Value       Value         Value     Value
Nuclear decommissioning
  trust funds                   $   84.1     $   84.1      $   62.5     $   62.5
Cash and cash equivalents          504.5        504.5          17.8         17.8
Mandatorily redeemable
  preferred stock*                 199.0        200.0         197.0        202.7
Long-term debt*                  2,533.1      2,545.2       1,578.3      1,627.6

Notes payable                      147.6        147.6         376.8        376.8

Other Financial Instruments:
  Trading/Energy futures
  and forward contracts             28.0         28.0          --           --

  Non-trading/Energy futures
  and forward contracts              5.4          5.4          --           --

  Non-trading/Emission Allowances
  Forward contracts                  2.0          2.0          --          --
  Option contracts                    .2           .2          --          --

* In the above table, the 1998 carrying value of mandatorily redeemable preferred stock and long-term debt reflect an adjustment in carrying value to fair value due to the quasi-reorganization. The portion of these items which relate to electric generation has been adjusted to fair value. The remainder is attributed to the regulated part of the business in which return on assets is based on book value of debt. Therefore no adjustment to fair value was made for the portion of mandatorily redeemable preferred stock and long-term debt relating to Illinois Power's regulated business. The fair values represent 100 percent of the current fair value for mandatorily redeemable preferred stock and long-term debt.

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

Mandatorily Redeemable Preferred Stock and Long-Term Debt: The fair value of mandatorily redeemable preferred stock and long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered for debt of the same remaining maturities, as advised by IP's bankers.

Notes Payable: The carrying amount of notes payable approximates fair value due to the short maturity of these instruments.

Other Financial Instruments: Other financial instruments are comprised of derivative financial instruments which have been restated to market according to FAS 133. See "Note 15 -- Financial and Other Derivative Instruments" for more information. Fair Value is determined using quoted market prices or indices.


NOTE 15 -- FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

Trading Activities: IP engages in the brokering and marketing of electricity. IP uses a variety of instruments, including fixed-price swap agreements, variable-price swap agreements, exchange-traded energy futures and options contracts, and over-the-counter forwards, swaps, and options.

   As of December 31, 1998, IP adopted EITF 98-10. IP has recorded its trading instruments at fair value in accordance with EITF 98-10's application criteria. For more information regarding Illinois Power's adoption of new accounting pronouncements, see "Note 1 -Summary of Significant Accounting Policies." At December 31, 1998, derivative assets and liabilities were recorded on the Consolidated Balance Sheets at fair value with unrealized gains and losses shown net in the Consolidated Statements of Income. IP records realized gains and losses as components of operating revenues and operating expenses in the Consolidated Statements of Income.

   The notional quantities and maximum terms of commodity instruments held for trading purposes at December 31, 1998, are presented below:


                Volume-Fixed         Volume-Fixed          Average
                 Price Payor        Price Receiver          Term

Electricity       5,174 MW              5,524 MW            1 yr

   All notional amounts reflect the volume of transactions but do not represent the dollar amounts or actual megawatts exchanged by the parties to the contracts. Accordingly, notional amounts do not accurately measure IP's exposure to market or credit risk.

   The estimated fair value of commodity instruments held for trading purposes at December 31, 1998, are presented below:


                                        Fair Value            Fair Value
(Millions of dollars)                     Assets             Liabilities

Electricity                             $    21.8             $    49.8

   The fair value was estimated using quoted prices and indices where available and considering the liquidity of the market for the instrument. The fair values are subject to volatility based on changing market conditions.

   The weighted average term of the trading portfolio, based on volume is less than one year. The maximum and average terms disclosed herein are not indicative of likely future cash flows as these positions may be modified by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity, and IP's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

Non-Trading Activities: To reduce the risk from market fluctuations in the price of electricity and related transmission, IP enters into forward transactions, swaps, and options (energy derivatives). These instruments are used to hedge expected purchases, sales, and transmission of electricity (a portion of which are firm commitments at the inception of the hedge). The weighted average maturity of these instruments is less than one year.

   Periodically, IP has utilized interest rate derivatives (principally interest rate swaps and caps) to adjust the portion of its overall borrowings subject to interest rate risk. As of December 31, 1998, there were no interest rate derivatives outstanding.

   In order to hedge expected purchases of emission allowances, IP has entered into swap agreements, forward contracts, and written put options with other utilities to mitigate the risk from market fluctuations in the price of the allowances. At December 31, 1998, the notional amount of two emission allowance swaps was 126,925 units, with a recorded liability of $15.6 million, based on fair value at delivery date. The maximum maturity of the swap agreements is 10 years. These agreements do not fall under the scope of FAS 133. The notional amount of the two forward contracts is 32,000 emission allowances with a fair value of $2 million. The maximum term of the forward contracts is five years, commencing in 1993. Both contracts expired in January 1999. Due to the remote probability of exercise, three put options written by IP are considered to be immaterial.

   As of December 31, 1998, IP adopted FAS 133. For more information regarding IP's adoption of new accounting pronouncements, see "Note 1 -- Summary of Significant Accounting Policies." IP's derivative assets and liabilities were recorded on the Consolidated Balance Sheets at fair value with unrealized gains and losses shown net in the equity section of the Consolidated Balance Sheets as part of the quasi-reorganization. See "Note 2 -- Clinton Impairment and Quasi-Reorganization" for more information. In the future, unless hedge accounting is applied, unrealized gains and losses will be shown net in the Consolidated Statements of Income. IP records realized gains and losses as components of operating revenues and operating expenses in the Consolidated Statements of Income.

   Hedge accounting is appropriate only if the derivative is effective at offsetting cash flows from or changes in the fair value of the underlying hedged item and is designated as a hedge at its inception. Additionally, changes in the market value of the hedge must move in an inverse direction or limit an adverse result from changes in the market value of the item being hedged, (the effectiveness of the hedge). This effectiveness is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of effectiveness being at least 80 percent and not more than 125 percent for hedge designation. If and when hedge effectiveness ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied. As of December 31, 1998, all non-trading derivative instruments were accounted for using mark-to-market accounting.

     The notional quantities and the average term of the energy derivative commodity instruments held for other than trading purposes at December 31, 1998, follows:


                            Volume-Fixed          Volume-Fixed      Average
                            Price Payor          Price Receiver      Term

Electricity                   1,450 MW              1,050 MW         1 yr


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

   The estimated fair value of energy derivative commodity instruments held for non-trading purposes at December 31, 1998, are presented below:


                                  Fair Value             Fair Value
(Millions of dollars)              Assets               Liabilities

Electricity                       $   4.2                $   9.6


   The fair value was estimated using quoted prices and indices where available, and considering the liquidity of the market for the instrument. The fair values are subject to significant volatility based on changing market conditions.

   The average maturity and fair value discussed above are not necessarily indicative of likely future cash flows. These positions may be modified by new offsetting transactions at any time in response to changing generation forecast, market conditions, market liquidity, and IP's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

Trading and Non-Trading -- General Policy: In addition to the risk associated with price movements, credit risk is also part of IP's risk management
activities.   Credit  risk   relates  to  the  risk  of  loss   resulting   from
non-performance of contractual obligations by a counterparty. While IP has experienced no significant losses due to credit risk, off-balance-sheet risk exists to the extent that counterparties to these transactions may fail to perform as required by the terms of each contract. In order to minimize this risk, IP enters into such contracts with those counterparties only after an appropriate credit review has been performed. IP periodically reviews the effectiveness of these financial contracts in achieving corporate objectives. Should the counterparties to these contracts fail to perform, IP could be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then current market prices. In such an event, IP might incur additional loss to the extent of amounts, if any, already paid to the counterparties. In view of its criteria for selecting counterparties and its experience to date in successfully completing these transactions, IP believes that the risk of incurring a significant financial statement loss due to the non-performance of counterparties to these transactions is remote.

   An Executive Risk Management Committee has been established to oversee all corporate risk management. The Executive Risk Management Committee's responsibilities include reviewing IP's overall risk management strategies, as well as monitoring and assessing risk exposure and risk management activities to ensure compliance with all applicable risk management limitations, policies, and procedures.



NOTE 16 - QUARTERLY CONSOLIDATED FINANCIAL INFORMATION AND COMMON STOCK DATA (UNAUDITED)
                                                                                                          (Millions of dollars)
-------------------------------------------------------------------------------------------------------------------------------
                                                            First Quarter      Second Quarter   Third Quarter      Fourth Quarter
                                                                 1998              1998              1998              1998
-------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                             $489.5            $467.0            $715.3            $397.4
Operating income (loss)                                          61.8              (9.8)             66.5          (1,505.7)
Net income (loss)                                                30.4             (40.6)             35.4          (1,381.1)
Net income (loss) applicable to common stock                     25.5             (45.6)             30.4          (1,386.0)
Cash dividends declared on common stock                           -                42.8               -                40.4
Cash dividends paid on common stock                              22.2              20.5              22.2              40.4




                                                             First Quarter    Second Quarter     Third Quarter    Fourth Quarter
                                                                 1997              1997              1997              1997
--------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                             $472.8            $415.3            $497.1            $388.7
Operating income                                                 88.9              82.6             101.8               5.4
Net income (loss) before extraordinary item                      55.0              51.4              71.9             (27.5)
Net income (loss) after extraordinary item                       55.0              51.4              71.9            (222.5)
Net income (loss) applicable to common stock                     49.5              46.0              67.5            (228.5)
Cash dividends declared on common stock                          23.5              23.2              22.2              22.2
Cash dividends paid on common stock                              23.5              23.5              23.2              22.2




Illinois Power Company
S E L E C T E D   C O N S O L I D A T E D   F I N A N CI A L   D A T A

                                                                                                               (Millions of dollars)
                                                         1998          1997          1996         1995          1994         1988
------------------------------------------------------------------------------------------------------------------------------------
Operating revenues
    Electric                                          $ 1,224.2     $ 1,244.4     $ 1,202.9     $ 1,252.6     $ 1,177.5    $  949.9
    Electric interchange                                  557.2         175.6         137.6         116.3         110.0       109.7
    Gas                                                   287.8         353.9         348.2         272.5         302.0       334.8
------------------------------------------------------------------------------------------------------------------------------------
      Total operating revenues                        $ 2,069.2       1,773.9       1,688.7       1,641.4       1,589.5     1,394.4
------------------------------------------------------------------------------------------------------------------------------------
Extraordinary item net of income tax benefit          $     -         $(195.0)    $     -       $     -       $     -      $    -
Cumulative effect of change in
    accounting principle net of income taxes          $     -         $   -       $     -       $     -       $     -      $   34.0
Net income (loss) after extraordinary item &
    change in accounting principle                   $ (1,355.9)        (44.2)        228.6         182.7         180.3       189.4
Effective income tax rate                                  43.6%         40.1%         37.6%         39.1%         38.4%       29.4%
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable
    to common stock                                   $(1,375.7)        (65.5)        205.6         155.5         161.8       151.9
Cash dividends declared on common stock                    83.2          91.1          87.1          77.9          49.1       188.9
Cash dividends paid on common stock                       105.4          92.4          84.8          75.3          60.5       185.9
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                    $ 6,429.8     $ 5,291.5     $ 5,568.5     $ 5,567.2     $ 5,595.8   $ 6,053.1
------------------------------------------------------------------------------------------------------------------------------------
Capitalization
    Common stock equity                               $ 1,088.7     $ 1,299.1     $ 1,576.1     $ 1,478.1     $ 1,466.0   $ 1,895.6
    Preferred stock                                        57.1          57.1          96.2         125.6         224.7       315.2
    Mandatorily redeemable preferred stock                199.0         197.0         197.0          97.0         133.0       160.0
    Long-term debt                                      2,158.5       1,617.5       1,636.4       1,739.3       1,946.1     2,341.2
------------------------------------------------------------------------------------------------------------------------------------
      Total capitalization                            $ 3,503.3     $ 3,170.7     $ 3,505.7     $ 3,440.0     $ 3,769.8   $ 4,712.0
------------------------------------------------------------------------------------------------------------------------------------
Retained earnings                                     $     -       $    89.5     $   245.9      $  129.6     $    51.1    $  517.9
------------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                  $   311.5     $   223.9     $   187.3      $  209.3     $   193.7    $  115.5
Cash flows from operations                            $   310.1     $   418.7     $   443.3      $  473.7     $   280.2    $  225.2
AFUDC as a percent of earnings
    applicable to common stock                            (0.2)%        (7.6)%          3.2%          3.9%          5.7%       40.3%
Ratio of earnings to fixed charges                         N/A           0.57          3.40          2.77          2.73        1.83
------------------------------------------------------------------------------------------------------------------------------------


Illinois Power Company
SELECTED ILLINOIS POWER COMPANY STATISTICS

                                                            1998         1997         1996         1995         1994          1988
-----------------------------------------------------------------------------------------------------------------------------------
Electric Sales in kwh (Millions)
Residential                                                 4,893        4,734        4,782        4,754        4,537         4,411
Commercial                                                  4,053        3,943        3,894        3,804        3,517         2,939
Industrial                                                  8,701        8,403        8,493        8,670        8,685         7,415
Other                                                         375          426          367          367          536           964
-----------------------------------------------------------------------------------------------------------------------------------
    Sales to ultimate consumers                            18,022       17,506       17,536       17,595       17,275        15,729

Interchange                                                16,199        7,230        5,454        4,444        4,837         4,903
Wheeling                                                    2,710        3,253          928          642          622            -
-----------------------------------------------------------------------------------------------------------------------------------
    Total electric sales                                   36,931       27,989       23,918       22,681       22,734        20,632
-----------------------------------------------------------------------------------------------------------------------------------
Electric Revenues (Millions of dollars)
Residential                                                  $469         $489         $483         $500         $471          $373
Commercial                                                    329          325          318          321          295           215
Industrial                                                    374          376          360          392          378           312
Other                                                          39           40           38           37           30            50
-----------------------------------------------------------------------------------------------------------------------------------
    Revenues from ultimate consumers                        1,211        1,230        1,199        1,250        1,174           950

Interchange                                                   557          176          138          116          110           110
Wheeling                                                       13           14            4            3            3            -
-----------------------------------------------------------------------------------------------------------------------------------
    Total electric revenues                                $1,781       $1,420       $1,341       $1,369       $1,287        $1,060
-----------------------------------------------------------------------------------------------------------------------------------
Gas Sales in Therms (Millions)
Residential                                                   305          343          427          356          359           367
Commercial                                                    131          147          177          144          144           148
Industrial                                                     67           47           99           88           81           155
-----------------------------------------------------------------------------------------------------------------------------------
    Sales to ultimate consumers                               503          537          703          588          584           670

Transportation of customer-owned gas                          267          309          251          273          262           235
-----------------------------------------------------------------------------------------------------------------------------------
    Total gas sold and transported                            770          846          954          861          846           905

Interdepartmental sales                                        26           19            9           21            5             9
-----------------------------------------------------------------------------------------------------------------------------------
    Total gas delivered                                       796          865          963          882          851           914
-----------------------------------------------------------------------------------------------------------------------------------
Gas Revenues (Millions of dollars)
Residential                                                  $183         $238         $216         $173         $192          $207
Commercial                                                     65           77           79           60           66            71
Industrial                                                     24           20           40           24           31            48
-----------------------------------------------------------------------------------------------------------------------------------
    Revenues from ultimate consumers                          272          335          335          257          289           326

Transportation of customer-owned gas                            7            9            7            8            9            13
Miscellaneous                                                   9           10            6            7            4            (4)
-----------------------------------------------------------------------------------------------------------------------------------
    Total gas revenues                                       $288         $354         $348         $272         $302          $335
-----------------------------------------------------------------------------------------------------------------------------------
System peak demand (native load) in kw (thousands)          3,694        3,532        3,492        3,667        3,395         3,508
Firm peak demand (native load) in kw (thousands)            3,617        3,469        3,381        3,576        3,232         3,077
Net generating capability in kw (thousands)                 3,838        3,289        4,148        3,862        4,121         3,938
-----------------------------------------------------------------------------------------------------------------------------------
Electric customers (end of year)                          580,356      580,257      549,957      529,966      553,869       546,443
Gas customers (end of year)                               408,428      405,710      389,223      374,299      388,170       385,336
Employees (end of year)                                     3,965        3,655        3,635        3,559        4,350         4,663
-----------------------------------------------------------------------------------------------------------------------------------
